    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1999

                                                   REGISTRATION NO. 333-[      ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                DOUBLECLICK INC.

             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    7319                                   13-3870996
               (State of                        (Primary Standard Industrial                    (I.R.S. Employer
             Incorporation)                         Classification Code)                     Identification Number)

                         41 MADISON AVENUE, 32ND FLOOR
                            NEW YORK, NEW YORK 10010
                                 (212) 683-0001
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------

                               KEVIN J. O'CONNOR
                            CHIEF EXECUTIVE OFFICER
                                DOUBLECLICK INC.
                         41 MADISON AVENUE, 32ND FLOOR
                            NEW YORK, NEW YORK 10010
                                 (212) 683-0001
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                            ------------------------

                                   COPIES TO:

         ALEXANDER D. LYNCH, ESQ.                     ROBERT L. LAWRENCE, ESQ.
          SCOTT L. KAUFMAN, ESQ.                        STEVEN E. COHEN, ESQ.
      BROBECK, PHLEGER & HARRISON LLP                    KANE KESSLER, P.C.
         1633 BROADWAY, 47TH FLOOR                   1350 AVENUE OF THE AMERICAS
         NEW YORK, NEW YORK 10019                     NEW YORK, NEW YORK 10019
              (212) 581-1600                               (212) 541-6222

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Time of the Merger of a wholly-owned subsidiary of the Registrant with and into Abacus Direct Corporation, which shall occur as soon as practicable after the Effective Date of this Registration Statement, and the satisfaction or waiver of all conditions to the closing of such Merger.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

         TITLE OF EACH CLASS                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM
          OF SECURITIES TO                AMOUNT TO BE        OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
            BE REGISTERED                 REGISTERED(1)          PER SHARE              PRICE(2)         REGISTRATION FEE(3)
Common Stock, par value $.001 per
  share..............................      11,862,664               N/A            $1,311,954,121.88          $364,724

(1) Based upon the maximum number of shares of the Registrant's common stock expected to be issued in connection with the merger, calculated as the product of (a) 11,297,775, the aggregate number of shares of Abacus Direct Corporation ("Abacus") common stock outstanding on October 1, 1999 and shares issuable pursuant to outstanding options prior to the date the merger is expected to be consummated and (b) an exchange ratio of 1.05 shares of the Registrant's common stock for each share of Abacus common stock.

(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rule 457(f)(1) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the Registrant's common stock was calculated in accordance with Rule 457(c) under the Securities Act as: (a) $116.125, the average of the high and low prices per share of Abacus common stock on October 18, 1999 as reported on The Nasdaq National Market, multiplied by (b) 11,297,775, the aggregate number of shares of Abacus common stock outstanding on October 1, 1999 and shares issuable pursuant to outstanding options prior to the date the merger is expected to be consummated.

(3) Pursuant to Rule 457(b), under the Securities Act, $151,728.09 of the registration fee is offset by the filing fee previously paid by the Registrant in connection with the filing of preliminary proxy materials on
    Schedule 14A on July 1, 1999.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                                                October 22, 1999

Dear DoubleClick Stockholders:

    I am writing to you today about our proposed merger with Abacus Direct Corporation. This merger will create a combined company to offer comprehensive solutions for Internet advertising and direct marketing.

    In the merger, each share of Abacus common stock will be exchanged for 1.05 shares of DoubleClick common stock, par value $0.001 per share. We expect to issue approximately 10.4 million shares of our common stock in the merger. DoubleClick common stock is traded on the Nasdaq National Market under the symbol "DCLK," and closed at $119.06 per share on October 19, 1999. The merger is described more fully in this joint proxy statement/prospectus.

    You will be asked to vote upon the issuance of shares of DoubleClick common stock pursuant to a merger agreement with Abacus, at a special meeting of DoubleClick stockholders to be held on November 23, 1999 at 8:30 a.m., local time, at 80 Fifth Avenue, 17th Floor, New York, New York 10011. The merger cannot be consummated unless the holders of a majority of the shares of DoubleClick common stock present in person or by proxy and entitled to vote at the special meeting approve the issuance of these shares. Only stockholders who hold shares of DoubleClick common stock at the close of business on October 1, 1999 will be entitled to vote at the special meeting.

    We are very excited by the opportunities we envision for the combined company. YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS AND CONDITIONS OF THE MERGER ARE FAIR TO YOU AND IN YOUR BEST INTERESTS, AND UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE ISSUANCE OF THE SHARES OF DOUBLECLICK COMMON STOCK IN CONNECTION WITH THE MERGER.

    This joint proxy statement/prospectus provides detailed information about the two companies and the merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 15 OF THIS JOINT PROXY STATEMENT/ PROSPECTUS.

    YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. To vote your shares, you may use the enclosed proxy card, grant your proxy by telephone or the Internet or attend the special stockholders meeting. To approve the issuance of shares of DoubleClick common stock pursuant to the merger agreement, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. We urge you to vote FOR this proposal, a necessary step in the merger of DoubleClick and Abacus.

                                          Sincerely,

                                          /s/ Kevin J. O'Connor

                                          Kevin J. O'Connor
                                          CHIEF EXECUTIVE OFFICER

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE DOUBLECLICK COMMON STOCK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
    This joint proxy statement/prospectus is dated October 21, 1999, and was first mailed to DoubleClick stockholders on or about October 22, 1999.

                      REFERENCE TO ADDITIONAL INFORMATION

    This joint proxy statement/prospectus incorporates important business and financial information about DoubleClick, Abacus and NetGravity from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from DoubleClick, Abacus or NetGravity, as the case may be, at the following addresses and telephone numbers:

DoubleClick Inc.           Abacus:                    NetGravity, Inc.
Investor Relations         D.F. King & Co., Inc.      Investor Relations
41 Madison Avenue,         77 Water Street--20th      1900 S. Norfolk Street,
32nd Floor                 Floor                      Suite 150
New York, N.Y. 10010       New York, N.Y. 10005       San Mateo, CA 94403-1151
(212) 683-0001             800-769-6414               (650) 425-5960

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY NOVEMBER 16, 1999 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS.

    See "Where you Can Find More Information" on page 89.

                                DOUBLECLICK INC.
                         41 Madison Avenue, 32nd Floor
                               New York, NY 10010
                                 (212) 683-0001

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 23, 1999

                            ------------------------

    We will hold a special meeting of stockholders of DoubleClick Inc. at 8:30 a.m., local time, on November 23, 1999 at 80 Fifth Avenue, 17th Floor, New York, New York 10011:

        1. To consider and vote upon a proposal to approve the issuance of shares of common stock, par value $0.001 per share, of DoubleClick pursuant to a merger agreement, among DoubleClick, Abacus Direct Corporation and Atlanta Merger Corp., a wholly owned subsidiary of DoubleClick, under which Abacus will become a division of DoubleClick,

        2. To grant the DoubleClick Board of Directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the share issuance,

        3. To consider and vote upon a proposal to approve the DoubleClick Inc. Employee Stock Purchase Plan, and

        4. To transact such other business as may properly come before the special meeting or any adjournment or postponement.

    Only DoubleClick stockholders of record at the close of business on October 1, 1999 are entitled to notice of and to vote at the special meeting or any adjournment or postponement.

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR CALL THE TOLL-FREE TELEPHONE NUMBER OR USE THE INTERNET BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                                          By Order of the Board of Directors

                                          /s/ Stephen R. Collins

                                          Stephen R. Collins
                                          SECRETARY

New York, New York
October 22, 1999

                                     [LOGO]

                                                                October 22, 1999

Dear Abacus Stockholders:

    I am writing to you today about our proposed merger with DoubleClick Inc. This merger will create a combined company to offer comprehensive solutions for Internet advertising and direct marketing.

    In the merger, each share of Abacus common stock will be exchanged for 1.05 shares of DoubleClick common stock. DoubleClick expects to issue approximately
10.4 million shares of its common stock in the merger. DoubleClick common stock is traded on the Nasdaq National Market under the trading symbol "DCLK," and closed at $119.06 per share on October 19, 1999. The merger is described more fully in this joint proxy statement/prospectus.

    You will be asked to vote upon the merger at a special meeting of Abacus stockholders to be held on November 23, 1999 at 9:00 a.m., local time, at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019. The merger cannot be consummated unless the holders of a majority of the shares of Abacus common stock approve the merger. Only stockholders who hold shares of Abacus common stock at the close of business on October 1, 1999 will be entitled to vote at the special meeting.

    We are very excited by the opportunities we envision for the combined company. YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS AND CONDITIONS OF THE MERGER ARE FAIR TO YOU AND IN YOUR BEST INTERESTS, AND UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE MERGER AGREEMENT AND THE MERGER.

    This joint proxy statement/prospectus provides detailed information about the two companies and the merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 15 OF THIS JOINT PROXY STATEMENT/ PROSPECTUS.

    YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. To vote your shares, you may use the enclosed proxy card or attend the special stockholders meeting. To approve the merger agreement, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the merger. We urge you to vote FOR this proposal, a necessary step in the merger of Abacus and DoubleClick.

                                          Sincerely,

                                          /s/ M. Anthony White

                                          M. Anthony White
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE DOUBLECLICK COMMON STOCK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
    This joint proxy statement/prospectus is dated October 21, 1999, and was first mailed to Abacus stockholders on or about October 22, 1999.

                           ABACUS DIRECT CORPORATION
                            11101 West 120th Street
                           Broomfield, Colorado 80021
                                 (303) 410-2800

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 23, 1999

                            ------------------------

    We will hold a special meeting of stockholders of Abacus Direct Corporation at 9:00 a.m., local time, on November 23, 1999 at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019:

        1. To consider and vote upon a proposal to approve and adopt the merger agreement among DoubleClick Inc., Atlanta Merger Corp. and Abacus, under which each outstanding share of Abacus common stock will be converted into the right to receive 1.05 shares of DoubleClick common stock, and Abacus will become a division of DoubleClick,

        2. To grant the Abacus Board of Directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the merger agreement, and

        3. To transact such other business as may properly come before the special meeting or any adjournment or postponement.

    Only Abacus stockholders of record at the close of business on October 1, 1999 are entitled to notice of and to vote at the special meeting or any adjournment or postponement.

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                                          By Order of the Board of Directors

                                          /s/ Carlos E. Sala

                                          Carlos E. Sala
                                          SECRETARY

Broomfield, Colorado
October 22, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------

QUESTIONS AND ANSWERS ABOUT THE MERGER......................    iii

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS.............      1

RISK FACTORS................................................     15

FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/
  PROSPECTUS................................................     19

THE SPECIAL MEETINGS........................................     20
  General...................................................     20
  Date, Time and Place......................................     20
  Matters to be Considered at the Special Meetings..........     20
  Record Dates..............................................     21
  Voting of Proxies.........................................     21
  Votes Required............................................     22
  Quorum; Abstentions and Broker Non-Votes..................     22
  Solicitation of Proxies and Expenses......................     23
  Board Recommendations.....................................     23

THE MERGER..................................................     25
  Background of the Merger..................................     25
  Reasons for the Merger; Recommendations of Boards of
    Directors...............................................     29
  Opinions of Financial Advisors............................     33
  Interests of Abacus's Officers and Directors in the
    Merger..................................................     54
  Applicable Waiting Periods and Regulatory Approvals.......     56
  Material Federal Income Tax Considerations................     56
  Anticipated Accounting Treatment..........................     57
  No Appraisal Rights.......................................     58
  Delisting and Deregistration of Abacus's Common Stock
    Following the Merger....................................     58
  Listing of DoubleClick Common Stock to be Issued in the
    Merger..................................................     58
  Restrictions on Sale of Shares by Affiliates of
    DoubleClick and Abacus..................................     58
  Operations Following the Merger...........................     58

THE MERGER AGREEMENT AND RELATED AGREEMENTS.................     59
  The Merger................................................     59
  Effective Time............................................     59
  Conversion of Abacus Shares in the Merger.................     59
  Abacus Stock Option and Stock Incentive Plans.............     59
  No Fractional Shares......................................     60
  The Exchange Agent........................................     60
  Exchange of Abacus Stock Certificates for DoubleClick
    Stock Certificates......................................     60
  Distributions with Respect to Unexchanged Shares..........     60
  Representations and Warranties............................     61
  Abacus's Conduct of Business Before Completion of the
    Merger..................................................     62
  No Solicitation of Transactions...........................     64
  Director and Officer Indemnification and Insurance........     64
  Conditions to the Merger..................................     65
  Termination of the Merger Agreement.......................     66
  Payment of Fees and Expenses..............................     67

                                                                PAGE
                                                              --------
  Extension, Waiver and Amendment of the Merger Agreement...     68
  Related Agreements........................................     68

PROPOSAL TO APPROVE DOUBLECLICK INC. EMPLOYEE STOCK PURCHASE
  PLAN                                                           72
  Share Reserve.............................................     72
  Administration............................................     73
  Offering Periods..........................................     73
  Eligibility...............................................     73
  Payroll Deductions........................................     73
  Purchase Price............................................     73
  Purchase Provisions.......................................     74
  Valuation.................................................     74
  Special Limitations.......................................     74
  Termination of Purchase Rights............................     74
  Stockholder Rights........................................     74
  Assignability.............................................     75
  Change in Control.........................................     75
  Amendment and Termination.................................     75
  Plan Benefits.............................................     75
  Federal Tax Consequences..................................     75
  Accounting Treatment......................................     76
  Stockholder Approval......................................     76

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS                                                     77

COMPARISON OF RIGHTS OF HOLDERS OF ABACUS COMMON STOCK AND
  DOUBLECLICK COMMON STOCK..................................     85
  Classes of Common Stock of Abacus and DoubleClick.........     85
  Classified Board of Directors.............................     85
  Number of Directors.......................................     85
  Removal of Directors......................................     85
  Filling Vacancies on the Board of Directors...............     86
  Ability to Call Special Meetings..........................     86
  Advance Notice Provisions for Stockholder Nominations and
    Proposals...............................................     86
  Amendment of Certificate of Incorporation.................     87
  Amendment of Bylaws.......................................     88
  Indemnification of Directors and Officers.................     88

EXPERTS.....................................................     89

LEGAL MATTERS...............................................     89

WHERE YOU CAN FIND MORE INFORMATION.........................     89

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     90

APPENDICES
A--Agreement and Plan of Merger and Reorganization..........    A-1
B--Stock Option Agreement...................................    B-1
C--Form of Stockholder Agreement............................    C-1
D--Opinion of Goldman, Sachs & Co., Financial Advisor to
  DoubleClick...............................................    D-1
E--Opinion of BancBoston Robertson Stephens, Financial
  Advisor to Abacus.........................................    E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE COMPANIES PROPOSING THE MERGER?

A: We believe that Abacus's strengths and capabilities complement DoubleClick's business. The merger is designed to create a company capable of offering Web publishers, advertisers and merchants effective and comprehensive Internet advertising and database marketing solutions.

Q: WHAT WILL ABACUS STOCKHOLDERS RECEIVE IN THE MERGER?

A: If the merger is completed, Abacus stockholders will receive 1.05 shares of DoubleClick common stock for each share of Abacus common stock they own. DoubleClick will not issue fractional shares of common stock. Instead of a fractional share, Abacus stockholders will receive cash based on the market price of DoubleClick common stock.

Q: DOUBLECLICK HAS ALSO ANNOUNCED THAT IT IS ACQUIRING NETGRAVITY, INC., HOW
    WILL THAT AFFECT ITS PROPOSED TRANSACTION WITH ABACUS?

A: On July 12, 1999, DoubleClick entered into an agreement to acquire
    NetGravity, Inc., a provider of solutions for online interactive marketing which includes online advertising and online direct marketing. Consummation of the NetGravity merger is NOT a condition to the consummation of DoubleClick's merger with Abacus. The proposed transaction with NetGravity is not expected to affect the consummation of the proposed transaction with Abacus.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the merger in the fall of 1999. Because the merger is subject to governmental and other regulatory approvals, however, we cannot predict the exact timing.

Q: SHOULD ABACUS STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. After we complete the merger, DoubleClick will send instructions to Abacus stockholders explaining how to exchange their shares of Abacus common stock for the appropriate number of shares of DoubleClick common stock.

Q: SHOULD DOUBLECLICK STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES?

A: No. DoubleClick stockholders will continue to own their shares of DoubleClick common stock after the merger and should continue to hold their stock certificates.

Q: HOW DO I VOTE?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special stockholders meeting. You may also attend the meeting in person instead of submitting a proxy. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER MAILING MY PROXY?

A: Yes. You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to the corporate secretary of DoubleClick or Abacus, as appropriate, before the appropriate stockholder meeting, or by attending the stockholder meeting and voting in person.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?

A: Yes. We have set out under the heading "Risk Factors" beginning on page 15 of this joint proxy statement/prospectus a number of risk factors that you should consider.

Q: WHO CAN I CALL WITH QUESTIONS?

A: If you are an Abacus stockholder with questions about the merger, please call
    Abacus's investor relations firm D.F. King & Co., Inc., 800-769-6414.

   If you are a DoubleClick stockholder with questions about the merger, please call DoubleClick's investor relations firm, Abernathy Macgregor Frank, at
    (212) 371-5999.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES, AND THE OTHER DOCUMENTS WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

THE COMPANIES

DOUBLECLICK INC.
41 Madison Avenue, 32nd Floor
New York, New York 10010
www.doubleclick.net
(212) 683-0001

    DoubleClick Inc. is a leading provider of comprehensive global Internet advertising solutions for advertisers and Web publishers. DoubleClick delivers Internet advertising to Web sites for advertisers and ad agencies in a targeted, measurable and cost-effective manner through its DART-TM- technology. All of DoubleClick's service offerings are powered by its DART technology, which offers customers the ability to target, deliver, measure and analyze Internet marketing campaigns on a real-time basis. DoubleClick has two principal service offerings: the DoubleClick Network-TM- and DART Service. For Web publishers of the popular Web sites that are in the DoubleClick Network, DoubleClick's in-house sales force sells the advertising inventory available on those Web sites to advertisers. Through the DART Service, DoubleClick serves as a service bureau for clients of its DART for Publishers Services, consisting of Web publishers that have their own sales staff, and also for clients of its Closed Loop Marketing Solutions-TM- family of products, consisting of advertisers and their ad agencies that wish to use the DART technology to deliver advertising to Web sites of their choosing. DoubleClick operates in 17 countries around the world.

ABACUS DIRECT CORPORATION
11101 West 120th Street
Broomfield, Colorado 80021
www.abacus-direct.com
(303) 410-5100

    Abacus Direct Corporation is a leading provider of information products and marketing research services to the direct marketing industry. Abacus has created a comprehensive database of information on purchasing behavior by forming the Abacus Alliance. The Abacus Alliance is a cooperative arrangement through which direct marketers contribute their customers' purchasing histories to Abacus's database in exchange for access to Abacus's information products and marketing research services. This database, which includes purchasing data from over 1,300 catalog companies and other direct marketing companies, is a comprehensive source of predictive information regarding consumer purchasing behavior. Abacus uses this database and its advanced statistical modeling technology to provide direct marketers information and analysis that allows them to increase response rates and profits from their marketing campaigns.

THE MERGER (SEE PAGE 25)

    Abacus and DoubleClick have entered into a merger agreement that provides for the merger of Abacus and a newly formed subsidiary of DoubleClick, which following the merger will be merged into DoubleClick. Stockholders of Abacus will become stockholders of DoubleClick following the merger, and each share of Abacus common stock will be exchanged for 1.05 shares of DoubleClick common stock. We urge you to read the merger agreement, which is attached as APPENDIX A to this joint proxy statement/ prospectus, carefully and in its entirety.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 56)

    The merger has been structured as a tax-free reorganization for United States federal income tax purposes. If the merger qualifies as a tax-free reorganization, Abacus stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash they receive instead of fractional shares. It is a condition to completion of the merger that we receive legal opinions from outside counsel that the merger constitutes a tax-free reorganization within the meaning of the Internal Revenue Code.

ABILITY TO SELL DOUBLECLICK STOCK AFTER THE MERGER (SEE PAGE 58)

    All shares of DoubleClick common stock that Abacus stockholders receive in connection with the merger will be freely transferable unless the holder is considered an "affiliate" of either DoubleClick or Abacus for purposes of the Securities Act of 1933. Shares of DoubleClick common stock held by these affiliates may be sold only under a registration statement or exemption under the Securities Act.

NO DISSENTERS' OR APPRAISAL RIGHTS (SEE PAGE 58)

    Under Delaware law, stockholders of Abacus and DoubleClick are not entitled to dissenters' or appraisal rights in the merger.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 33)

    In deciding to approve the merger, the Abacus and DoubleClick boards of directors considered opinions from each of their financial advisors.

    Goldman, Sachs & Co., DoubleClick's financial advisor, delivered its opinion to the DoubleClick board of directors that, as of June 13, 1999, the share exchange ratio was fair from a financial point of view to DoubleClick. The full text of the written opinion of Goldman Sachs, dated June 13, 1999, is attached as APPENDIX D to this joint proxy statement/prospectus. You should read this opinion in its entirety.

    BancBoston Robertson Stephens, Abacus's financial advisor, delivered its opinion to the Abacus board that, as of June 13, 1999, the share exchange ratio was fair from a financial point of view to Abacus stockholders. The full text of the written opinion of BancBoston Robertson Stephens, dated June 13, 1999, is attached as APPENDIX E to this joint proxy statement/prospectus. You should read this opinion in its entirety.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS (SEE PAGE 29)

    The Abacus and DoubleClick boards of directors have determined that the terms and conditions of the merger are fair to, and in the best interests of, their company's stockholders. The Abacus board unanimously recommends that Abacus stockholders vote FOR approval of the merger agreement and the merger, and the DoubleClick board unanimously recommends that DoubleClick stockholders vote FOR issuing the shares of DoubleClick common stock in the merger.

STOCKHOLDER APPROVALS (SEE PAGE 22)

    ABACUS STOCKHOLDERS

    The holders of a majority of the outstanding shares of Abacus common stock must approve the merger agreement and the merger. Abacus stockholders are entitled to cast one vote per share of Abacus common stock owned at the close of business on October 1, 1999. Under a stockholder agreement in the form attached as APPENDIX B to this joint proxy statement/prospectus, Abacus stockholders owning approximately 5% of Abacus's common stock, excluding any shares issuable upon the exercise of options, outstanding as of June 13, 1999 have agreed to vote all of their shares of Abacus common stock for approval of the merger agreement and the merger.

    DOUBLECLICK STOCKHOLDERS

    The holders of a majority of the shares of DoubleClick common stock entitled to vote and that are present or represented by proxy at the DoubleClick meeting must approve the issuance of DoubleClick common stock in the merger. DoubleClick stockholders are entitled to cast one vote per share of DoubleClick common stock owned at the close of business on October 1, 1999.

INTERESTS OF ABACUS'S OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 54)

    When considering the recommendation of the Abacus board, Abacus stockholders should be aware that directors and officers of Abacus have the following interests in the merger that are different from, or in addition to, those of Abacus stockholders:

    - As of October 11, 1999, the executive officers and directors of Abacus owned stock options to purchase an aggregate of 984,902 shares of Abacus common stock, of which 638,447 are unvested. If the merger is completed, 487,447 of the unvested options having a weighted exercise of $26.75 per share will become vested and immediately exercisable;

    - Abacus's senior executives are entitled to severance payments of approximately $3.9 million in the aggregate, under their employment agreements with Abacus if their employment is terminated upon Abacus's change of control, as is the case with the merger;

    - Upon completion of the merger, DoubleClick and Abacus will enter into employment agreements with the following officers of Abacus: M. Anthony White, Daniel C. Snyder, Carlos E. Sala, Christopher M. Dice and Brian M. Rainey;

    - DoubleClick has agreed to cause the surviving corporation in the merger to indemnify each present and former Abacus officer and director against liabilities arising out of his service as an officer or director. The surviving corporation in the merger will maintain officers' and directors' liability insurance to cover any of these liabilities for the next six years; and

    - DoubleClick intends to expand its board and to nominate M. Anthony White, the Chairman and Chief Executive Officer of Abacus, to be a director of DoubleClick.

As a result, Abacus's directors and officers may be more likely to vote to approve the merger than Abacus stockholders generally.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 65)

    We will complete the merger only if we satisfy or waive several conditions, some of which are:

    - the merger agreement must be approved by Abacus's stockholders, and the issuance of DoubleClick common stock in the merger must be approved by DoubleClick's stockholders;

    - all necessary consents, approvals and authorizations from governmental entities must be obtained except where a failure to obtain the consent, approval or authorization could not be reasonably expected to have a material adverse effect on DoubleClick or Abacus;

    - no court of competent jurisdiction or governmental entity has issued or entered any order, writ, injunction or decree making the merger illegal or otherwise preventing its completion;

    - we must receive opinions from each of our tax counsels stating that the merger will qualify as a tax-free reorganization;

    - we must receive letters from each of our independent auditors regarding their concurrence with management as to the appropriateness of pooling of interest accounting for the merger;

    - no event, change, condition or effect that is or is reasonably likely to be materially adverse to Abacus and its subsidiaries, taken as a whole, occurs; and

    - Abacus's senior executives must have accepted employment by DoubleClick and entered into new employment and non-competition agreements.

If either of us waives any conditions, we will consider the facts and circumstances at that time and determine whether completion of the merger requires a resolicitation of proxies from stockholders.

RESTRICTIONS ON ALTERNATIVE TRANSACTIONS (SEE PAGE 64)

    The merger agreement prohibits Abacus from soliciting or participating in discussions with third parties about transactions alternative to the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 66)

    We may mutually agree to terminate the merger agreement at any time before the merger is completed. The merger agreement may also be terminated by either of us for several other reasons, some of which are:

    - if the conditions to completion of the merger would not be satisfied because of either (A) a breach of an agreement in the merger agreement by the other party or (B) a breach of a representation or warranty in the merger agreement by the other party, if the breaching party does not take reasonable steps to cure the breach;

    - if the DoubleClick stockholders do not approve the issuance of DoubleClick common stock at the DoubleClick special meeting; or

    - if the Abacus stockholders do not approve the merger agreement and the merger at the Abacus special meeting.

    Furthermore, the merger agreement may be terminated by DoubleClick if any of the following occurs:

    - Abacus's board withdraws or modifies in a manner adverse to DoubleClick its recommendation as to the merger agreement or the merger;

    - Abacus fails to comply with the nonsolicitation provisions of the merger agreement, which are discussed in more detail on page 64; or

    - Abacus's board recommends a transaction alternative to the merger, fails to recommend against a transaction alternative to the merger or fails to reconfirm its approval and recommendation of the merger.

TERMINATION FEE AND EXPENSES (SEE PAGE 67)

    Abacus may be required to pay DoubleClick a $30.0 million termination fee and reimburse DoubleClick for its out-of-pocket expenses up to $2.5 million following the termination of the merger, including a termination under the circumstances described in the immediately preceding paragraph.

DOUBLECLICK REQUIRED ABACUS TO ENTER INTO A STOCK OPTION AGREEMENT WHICH MAY DISCOURAGE PARTIES FROM SEEKING A STAKE IN ABACUS (SEE PAGE 68)

    In connection with the execution of the merger agreement, Abacus granted DoubleClick a stock option to purchase up to 1,974,516 shares of Abacus common stock at $93.25 per share. This share number represents approximately 19.99% of the shares of Abacus common stock outstanding on June 13, 1999, or approximately 16.66% after issuance of the shares of Abacus common stock subject to the option.

    DoubleClick may exercise the option only under circumstances in which the termination fee is payable. Otherwise, the option will terminate and may not be exercised by DoubleClick. The option limits DoubleClick's potential profit from the sale of the shares underlying the option, together with the amount paid by Abacus as a termination fee, at $50.0 million.

    DoubleClick required Abacus to grant the stock option as a prerequisite to entering into the merger agreement. The stock option, the termination fee and the nonsolicitation provisions of the merger agreement may discourage third parties from seeking a significant stake in Abacus and are intended by DoubleClick to increase the likelihood that the merger will be completed. We encourage you to read the stock option agreement, which we have attached as APPENDIX B to this joint proxy statement/prospectus.

ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 57)

    We expect the merger to qualify as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles. It is a condition to completion of the merger that DoubleClick receive a letter from its independent auditors regarding their concurrence with DoubleClick management's conclusions as to the appropriateness of pooling-of-interests accounting for the merger and that Abacus receive a letter from its independent auditors regarding their concurrence with Abacus's management that Abacus is not precluded from being a party to a merger accounted for as a pooling of interests. DoubleClick may waive this condition. Under the pooling-of-interests method of accounting, each of the parties' historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include both parties' operating results for the entire fiscal year in which the merger is completed, and the parties' historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

COMPLIANCE WITH ANTITRUST LAWS (SEE PAGE 56)

    The merger is subject to United States antitrust laws. We have made the required filings with the Department of Justice and Federal Trade Commission. We are not, however, permitted to complete the merger until the applicable waiting period has expired or terminated. The applicable waiting period expired on August 20, 1999. The Department of Justice and Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

RECENT DEVELOPMENTS

    On July 12, 1999, DoubleClick entered into an agreement to acquire NetGravity, Inc. in a stock-for-stock merger. The following sets forth certain pertinent information relating to the proposed transaction.

    BUSINESS OF NETGRAVITY

    NetGravity is a provider of solutions for online interactive marketing, which includes online advertising and online direct marketing. NetGravity's solutions are designed to help its customers increase their revenues by automating online interactive marketing and by improving response rates through better consumer targeting. NetGravity sells its solutions to each of the three participants in the interactive marketing supply chain: e-commerce merchants, advertising agencies and content publishers. NetGravity's core product, AdServer, is a software solution targeted to large, sophisticated e-commerce merchants and content publishers. AdServer manages the process of placing advertisements, promotions and other offers on Web pages.

    TERMS OF THE NETGRAVITY MERGER

    Under the terms of the merger agreement with NetGravity, DoubleClick will issue 0.28 shares of DoubleClick common stock for each outstanding share of NetGravity common stock. In addition, all outstanding options to acquire shares of NetGravity common stock will be assumed by DoubleClick and converted at the same exchange ratio into options to purchase DoubleClick common stock. In the acquisition, DoubleClick will exchange approximately 5 million shares of DoubleClick common stock for all the issued and outstanding capital stock of NetGravity. Following the merger, NetGravity will become a wholly owned subsidiary of DoubleClick. DoubleClick and NetGravity expect the merger to be accounted for as a "pooling of interests", and to qualify as a tax-free reorganization. The merger is subject to a number of conditions, including regulatory approval and approval by NetGravity's stockholders. DoubleClick anticipates that the NetGravity merger will be consummated in the fall of 1999.

    EFFECT OF NETGRAVITY MERGER UPON ABACUS STOCKHOLDERS

    The primary effects of DoubleClick's merger with NetGravity on Abacus stockholders will be dilution to their share ownership of DoubleClick, consolidation of NetGravity losses by DoubleClick in its statements of operations and increased costs to effect the integration into DoubleClick on a prospective basis. The proposed acquisition of NetGravity will result in dilution to DoubleClick stockholders, including Abacus stockholders who will become DoubleClick stockholders as a result of the merger. Immediately after the acquisition of Abacus, assuming the NetGravity merger has not yet been completed, and further assuming the exercise of all outstanding DoubleClick and Abacus options, Abacus stockholders would own approximately 21% of DoubleClick. After the acquisition of Abacus, and assuming the NetGravity merger has been completed, and further assuming the exercise of all outstanding DoubleClick, NetGravity and Abacus options, Abacus stockholders will own approximately 19% of DoubleClick. It is expected that the combined company's operating expenses will increase following the NetGravity acquisition. This increase will result from the integration of NetGravity into DoubleClick. In addition, the combined company intends to expand its sales and marketing operations, fund greater levels of product development and acquire complementary businesses, all of which will increase operating expenses. If these expenses are not more than offset by increased revenues over time, there may be an adverse impact on DoubleClick's financial results. For additional information regarding the effect of the NetGravity acquisition on the historical financial results of DoubleClick, see "Unaudited Pro Forma Combined Financial Statements" on page 77.

                                DOUBLECLICK INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected historical consolidated financial information should be read in conjunction with DoubleClick's consolidated financial statements and related notes and DoubleClick's "Management's Discussion and Analysis of Financial Condition and Results of Operations", which we incorporate by reference in this joint proxy statement/prospectus. The consolidated statement of operations information for each of the two years ended December 31, 1998, and for the period from January 23, 1996 (inception) through December 31, 1996 and the consolidated balance sheet data at December 31, 1998 and 1997, are derived from the consolidated financial statements of DoubleClick which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are incorporated by reference in this joint proxy statement/prospectus. The selected financial data for the six month periods ended June 30, 1999 and 1998 and as of June 30, 1999 and 1998 have been derived from DoubleClick's unaudited financial statements and in the opinion of DoubleClick's management include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position of DoubleClick for those periods in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                     FOR THE PERIOD FROM
                                                       SIX MONTHS ENDED           YEAR ENDED          JANUARY 23, 1996
                                                           JUNE 30,              DECEMBER 31,        (INCEPTION) THROUGH
                                                      -------------------   ----------------------      DECEMBER 31,
                                                        1999       1998       1998          1997            1996
                                                      --------   --------   --------      --------   -------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues............................................  $ 53,079   $ 30,297   $ 80,188      $30,597          $ 6,514

Cost of revenues....................................    25,038     20,569     53,964       20,628            3,780
                                                      --------   --------   --------      -------          -------

Gross profit........................................    28,041      9,728     26,224        9,969            2,734

Operating expenses..................................    43,632     20,057     47,152       18,434            5,842
                                                      --------   --------   --------      -------          -------

Loss from operations................................   (15,591)   (10,329)   (20,928)      (8,465)          (3,108)
                                                      ========   ========   ========      =======          =======

Net loss............................................  $(12,536)  $ (9,101)  $(18,172)     $(8,356)         $(3,192)
                                                      ========   ========   ========      =======          =======

Basic and diluted net loss per share(1).............     (0.32)     (0.34)     (0.60)       (0.61)           (0.18)

Weighted average shares used in basic and diluted
  per share calculation.............................    39,435     27,101     30,440       13,718           18,118

                                                                AS OF JUNE 30,            AS OF DECEMBER 31,
                                                              -------------------   ------------------------------
                                                                1999       1998       1998       1997       1996
                                                              --------   --------   --------   --------   --------

CONSOLIDATED BALANCE SHEET DATA:

Cash, cash equivalents and investments......................  $372,988   $56,566    $136,814   $ 8,546         --

Working capital (deficit)...................................   360,491    56,973     134,118     7,512     (3,038)

Total assets................................................   422,341    83,999     183,620    21,162      4,526

Convertible subordinated notes and other long term
  obligations...............................................   250,295       559         375       463         --

Stockholders' equity (deficit)..............................   137,165    63,207     148,338     9,400     (2,592)

------------------------------

(1) Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period, including the number of shares of common stock issued upon the conversion of convertible preferred stock, as of the date of conversion. Diluted net loss per share is based on the potential dilution that would occur on exercise or conversion of securities into common stock. Outstanding options to purchase shares of common stock that could potentially dilute basic earnings per share in the future were not included in the computation of diluted net loss per share because to do so would have had an antidilutive effect for the periods presented. Similarly, the computation of diluted net loss per share excludes the effect of shares issuable upon the conversion of convertible preferred stock since their inclusion would have had an antidilutive effect. As a result, the basic and diluted per share amounts are identical for all periods presented.

                           ABACUS DIRECT CORPORATION
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected historical consolidated financial data should be read in conjunction with Abacus's consolidated financial statements and related notes and Abacus's "Management's Discussion and Analysis of Financial Condition and Results of Operations", which we incorporate by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for each of the three years ended December 31, 1998, and the consolidated balance sheet data at December 31, 1998 and 1997, are derived from the consolidated financial statements of Abacus which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are incorporated by reference in this joint proxy statement/prospectus. The statement of operations data for the years ended December 31, 1995 and 1994, and the balance sheet data at December 31, 1996, 1995 and 1994, are derived from financial statements of Abacus which have been audited by PricewaterhouseCoopers LLP, are not included or incorporated by reference in this document. The selected financial data for the six month periods ended June 30, 1999 and 1998 and as of June 30, 1999 and 1998 have been derived from Abacus's unaudited financial statements and in the opinion of Abacus's management include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position of Abacus for those periods in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of the results to be expected in the future.

                                          SIX MONTHS ENDED
                                              JUNE 30,                       YEAR ENDED DECEMBER 31,
                                         -------------------   ----------------------------------------------------
                                          1999       1998       1998       1997       1996       1995       1994
                                         -------    -------    -------    -------    -------     ------     ------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...............................  $25,968    $18,449    $46,979    $30,971    $17,532     $9,331     $6,451
Cost of revenue........................    6,463      4,227      9,581      5,942      3,751      1,886      1,475
                                         -------    -------    -------    -------    -------     ------     ------
Gross profit...........................   19,505     14,222     37,398     25,029     13,781      7,445      4,976
Operating expenses.....................   12,166      9,031     19,607(1)  13,520      7,411      4,271      2,581
                                         -------    -------    -------    -------    -------     ------     ------
Income from operations.................    7,339      5,191     17,791     11,509      6,370      3,174      2,395
                                         =======    =======    =======    =======    =======     ======     ======
Net income.............................  $ 4,577    $ 3,490    $11,426    $ 7,497    $ 3,865     $2,426     $2,012
                                         =======    =======    =======    =======    =======     ======     ======
  Basic net income per share...........  $  0.46    $  0.36    $  1.17    $  0.78    $  0.43     $ 0.27     $ 0.57
  Diluted net income per share.........  $  0.44    $  0.34    $  1.12    $  0.74    $  0.40     $ 0.27     $ 0.23
  Weighted average shares used in basic
    per share calculation..............    9,878      9,692      9,727      9,546      9,094      9,079      3,513
  Weighted average shares used in
    diluted per share calculation......   10,475     10,202     10,216     10,058      9,614      9,120      8,743

                                             AS OF JUNE 30,                       AS OF DECEMBER 31,
                                           -------------------   ----------------------------------------------------
                                             1999       1998       1998       1997       1996       1995       1994
                                           --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents..............  $23,563    $13,496    $24,263    $10,490     $5,924     $1,345     $1,856
  Working capital........................   35,965     19,867     32,358     16,127      8,218      2,424      2,386
  Total assets...........................   48,981     26,789     43,320     22,592     12,064      5,050      4,244
  Long-term obligations..................      447          8        613         15         29      2,301      2,814
  Stockholders' equity (deficit).........   42,778     23,567     36,304     19,177     10,012      1,190     (1,233)

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    In the table below, we provide you selected unaudited pro forma combined financial data to give effect to the proposed merger of DoubleClick and Abacus as if the merger had been completed on January 1, 1996 for statement of operations purposes and on June 30, 1999 for balance sheet purposes. This selected unaudited pro forma combined financial data should be read in conjunction with the separate historical financial statements and accompanying notes of DoubleClick and of Abacus, which are incorporated by reference in this joint proxy statement/prospectus. It is also important that you read the DoubleClick 1998 Annual Report on Form 10-K, as amended by Annual Report on Form 10K/A which we incorporate by reference. See "Where You Can Find More Information." You should not rely on the selected unaudited pro forma combined financial information as an indication of the results of operations or financial position that would have been achieved if the transaction with Abacus had taken place earlier or of the results of operations or financial position of DoubleClick after the completion of these transactions.

    The selected unaudited pro forma combined financial information gives effect to the proposed merger of DoubleClick and Abacus on a pooling of interests basis. The DoubleClick and Abacus unaudited pro forma combined balance sheet data assume that the merger of DoubleClick and Abacus took place on June 30, 1999, and combines the DoubleClick historical consolidated balance sheet with Abacus's historical consolidated balance sheet as of this date. The DoubleClick and Abacus unaudited pro forma combined statements of operations data assume that the merger of DoubleClick and Abacus took place as of the beginning of the periods presented and combine DoubleClick's historical consolidated statements of operations data for the years ended December 31, 1998 and 1997 and for the period from January 23, 1996 (inception) through December 31, 1996, and for the six months ended June 30, 1999 and 1998 with Abacus's historical consolidated statements of operations data for the years ended December 31, 1998, 1997 and 1996, and for the six months ended June 30, 1999 and 1998. This presentation is consistent with the periods expected to be combined after the date of the closing of the merger.

    On July 12, 1999, DoubleClick entered into an agreement to merge with NetGravity, Inc. in a transaction expected to be accounted for as a pooling of interests. See "Recent Developments." The DoubleClick, Abacus and NetGravity unaudited combined financial data are based on the historical consolidated financial statements and related notes of DoubleClick, Abacus and NetGravity. This presentation is on the same basis as the DoubleClick and Abacus unaudited pro forma combined financial data described above and is consistent with the years expected to be combined after the closing dates for the mergers with Abacus and NetGravity.

    The selected unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. Note also that the consummation of the merger of DoubleClick and NetGravity is NOT a condition to the merger of DoubleClick and Abacus. The selected unaudited pro forma combined financial data as of June 30, 1999 and for each of the periods ended December 31, 1998, 1997, and 1996, and for the six months ended June 30, 1999 and 1998, are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this joint proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See "Unaudited Pro Forma Condensed Combined Financial Statements."

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                 DOUBLECLICK INC. AND ABACUS DIRECT CORPORATION

                                                  SIX MONTHS ENDED                YEAR ENDED
                                                      JUNE 30,                   DECEMBER 31,
                                               ----------------------   ------------------------------
                                                 1999          1998       1998       1997     1996(1)
                                               --------      --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
UNAUDITED PRO FORMA COMBINED
  STATEMENT OF OPERATIONS DATA:
Revenues.....................................  $79,047       $48,746    $127,167   $61,568    $24,046
Gross profit.................................   47,546        23,950      63,622    34,998     16,515
Total operating expenses.....................   55,798        29,088      66,759    31,954     13,253
Net income (loss) applicable to common
  stockholders...............................  $(7,959)      $(5,611)   $ (6,746)  $  (859)   $   673
Net income (loss) per share--basic...........  $ (0.16)      $ (0.15)   $  (0.17)  $ (0.04)   $  0.02
Net income (loss) per share--diluted.........  $ (0.16)      $ (0.15)   $  (0.17)  $ (0.04)   $  0.02
Weighted Average Shares used in per share
  calculation--basic.........................   49,807        37,278      40,654    23,740     27,667
Weighted Average Shares used in per share
  calculation--diluted.......................   49,807        37,278      40,654    23,740     28,213

                                                              JUNE 30, 1999
                                                              --------------
                                                              (IN THOUSANDS)
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
Cash, cash equivalents, and short-term investments..........     $396,551
Working capital.............................................      380,456
Total assets................................................      471,322
Convertible subordinated notes and other long term
  obligations...............................................      250,742
Stockholders' equity........................................      163,943

------------------------

(1) Period from January 23, 1996 (inception) through December 31, 1996 regarding DoubleClick.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                  DOUBLECLICK INC., ABACUS DIRECT CORPORATION

                              AND NETGRAVITY, INC.

                                               SIX MONTHS ENDED               YEAR ENDED
                                                   JUNE 30,                  DECEMBER 31,
                                              -------------------   ------------------------------
                                                1999       1998       1998       1997     1996(1)
                                              --------   --------   --------   --------   --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
UNAUDITED PRO FORMA COMBINED STATEMENT OF
  OPERATIONS DATA:
Revenues....................................  $ 89,268   $ 53,081   $138,724   $ 67,926   $25,985
Gross profit................................    52,971     26,000     69,951     38,784    17,752
Total operating expenses....................    68,690     37,004     84,921     42,612    19,171
Net loss applicable to common
  stockholders..............................  $(13,811)  $(11,421)  $(18,039)  $ (7,741)   (3,954)
Net loss per share--basic and diluted.......  $  (0.25)  $  (0.30)  $  (0.42)  $  (0.32)  $ (0.14)
Weighted Average Shares used in per share
  calculation--basic and diluted............    54,167     38,420     43,124     24,524    28,258

                                                              JUNE 30, 1999
                                                              --------------
                                                              (IN THOUSANDS)
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
Cash, cash equivalents, and short-term investments..........      $521,594
Working capital.............................................       493,205
Total assets................................................       615,030
Convertible subordinated notes and other long term
  obligations...............................................       250,742
Stockholders' equity........................................       284,217

------------------------

(1) Period from January 23, 1996 (inception) through December 31, 1996 regarding DoubleClick.

                           COMPARATIVE PER SHARE DATA

    The following tables reflect (a) the historical net loss and book value per share of DoubleClick common stock, the historical net income and book value per share of Abacus common stock, and the historical net loss and book value per share of NetGravity common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of DoubleClick with Abacus and DoubleClick and Abacus with NetGravity on a "pooling of interests" basis and (b) the equivalent historical net loss and book value per share attributable to 1.05 shares of DoubleClick common stock that will be received for each share of Abacus common stock in the merger and 0.28 shares of DoubleClick common stock that will be received for each share of NetGravity common stock in that merger. The information presented in the following tables should be read in conjunction with the unaudited pro forma condensed combined financial statements included in this joint proxy statement/ prospectus and the historical consolidated financial statements and related notes of DoubleClick, Abacus and NetGravity which are incorporated by reference in this joint proxy statement/prospectus.

                                                           SIX MONTHS
                                                              ENDED                    YEAR ENDED
                                                            JUNE 30,                  DECEMBER 31,
                                                       -------------------   ------------------------------
                                                         1999       1998       1998       1997     1996(4)
                                                       --------   --------   --------   --------   --------
DOUBLECLICK HISTORICAL PER COMMON SHARE:
Net loss per common share--basic and diluted(2)......   $(0.32)    $(0.34)    $(0.60)    $(0.61)    $(0.18)
Book value per share(1)..............................   $ 3.45                $ 3.79

ABACUS HISTORICAL PER COMMON SHARE:
Net income per common share--basic(2)................   $ 0.46     $ 0.36     $ 1.17     $ 0.78     $ 0.43
Net income per common share--diluted(2)..............   $ 0.44     $ 0.34     $ 1.12     $ 0.74     $ 0.40
Book value per share(1)..............................   $ 4.32                $ 3.68

DOUBLECLICK AND ABACUS PRO FORMA COMBINED PER COMMON
  SHARE:
Net income (loss) per DoubleClick share--basic(2)....   $(0.16)    $(0.15)    $(0.17)    $(0.04)    $ 0.02
Net income (loss) per DoubleClick
  share--diluted(2)..................................    (0.16)     (0.15)     (0.17)     (0.04)      0.02
Net income (loss) per equivalent Abacus
  share--basic(3)....................................    (0.17)     (0.16)     (0.17)     (0.04)      0.03
Net income (loss) per equivalent Abacus
  share--diluted(3)..................................    (0.17)     (0.16)     (0.17)     (0.04)      0.03
Book value per Doubleclick share(1)..................   $ 3.27                $ 3.41
Book value per equivalent Abacus share(3)............   $ 3.43                $ 3.58

                                                           SIX MONTHS
                                                              ENDED                    YEAR ENDED
                                                            JUNE 30,                  DECEMBER 31,
                                                       -------------------   ------------------------------
                                                         1999       1998       1998       1997     1996(4)
                                                       --------   --------   --------   --------   --------
NETGRAVITY HISTORICAL PER COMMON SHARE:
Net loss per common share--basic and diluted(2)......    (0.38)     (1.42)     (1.28)     (2.46)     (2.19)
Book value per share(1)..............................     7.38                  1.63

DOUBLECLICK, ABACUS, AND NETGRAVITY PRO FORMA
  COMBINED PER COMMON SHARE:
Net loss per DoubleClick share--basic(2).............   $(0.25)     (0.30)     (0.42)     (0.32)     (0.14)
Net loss per DoubleClick share--diluted(2)...........   $(0.25)     (0.30)     (0.42)     (0.32)     (0.14)
Net loss per equivalent Abacus share--basic(3).......   $(0.27)     (0.31)     (0.44)     (0.33)     (0.15)
Net loss per equivalent Abacus share--diluted(3).....   $(0.27)     (0.31)     (0.44)     (0.33)     (0.15)
Book value per DoubleClick share(1)..................   $ 5.16                $ 3.38
Book value per equivalent Abacus share(3)............   $ 5.41                $ 3.55

------------------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at June 30, 1999. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of DoubleClick common stock outstanding as of June 30, 1999 assuming the merger had occurred as of that date.

(2) Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options (using the treasury stock method). Common equivalent shares are excluded from the computations if their effect is antidilutive.

(3) The equivalent pro forma combined per Abacus share is calculated by multiplying the pro forma combined share amounts by the exchange ratio of
    1.05 shares of DoubleClick common stock for each share of Abacus common stock.

(4) Period from January 23, 1996 (inception) through December 31, 1996 regarding DoubleClick.

                            MARKET PRICE INFORMATION

DOUBLECLICK MARKET PRICE DATA

    DoubleClick's common stock has traded on the Nasdaq National Market under the symbol "DCLK" since February 20, 1998. The following table sets forth the range of high and low sales prices reported on the Nasdaq National Market for DoubleClick common stock for the periods indicated, adjusted to reflect a two-for-one stock split effected in the form of a dividend which became effective on April 5, 1999.

                                                               HIGH       LOW
                                                             --------   --------
FISCAL 1998
  First Quarter (since February 20, 1998)..................  $ 18.50     $13.81
  Second Quarter...........................................    24.88      15.44
  Third Quarter............................................    38.56       9.09
  Fourth Quarter...........................................    29.00       6.75
FISCAL 1999
  First Quarter............................................  $100.00     $22.00
  Second Quarter...........................................   176.00      67.50
  Third Quarter............................................   125.25      60.50
  Fourth Quarter (through October 19, 1999)................   138.18     109.75

ABACUS MARKET PRICE DATA

    Abacus's common stock has traded on the Nasdaq National Market under the symbol "ABDR" since September 27, 1996. The following table sets forth the range of high and low sales prices reported on the Nasdaq National Market for Abacus common stock for the periods indicated.

                                                                HIGH       LOW
                                                              --------   --------
FISCAL 1997
  First Quarter.............................................   $30.25     $18.00
  Second Quarter............................................    33.25      17.00
  Third Quarter.............................................    34.25      26.50
  Fourth Quarter............................................    44.25      31.38
FISCAL 1998
  First Quarter.............................................   $52.25     $32.88
  Second Quarter............................................    58.38      44.00
  Third Quarter.............................................    57.50      38.50
  Fourth Quarter............................................    59.75      33.75
FISCAL 1999
  First Quarter.............................................   $84.75     $41.00
  Second Quarter............................................    99.00      60.00
  Third Quarter.............................................   128.56      60.62
  Fourth Quarter (through October 19, 1999).................   140.50     111.25

RECENT CLOSING PRICES

    As of June 11, 1999, the last trading day before announcement of the proposed merger, the closing price per share on the Nasdaq National Market of DoubleClick common stock was $88.81 and of Abacus common stock was $74.56. On October 19, 1999, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the closing price per share of DoubleClick common stock was $119.06 and of Abacus was $121.06.

    Because the market price of DoubleClick common stock is subject to fluctuation, the market value of the shares of DoubleClick common stock that holders of Abacus common stock will receive in the merger may increase or decrease prior to and following the merger. WE URGE STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR DOUBLECLICK COMMON STOCK AND ABACUS COMMON STOCK. WE CANNOT ASSURE YOU AS TO THE FUTURE PRICES OR MARKETS FOR DOUBLECLICK COMMON STOCK OR ABACUS COMMON STOCK.

                                  RISK FACTORS

    BY VOTING IN FAVOR OF THE MERGER, ABACUS STOCKHOLDERS WILL BE CHOOSING TO INVEST IN DOUBLECLICK COMMON STOCK. AN INVESTMENT IN DOUBLECLICK COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO VOTE FOR THE MERGER. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THE BUSINESS AND PROSPECTS OF ABACUS OR DOUBLECLICK MAY BE SERIOUSLY HARMED. IN THIS CASE, THE TRADING PRICE OF DOUBLECLICK COMMON STOCK MAY DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO THE MERGER

ABACUS STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF DOUBLECLICK COMMON STOCK AND AS A RESULT, THEY WILL BEAR ALL THE MARKET RISK OF A DECREASE OF THE VALUE OF DOUBLECLICK SHARES ISSUED IN THE MERGER.

    Upon the merger's completion, each share of Abacus common stock will be exchanged for 1.05 shares of DoubleClick common stock. There will be no adjustment for changes in the market price of either Abacus common stock or DoubleClick common stock. In addition, neither Abacus nor DoubleClick may terminate the merger agreement or "walk away" from the merger or resolicit the vote of its stockholders solely because of changes in the market price of DoubleClick common stock. Accordingly, the specific dollar value of DoubleClick common stock that Abacus stockholders will receive upon the merger's completion will depend on the market value of DoubleClick common stock when the merger is completed and may decrease from the date you submit your proxy. The share price of DoubleClick common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. We urge you to obtain recent market quotations for DoubleClick common stock and Abacus common stock. DoubleClick cannot predict or give any assurances as to the market price of DoubleClick common stock at any time before or after the completion of the merger.

IF WE DO NOT SUCCESSFULLY INTEGRATE ABACUS'S OPERATIONS AND PERSONNEL OR EFFECTIVELY MANAGE THE COMBINED COMPANY, WE MAY NOT ACHIEVE THE BENEFITS OF THE MERGER AND MAY LOSE KEY PERSONNEL AND CUSTOMERS.

    We entered into the merger agreement with the expectation that the merger will result in significant benefits. Achieving the benefits of the merger depends on the timely, efficient and successful execution of a number of post-merger events, including integrating the operations and personnel of the two companies. We will need to overcome significant issues, however, in order to realize any benefits or synergies from the merger. The successful execution of these post-merger events will involve considerable risk and may not be successful. Abacus is a provider of information products and marketing research services to the direct marketing industry. DoubleClick is a provider of advertising solutions for advertisers and Web publishers, and has virtually no experience in Abacus's business. Furthermore, Abacus's principal offices are located in Broomfield, Colorado, while DoubleClick's principal offices are located in New York, New York. There are currently no plans to relocate either of these principal offices. In order for the merger to be successful, we must successfully integrate Abacus's operations and personnel with DoubleClick's operations and personnel. The failure of DoubleClick to complete the integration successfully could result in the loss of key personnel and customers.

IF WE FAIL TO SUCCESSFULLY CROSS-MARKET OUR PRODUCTS OR DEVELOP NEW PRODUCTS, WE WILL NOT INCREASE OR MAINTAIN OUR CUSTOMER BASE OR OUR REVENUES.

    We initially intend to offer our products and services to each other's customers. We cannot assure you that either of our customers will have any interest in the other company's products and services. The failure of these cross-marketing efforts would diminish the benefits realized by this merger.

    In addition, DoubleClick intends after the merger to develop new products and services that combine the knowledge and resources of the DoubleClick and Abacus businesses. We cannot offer any assurances that these products or services will be successful or that we can successfully integrate or realize the anticipated benefits of the merger. As a result, we may not be able to increase or maintain our customer base. We cannot assure you that the transactions or other data in Abacus's database will be predictive or useful in other sales channels, including Internet advertising. To date, the companies have not thoroughly investigated the obstacles, technological, market-driven or otherwise, to developing and marketing these new products and services in a timely and efficient way. We cannot assure you that DoubleClick will be able to overcome the obstacles in developing new products and services, or that there will be a market for the new products or services developed by DoubleClick after the merger. A failure or inability like this could have a material adverse effect on the combined company's business, financial condition and operating results or could result in loss of key personnel. In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could seriously harm the combined company.

IF THE COSTS ASSOCIATED WITH THE MERGER EXCEED THE BENEFITS REALIZED, DOUBLECLICK MAY EXPERIENCE INCREASED LOSSES.

    DoubleClick expects to incur a one-time charge of approximately
$16.0 million related to the merger. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to DoubleClick's stockholders resulting from the issuance of shares in connection with the merger, DoubleClick's financial results could be adversely affected, including increased losses.

IF DOUBLECLICK DOES NOT SUCCESSFULLY INTEGRATE ABACUS OR THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE FOR DOUBLECLICK'S COMMON STOCK MAY DECLINE.

    The market price of DoubleClick common stock may decline as a result of the merger if:

    - the integration of DoubleClick and Abacus is unsuccessful;

    - DoubleClick does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

    - the effect of the merger on DoubleClick's financial results is not consistent with the expectations of financial or industry analysts.

IF THE MERGER FAILS TO QUALIFY AS A POOLING OF INTERESTS, DOUBLECLICK WOULD BE REQUIRED TO TAKE CHARGES AGAINST EARNINGS IN FUTURE PERIODS, WHICH WOULD INCREASE THE AMOUNT OF ITS LOSSES.

    If we cannot account for the merger as a pooling of interests, a significant portion of the purchase price for Abacus will be allocated to goodwill and other intangible assets, which would be amortized by DoubleClick over their estimated useful lives. As a result, DoubleClick would take charges against its earnings in the future, which may materially and adversely affect DoubleClick's reported financial results and, likely, the price of DoubleClick's common stock.

    The availability of pooling-of-interests accounting treatment for the merger depends upon circumstances and events occurring both before and after the merger's completion. For example, no significant changes in the business of the combined company may occur, including significant dispositions of assets, for a period of two years following the effective time of the merger. Further, affiliates of DoubleClick and Abacus must not sell any shares of either DoubleClick or Abacus capital stock for a period beginning before the merger and ending on the day that DoubleClick publicly announces financial results covering at least 30 days of combined operations of DoubleClick and Abacus after the merger. We do not expect that 30 days of combined financial results would be published sooner than January 2000. If affiliates of

DoubleClick or Abacus sell their shares of DoubleClick common stock prior to that time, despite a contractual obligation restricting this sale, the merger may not qualify for accounting as a pooling of interests for financial reporting purposes.

CHANGING REQUIREMENTS FOR FAIR INFORMATION COLLECTION PRACTICES AND POTENTIALLY HEIGHTENED SCRUTINY OF OUR PRODUCTS OR SERVICES COULD REQUIRE ADVERSE CHANGES IN THE WAY THE COMBINED COMPANY CONDUCTS OR PLANS TO CONDUCT ITS BUSINESS.

    There has been public debate about how fair information collection practices should be formulated for the online and offline collection, distribution and use of information about a consumer. Some of the discussion has focused on the fair information collection practices that should apply when information about an individual that is collected in the offline environment is associated with information that is collected over the Internet about that individual. Following the announcement of the Abacus merger with DoubleClick, some of the public discussion has included, and may continue in the future to include, speculation about the information collection practices that will be employed in the combined company's new products and services. DoubleClick has publicly committed that no personally identifiable offline information about a consumer will be associated with online information about that consumer for the delivery of personally targeted Internet advertising without first providing the consumer notice and a choice to opt out of the targeted advertising. However, as a consequence of governmental legislation or regulation or evolving standards of fair information collection practices, the combined company may be required to make changes to its products or services in ways that could diminish the effectiveness of the product or service or its attractiveness to potential customers, which could have a material adverse effect on the combined company.

ABACUS'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

    The directors and officers of Abacus participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours. The directors and officers of Abacus could therefore be more likely to vote to approve the merger agreement than if they did not hold these interests. Abacus stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. See "The Merger--Interests of Abacus's Officers and Directors in the Merger."

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT ABACUS'S STOCK PRICE AND OPERATING RESULTS.

    If the merger is not completed for any reason, Abacus may be subject to a number of material risks, including the following:

    - Abacus may be required to pay DoubleClick a termination fee of $30.0 million and reimburse DoubleClick for expenses up to $2.5 million;

    - Abacus may be required to repurchase shares purchased by DoubleClick under the stock option agreement;

    - the price of Abacus common stock may decline to the extent that the current market price of Abacus common stock reflects a market assumption that the merger will be completed; and

    - costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

    If the merger is terminated and Abacus's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. Further, if DoubleClick exercises its rights under the stock option agreement, Abacus may be precluded in a future merger or business combination from accounting for the transaction as a pooling of interests, which may make Abacus less attractive to potential partners. In addition, while the merger agreement is in effect, Abacus is prohibited from soliciting, initiating or encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than DoubleClick. As a result of this prohibition, Abacus will be precluded from discussing potential transactions should the merger not occur, and may lose an opportunity for a transaction with another potential partner at a favorable price if the merger is not completed.

UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE ABACUS CUSTOMERS AND MEMBERS OF THE ABACUS ALLIANCE TO DELAY OR DEFER DECISIONS CONCERNING ABACUS OR MAY CAUSE ABACUS TO LOSE CUSTOMERS.

    Abacus customers and members of the Abacus Alliance may, in response to the announcement of the merger, delay or defer decisions concerning Abacus. They may also elect to withdraw from the Abacus Alliance if they perceive a shift in business away from their market segments. Any delay or deferral in those decisions by Abacus customers or suppliers could have a material adverse effect on Abacus's business. For example, Abacus could experience a decrease in expected revenue as a consequence of the uncertainties associated with the merger.

UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE ABACUS TO LOSE KEY PERSONNEL.

    Current and prospective Abacus employees may experience uncertainty about their future roles with DoubleClick until DoubleClick's strategies with regard to Abacus are announced or executed. Any uncertainty may adversely affect Abacus's ability to attract and retain key management, sales, marketing and technical personnel.

IF DOUBLECLICK DOES NOT EFFECTIVELY MANAGE THE INTEGRATION OF ACQUIRED COMPANIES OTHER THAN ABACUS, IT COULD DISRUPT ITS BUSINESS AND CAUSE INCREASED LOSSES.

    As a part of its business strategy, DoubleClick expects to enter into additional business combinations and acquisitions, including the recently proposed acquisition of NetGravity. Acquisition transactions require a significant commitment of resources and are accompanied by a number of risks, including:

    - the difficulty of assimilating the operations and personnel of the acquired companies;

    - the potential disruption of its ongoing business and distraction of management;

    - the difficulty of incorporating acquired technology and rights into its products and services;

    - unanticipated expenses related to technology integration;

    - the maintenance of uniform standards, controls, procedures and policies;

    - the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

    - potential unknown liabilities associated with acquired businesses.

    The combined company may not succeed in addressing these risks or any other problems encountered in connection with these potential business combinations and acquisitions, which could disrupt DoubleClick's business and cause increased losses.

                    RISKS RELATED TO DOUBLECLICK AND ABACUS

    In addition to the risks discussed above, DoubleClick and Abacus are subject to their own specific risks, including risks relating to their business models, strategies, markets and legal and regulatory environment. For a detailed discussion of these risks, please see the risk factors included in each of DoubleClick's and Abacus's reports filed with the Commission under the Securities Exchange Act of 1934, which reports are incorporated by reference into this joint proxy statement/prospectus.

      FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

    This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to DoubleClick's and Abacus's financial condition, results of operations and business and the expected impact of the merger on DoubleClick's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the immediately preceding section entitled "Risk Factors."

                              THE SPECIAL MEETINGS

GENERAL

    DOUBLECLICK

    We are furnishing this joint proxy statement/prospectus to holders of DoubleClick common stock in connection with the solicitation of proxies by the DoubleClick board of directors for use at the special meeting of stockholders of DoubleClick to be held on November 23, 1999, and any adjournment or postponement.

    This joint proxy statement/prospectus is first being furnished to DoubleClick stockholders on or about October 22, 1999.

    ABACUS

    We are furnishing this joint proxy statement/prospectus to holders of Abacus common stock in connection with the solicitation of proxies by the Abacus board of directors for use at the special meeting of stockholders of Abacus to be held on November 23, 1999, and any adjournment or postponement.

    This joint proxy statement/prospectus is first being furnished to stockholders of Abacus on or about October 22, 1999. This joint proxy statement/prospectus is also furnished to Abacus stockholders as a prospectus in connection with the issuance by DoubleClick of shares of DoubleClick common stock as contemplated by the merger agreement.

DATE, TIME AND PLACE

    DOUBLECLICK

    The special meeting will be held on November 23, 1999 at 8:30 a.m., local time, at 80 Fifth Avenue, 17th Floor, New York, New York 10011.

    ABACUS

    The special meeting will be held on November 23, 1999 at 9:00 a.m., local time, at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

    DOUBLECLICK

    At the special meeting and any adjournment or postponement, DoubleClick stockholders will be asked:

    - to consider and vote upon the approval of the issuance of DoubleClick common stock as contemplated by the merger agreement;

    - to grant the DoubleClick Board of Directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the share issuance;

    - to consider and vote upon a proposal to approve the DoubleClick Inc. Employee Stock Purchase Plan; and

    - to transact such other business as may properly come before the special meeting.

    ABACUS

    At the Abacus special meeting and any adjournment or postponement of the special meeting, Abacus stockholders will be asked:

    - to consider and vote upon the adoption of the merger agreement;

    - to grant the Abacus Board of Directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the merger agreement; and

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
    - to transact such other business as may properly come before the special meeting.

RECORD DATES

    DOUBLECLICK

    DoubleClick's board has fixed the close of business on October 1, 1999, as the record date for determining of DoubleClick stockholders entitled to notice of and to vote at the special meeting.

    ABACUS

    Abacus's board has fixed the close of business on October 1, 1999, as the record date for determining of Abacus stockholders entitled to notice of and to vote at the special meeting.

VOTING OF PROXIES

    DOUBLECLICK

    We request that DoubleClick stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to DoubleClick or vote by telephone or over the Internet. Brokers holding shares in "street name" may vote the shares only if the beneficial stockholder provides instructions on how to vote. Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares. All properly executed proxies that DoubleClick receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated, the proxies will be voted (A) to approve the issuance of shares of DoubleClick as contemplated by the merger agreement, (B) to approve the proposal to grant the board discretionary authority to adjourn the special meeting and
(C) to approve the DoubleClick Inc. Employee Stock Purchase Plan. DoubleClick's board does not currently intend to bring any other business before the special meeting. As far as DoubleClick's board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting or any postponement or adjournment, the proxies will vote in accordance with their own judgment.

    Stockholders may revoke their proxies at any time prior to its use

    - by delivering to the Secretary of DoubleClick a signed notice of revocation or a later-dated, signed proxy; or

    - by attending the special meeting and voting in person.

Attendance at the special meeting does not in itself constitute the revocation of a proxy.

    ABACUS

    We request that Abacus stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Abacus. Brokers holding shares in "street name" may vote the shares only if the beneficial stockholder provides instructions on how to vote. Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares. All properly executed proxies that Abacus receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the merger. Abacus's board does not currently intend to bring any other business before the special meeting and, so far as Abacus's board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting or any postponement or adjournment, the proxies will vote in accordance with their own judgment.

    Stockholders may revoke their proxies at any time prior to its use

    - by delivering to the Secretary of Abacus a signed notice of revocation or a later-dated, signed proxy; or

    - by attending the special meeting and voting in person.

Attendance at the special meeting does not in itself constitute the revocation of a proxy.

VOTES REQUIRED

    DOUBLECLICK

    As of the close of business on October 1, 1999, there were 39,914,830 shares of DoubleClick common stock outstanding and entitled to vote. The holders of a majority of the shares of DoubleClick common stock entitled to vote and that are present or represented by proxy at the DoubleClick meeting must (A) approve the issuance of DoubleClick common stock in the merger, (B) approve the proposal to grant the board discretionary authority to adjourn the special meeting and (C) approve the Employee Stock Purchase Plan. DoubleClick stockholders have one vote per share of DoubleClick common stock owned on the record date.

    As of October 1, 1999, directors and executive officers of DoubleClick and their affiliates beneficially owned an aggregate of 6,450,546 shares of DoubleClick common stock (exclusive of any shares issuable upon the exercise of options) or approximately 16.2% of the shares of DoubleClick common stock outstanding on that date. The directors and executive officers of DoubleClick have indicated their intention to vote their shares of DoubleClick common stock in favor of the issuance of the shares of DoubleClick common stock as contemplated by the merger agreement. As of October 1, 1999, directors and executive officers of Abacus owned no shares of DoubleClick common stock.

    ABACUS

    As of the close of business on October 1, 1999, there were 9,949,209 shares of Abacus common stock outstanding and entitled to vote. The holders of a majority of the outstanding shares of Abacus common stock must approve the merger agreement and the merger. The vote required to grant to the Abacus board of directors discretionary authority to adjourn the special meeting for the solicitation of additional votes is a majority of shares actually voted at the special meeting where a quorum is present. Abacus stockholders have one vote per share of Abacus common stock owned on the record date.

    As of October 1, 1999, directors and executive officers of Abacus and their affiliates beneficially owned an aggregate of 505,500 shares of Abacus common stock (exclusive of any shares issuable upon the exercise of options) or approximately 5.1% of the shares of Abacus common stock outstanding on that date. The directors and executive officers of Abacus have indicated their intention to vote their shares of Abacus common stock in favor of the merger agreement. Under a stockholder agreement in the form attached as APPENDIX C to this joint proxy statement/prospectus, Abacus stockholders owning approximately 5% of Abacus's common stock outstanding as of June 13, 1999, excluding any shares issuable upon the exercise of options, have agreed to vote all of their shares of Abacus common stock for approval of the merger agreement and the merger. As of October 1, 1999, directors and executive officers of DoubleClick owned no shares of Abacus common stock. See "The Merger--Interests of Abacus's Officers and Directors in the Merger."

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

    DOUBLECLICK

    The required quorum for the transaction of business at the special meeting is a majority of the shares of DoubleClick common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this joint proxy statement/prospectus without the owners' specific instructions. Accordingly, DoubleClick stockholders are urged to return the enclosed proxy card marked to indicate their vote. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the votes on the issuance of the shares in the merger or the proposal to grant the board discretionary authority to adjourn the special meeting. Abstentions, however, will have the same effect as a vote against these proposals.

    ABACUS

    The required quorum for the transaction of business at the special meeting is one-third of the shares of Abacus common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the merger agreement and the consummation of the merger requires the affirmative vote of a majority of the outstanding shares of Abacus common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement and the consummation of the merger. In addition, the failure of an Abacus stockholder to return a proxy or vote in person will have the effect of a vote against the approval of the merger agreement and the merger. Broker non-votes will not be included in the vote totals and will have no effect on the outcome of the votes on the proposal to grant the board discretionary authority to adjourn the special meeting. Abstentions, however, will have the same effect as a vote against this proposal. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this joint proxy statement/prospectus without the owners' specific instructions. Accordingly, Abacus stockholders are urged to return the enclosed proxy card marked to indicate their vote.

SOLICITATION OF PROXIES AND EXPENSES

    DoubleClick and Abacus have independently retained D.F. King to assist in the solicitation of proxies from their stockholders. The fees to be paid to for D.F. King's services are not expected to exceed $ in the aggregate, plus reasonable out-of-pocket expenses. DoubleClick and Abacus will each bear their own expenses in connection with the solicitation of proxies for their special meetings of stockholders, except that each will pay one-half of all printing and filing costs and expenses incurred in connection with the registration statement and this joint proxy statement/prospectus.

    In addition to solicitation by mail, the directors, officers and employees of DoubleClick and Abacus may each solicit proxies from their stockholders by telephone, facsimile, e-mail or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

BOARD RECOMMENDATIONS

    DOUBLECLICK

    THE DOUBLECLICK BOARD HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, DOUBLECLICK AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF DOUBLECLICK COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT.

    THE DOUBLECLICK BOARD HAS DETERMINED THAT IMPLEMENTING A PROGRAM OF STOCK OWNERSHIP FOR DOUBLECLICK'S EMPLOYEES IS IN DOUBLECLICK'S BEST INTERESTS. ACCORDINGLY, THE DOUBLECLICK BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE DOUBLECLICK INC. EMPLOYEE STOCK PURCHASE PLAN.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO DOUBLECLICK STOCKHOLDERS. ACCORDINGLY, DOUBLECLICK STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    DOUBLECLICK STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

    ABACUS

    THE ABACUS BOARD HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, ABACUS AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER

AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. In considering this recommendation, Abacus stockholders should be aware that Abacus's directors and officers have interests in the merger that are different from, or in addition to, those of Abacus's stockholders, and that DoubleClick has agreed to provide employment, severance and indemnification arrangements to the directors and officers of Abacus. See "The Merger--Interests of Abacus's Officers and Directors in the Merger."

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF ABACUS. ACCORDINGLY, ABACUS STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    ABACUS' STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A transmittal form with instructions for the surrender of Abacus common stock certificates will be mailed to Abacus stockholders promptly after completion of the merger. For more information regarding the procedures for exchanging Abacus stock certificates for DoubleClick stock certificates, see "The Merger Agreement and Related Agreements--Exchange of Abacus Stock Certificates for DoubleClick Stock Certificates."

                                   THE MERGER

    THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS DESCRIBES MATERIAL ASPECTS OF THE PROPOSED MERGER, INCLUDING THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER AND THE RELATED TRANSACTIONS, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO DOUBLECLICK STOCKHOLDERS AND ABACUS STOCKHOLDERS. STOCKHOLDERS SHOULD READ THE MERGER AGREEMENT, STOCK OPTION AGREEMENT AND THE OTHER DOCUMENTS WE REFER TO CAREFULLY AND IN THEIR ENTIRETY FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

BACKGROUND OF THE MERGER

    On January 25, 1999, Kevin O'Connor, DoubleClick's Chief Executive Officer, called M. Anthony White, Chairman of the Board and Chief Executive Officer of Abacus to set up a meeting for January 27 to discuss potential ways in which DoubleClick and Abacus could work together in 1999. At this January 27 meeting, Mr. O'Connor proposed, and Mr. White agreed to, a follow-up meeting to be held on January 30, 1999 with several senior executives of each company.

    On January 30, 1999, Mr. O'Connor, along with Jeff Epstein, DoubleClick's Executive Vice President, Jonathan Shapiro, DoubleClick's Vice President, Business Development, David Rosenblatt, DoubleClick's Vice President and General Manager, Closed Loop Marketing, and Jennifer Haggerty, DoubleClick's Director of Strategic Development, met at DoubleClick's New York offices with Mr. White, Dan Snyder, Abacus's President--New Markets and Chairman--Abacus Europe, and Carlos Sala, Abacus's Senior Vice President--Finance, Chief Financial Officer, Secretary and Treasurer. At this meeting, the parties provided overviews of their companies and discussed the potential for developing Internet-based products based on Abacus's core business, and cross-marketing opportunities for the companies' existing products and for products to be jointly developed.

    On February 4, 1999, Mr. O'Connor, Kevin Ryan, DoubleClick's President and Chief Operating Officer, Mr. Epstein and Ms. Haggerty, together with a representative of Goldman Sachs, DoubleClick's financial advisor, met with Messrs. White, Snyder and Sala at Abacus's offices in Westminster, Colorado to continue the discussions from January 30, 1999.

    On February 5, 1999 at a regularly scheduled DoubleClick board meeting, members of senior management, together with representatives of Goldman Sachs, presented to the board a list of several companies, including Abacus, to approach for joint business opportunities and potential strategic partnerships. The board did not take any formal action on this matter at this meeting.

    On February 8, 1999 in person and on February 10, 1999 by telephone,
Mr. O'Connor and Mr. White continued to discuss the same alternative business ventures discussed in the January 30, 1999 meeting.

    On February 15, 1999, Abacus's board of directors held a special meeting which was attended by the company's legal advisors and BancBoston Robertson Stephens to discuss the relative merits of potential strategic alternatives. These alternatives included business combinations, joint ventures and strategic alliances to enable the application of Abacus products and services to electronic commerce over the Internet and to enable Abacus to develop an online targeting, profiling and e-mail delivery capability to facilitate the development of products and services to existing and new customers in direct marketing electronic commerce. BancBoston Robertson Stephens presented analyses of these alternatives. The board authorized Mr. White to continue exploratory strategic discussions with a range of parties. On February 16, 1999, the Abacus board engaged BancBoston Robertson Stephens as Abacus's exclusive financial advisor to assist Abacus's senior management and board in evaluating strategic alternatives for Abacus.

    Between February 1999 and June 1999, Abacus continued to hold discussions with six companies regarding various strategic alternatives, including business combinations as well as joint ventures, strategic investments and alliances involving the application of Abacus products and services to electronic commerce over the Internet. One of the alternatives being considered was a possible joint venture between Abacus and DoubleClick to provide online targeted advertising.

    On February 16, 1999, Messrs. O'Connor and Ryan, Dwight Merriman, DoubleClick's Chief Technical Officer, Mr. Epstein, Mr. Rosenblatt and
Ms. Haggerty, together with a representative of Goldman Sachs, DoubleClick's financial advisor, met with Messrs. White, Snyder and Sala and a representative of BancBoston Robertson Stephens, Abacus's financial advisor, in New York at the offices of Kane Kessler, Abacus's legal counsel, to discuss a potential joint venture, cooperative product development or other strategic initiative.
Mr. White indicated to Mr. O'Connor that he would be open to a business combination. The parties had a preliminary discussion regarding a potential business combination, but did not discuss any principal terms. On February 17, 1999, Mr. O'Connor met with Mr. White to continue the prior day's discussions. At this meeting, Mr. O'Connor indicated that DoubleClick was not interested at this time in contemplating a business combination with Abacus, but would like to pursue the possibility of a joint venture. DoubleClick was not interested in pursuing a business combination with Abacus because there was a lack of consensus among DoubleClick's executive team to proceed with this type of transaction, and at that time, DoubleClick had not sufficiently developed its rationale and strategy for a business combination with Abacus.

    On February 17 and 24, 1999, Abacus's senior management and BancBoston Robertson Stephens met with an Internet company other than DoubleClick to explore the possibility of a joint venture between the two companies.

    On March 2, 1999, Mr. O'Connor and Mr. White had a telephone conversation about the potential of forming a joint venture partnership. They agreed to meet on March 18, 1999.

    From March 3, 1999 through March 13, 1999, Abacus's senior management and its legal and financial advisors pursued strategic alternatives with a leading Internet portal that was a public company. Abacus and the Internet portal discussed a transaction in which the Internet portal company would acquire Abacus in a merger in which the Internet portal company would issue its common stock to Abacus stockholders in exchange for their Abacus stock. The parties ended their discussions on March 13, 1999 primarily because they could not agree on an appropriate exchange ratio, and could not agree on marketing strategies for the combined company, and because of Abacus management's uncertainties with respect to the corporate structure of the Internet portal company. In this period, Abacus had no contact with DoubleClick.

    On March 18, 1999, Mr. O'Connor and Mr. White continued discussions relating to the formation of a DoubleClick-Abacus joint venture.

    On April 14, 1999, Messrs. O'Connor, Merriman, Ryan, Epstein and Shapiro and Ms. Haggerty met with Messrs. White, Snyder and Sala and Janie Smith, Abacus's Vice President, Internet, at Abacus's offices in New York to discuss the formation of a joint venture between the two companies.

    On April 21 and 22, 1999, Messrs. Epstein and Shapiro met with Ms. Smith in Colorado to further discuss the possibility of a joint venture.

    On April 29, 1999, Messrs. O'Connor, Shapiro, White and Sala and Ms. Smith met at DoubleClick's offices to continue discussions to develop more detailed plans for a joint venture between the companies.

    From May 10 through May 13, 1999, Mr. Shapiro and Ms. Smith prepared a business plan for a joint venture between DoubleClick and Abacus. This plan was presented to Messrs. O'Connor, Epstein, White and Sala and Ms. Haggerty on
May 14, 1999.

    On May 27, 1999, a large group of DoubleClick executives traveled to Abacus's offices in Broomfield, Colorado to meet with Abacus's senior management to discuss the products that could be jointly developed in a collaboration between DoubleClick and Abacus, and also reviewed opportunities for cross marketing.

    On June 5, 1999, Mr. O'Connor and other DoubleClick executives updated DoubleClick board members as to the status of their discussions with Abacus regarding various business opportunities, including a potential joint venture, and DoubleClick management indicated to the DoubleClick board that they would be interested in pursuing a business combination with Abacus. When DoubleClick and Abacus were structuring the joint venture, it became clear that both parties wanted to lead the venture. DoubleClick's executives believed that the corporate ownership and corporate governance issues in a joint venture could not be resolved in a manner that would provide appropriate incentives to both parties to work toward the success of the joint efforts. DoubleClick's executives concluded that DoubleClick could avoid these difficult issues by acquiring Abacus. DoubleClick's board did not take any formal action at this time.

    On June 7, 1999, Messrs. O'Connor, Ryan and Epstein, Ms. Haggerty and representatives from Goldman Sachs met with Messrs. White and Sala and representatives of BancBoston Robertson Stephens in New York at the offices of Brobeck, Phleger & Harrison LLP, DoubleClick's legal counsel, to continue discussing the potential joint venture. At this meeting, DoubleClick informed Abacus that it would be interested in contemplating a business combination and presented the terms upon which DoubleClick would be willing to consider this transaction. The terms included DoubleClick's acquiring Abacus in a stock-for-stock merger to be treated as a pooling-of-interests for accounting purposes. The parties discussed the business combination proposal throughout the day. On June 8, 1999, the parties continued these discussions and by early evening, had determined that the stage of their discussions justified commencing mutual due diligence and negotiating definitive documentation, all subject to the approval of each company's board of directors. The parties also agreed that Abacus would enter into a limited duration exclusivity agreement with DoubleClick.

    On June 9, 1999, Brobeck, Phleger & Harrison delivered to Abacus a draft merger agreement and related documents, including a stock option agreement giving DoubleClick the right to purchase Abacus shares in circumstances involving a competing fundamental transaction with Abacus, and voting agreements with Abacus's management. DoubleClick and Abacus began business, legal and financial due diligence of each other, which continued through the morning of June 13, 1999. Also during this period, senior management of both companies held numerous discussions regarding various business, financial, operational and technical issues involved in combining the companies.

    On June 10, 1999, a special committee of Abacus's board of directors consisting of Messrs. Kenny and Lee held a special meeting to discuss the status of the responses from various parties interested in creating a strategic alliance or entering into a business combination with Abacus. The special committee was formed on February 15, 1999, but did not meet formally until June 10, 1999 because all deliberations prior to June 10, 1999, concerning the subject matter with respect to which the special committee was empowered to act were considered by the full board. At the meeting of June 10, 1999, the special committee, together with Abacus's legal and financial advisors, held an extensive discussion evaluating the relative merits of the potential alternatives, including the valuation and volatility risks relating to the potential acquirors' stock, the likely timing of, and risks to, closing each transaction, and the likelihood of success of the transaction after consummation. Only one transaction, involving a proposed joint venture regarding application of Abacus's database and products and services to direct marketing over the Internet, was advanced enough to consider relative to the status and nature of discussions with DoubleClick. The proposed joint venture partner was a leading, publicly held technology company. The special committee was not satisfied that the proposed joint venture could be successfully established or operated because of differences relating to financial guarantees, the level of commitment in technology and human resources, and revenue sharing and termination provisions of the joint venture. Following the discussion, the special committee unanimously agreed that the DoubleClick proposal constituted a superior transaction because of the synergies between the two companies, including the complementary nature of the companies' products, the price and other terms offered, and the commitment of the parties to close the transaction and develop new products likely to be successful. The synergies and complementary nature of products and services between Abacus and DoubleClick were superior to the other possible transaction partners for the following reasons:

    - Abacus and DoubleClick are both independent companies, not affiliated with other parties, unlike the two Internet portal companies that were being considered;

    - the Abacus client base has little or no conflict with the DoubleClick client base, whereas the Internet portal company and technology company had relationships with online merchants that compete with Abacus clients;

    - DoubleClick's clients are interested in targeted services that Abacus can provide;

    - DoubleClick has a data strategy and data technology that is compatible with Abacus's business;

    - DoubleClick has advertising management and delivery capabilities that Abacus's clients need; and

    - Abacus has data collection capabilities that DoubleClick is seeking.

The special committee then authorized Mr. White and a team of Abacus's legal and financial advisors to enter into a non-solicitation agreement with DoubleClick, to expire on June 16, 1999, during which period Abacus would not be permitted to negotiate with, or provide information to, any other party regarding a business combination transaction.

    From June 11, 1999 through June 13, 1999, representatives of DoubleClick and Abacus, together with their financial and legal advisors, held numerous meetings to discuss and negotiate the terms and conditions of the merger agreement, the stock option agreement and various other legal and financial issues, the terms of which were finalized on June 13, 1999 in the afternoon.

    On June 12, 1999, the board of directors of Abacus held a special meeting. Abacus's legal counsel reviewed the principal terms of the merger agreement and the related agreements. Abacus's management, legal advisors and financial advisors reported on the results of their due diligence reviews of DoubleClick. BancBoston Robertson Stephens then made a presentation to the board regarding the financial analyses it had performed in connection with its opinion and stated orally that it was prepared to render, and subsequently did provide, its written opinion, to the effect that as of June 13, 1999, and based on the assumptions made, matters considered, and limits of its review as set forth in its opinion, the share exchange ratio in the merger was fair to Abacus's stockholders from a financial point of view. Following a discussion, the Abacus board stated that it was prepared to approve the final terms of the merger agreement and related agreements, subject to the resolution of several transaction issues, including those relating to representations and warranties, and terms and conditions under which termination fees would be payable by Abacus in the event of the termination of the merger agreement which the parties were then negotiating. This meeting was adjourned until June 13, 1999.

    On June 13, 1999 the board of directors of Abacus reconvened the special meeting begun on June 12. Abacus management, legal advisors and financial advisors updated the board on negotiations and related transaction issues. Following a discussion, the Abacus board unanimously approved the final terms of the merger agreement and related agreements and determined to recommend that the Abacus stockholders approve the merger.

    The DoubleClick board held a special meeting on June 13, 1999. DoubleClick's management and legal advisors then reported on the results of their due diligence investigations of Abacus. Brobeck, Phleger & Harrison outlined the directors' legal duties and responsibilities in connection with considering the merger and reviewed the principal terms of the merger agreement and related agreements. A representative of PricewaterhouseCoopers LLP then discussed the accounting treatment of the proposed merger. Goldman Sachs then summarized the material financial analyses that it performed with respect to the proposed merger. Goldman Sachs then delivered its oral opinion to the DoubleClick board that, as of June 13, 1999, the share exchange ratio was fair from a financial point of view to DoubleClick. Goldman

Sachs subsequently confirmed its oral opinion by delivery of its written opinion, dated June 13, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.

    Following these presentations, DoubleClick's board engaged in a full discussion of the terms of the proposed merger, including the strategic benefits of the combination, the terms and conditions of the proposed merger agreement and the analyses and opinion of Goldman Sachs. Following the discussion, the DoubleClick board unanimously approved the merger agreement and related agreements, and the issuance of DoubleClick common stock in the merger. The DoubleClick board determined to recommend that the DoubleClick stockholders approve the issuance of shares of DoubleClick common stock in the merger.

    The merger agreement, the stock option agreement and related transaction documents were signed by the parties late in the afternoon of June 13, 1999. DoubleClick and Abacus issued a joint press release announcing the merger on the morning of June 14, 1999.

    Subsequent to June 14, 1999, during the course of its consideration of the NetGravity transaction, the DoubleClick board discussed the fit of NetGravity in the combined DoubleClick-Abacus company, and concluded that the NetGravity transaction would not have a negative impact on the merger with Abacus.

    The Abacus board and senior management of Abacus considered the impact of the NetGravity merger on the DoubleClick/Abacus merger. Considering the relatively smaller size of the NetGravity merger (NetGravity stockholders will acquire approximately 9% of the outstanding DoubleClick shares, assuming completion of the DoubleClick/Abacus merger and the NetGravity merger), and the business in which NetGravity is engaged, Abacus was satisfied that the NetGravity merger would not be materially adverse to the Abacus/DoubleClick combined company or the fairness of the merger to Abacus stockholders.

REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

    DOUBLECLICK

    The DoubleClick board unanimously concluded that the merger was advisable and fair to, and in the best interests, of DoubleClick and its stockholders and determined to recommend that the stockholders approve the issuance of the shares of DoubleClick common stock in the merger.

    The decision by DoubleClick's board was based on several potential benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include:

    - creating a market leader in all three segments of Internet advertising infrastructure: data, technology and media;

    - providing highly efficient, targeted and measurable marketing and advertising solutions through the Internet and other media;

    - accelerating DoubleClick's growth rate;

    - potentially shortening the period of operating at a loss; and

    - positioning DoubleClick to benefit from the expanding e-commerce market and the emergence of broadband Internet services.

    DoubleClick's board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

    - historical information concerning DoubleClick's and Abacus's businesses, financial performance and condition, operations, technology and management;

    - DoubleClick's management's view of the financial condition, results of operations and businesses of DoubleClick and Abacus before and after giving effect to the merger and the DoubleClick board's determination of the merger's effect on stockholder value;

    - current financial market conditions and historical stock market prices, volatility and trading information;

    - the determination of Abacus's senior management to enter new employment agreements and non-competition and non-disclosure agreements to be effective upon consummation of the merger;

    - the consideration Abacus stockholders will receive in the merger in light of comparable merger transactions analyzed by Goldman Sachs in connection with providing its fairness opinion to the DoubleClick board;

    - the opinion of Goldman Sachs that, as of the date of its opinion and subject to the assumptions made, matters considered and limitations of the review undertaken in connection with the opinion, as set forth in the opinion, the share exchange ratio in the merger was fair from a financial point of view to DoubleClick;

    - the belief that the terms of the merger agreement and the stock option agreement are reasonable;

    - the impact of the merger on DoubleClick's customers and employees;

    - results of the due diligence investigation conducted by DoubleClick's management, accountants and counsel as to the results of the due diligence investigation of Abacus; and

    - the expectation that the merger will be accounted for as a pooling of interests.

    The DoubleClick board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

    - the risk that the potential benefits of the merger may not be realized;

    - the possibility that the merger may not be consummated, even if approved by DoubleClick's and Abacus's stockholders;

    - the potential heightened attention on consumers' privacy concerns;

    - the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company; and

    - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

    DoubleClick's board concluded, however, that, on balance, the merger's potential benefits to DoubleClick and its stockholders outweighed the associated risks. This discussion of the information and factors considered by DoubleClick's board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, DoubleClick's board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

    FOR THE REASONS DISCUSSED ABOVE, DOUBLECLICK'S BOARD OF DIRECTORS HAS DETERMINED THE MERGER AGREEMENT AND THE MERGER TO BE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, DOUBLECLICK'S STOCKHOLDERS. IN CONNECTION WITH THE MERGER, DOUBLECLICK'S BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ISSUANCE OF SHARES OF DOUBLECLICK COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT.

    ABACUS

    The Abacus board determined to enter into the merger agreement and to recommend that Abacus stockholders approve the merger agreement in pursuit of its strategy to exploit opportunities over the Internet. Abacus determined the need to pursue an Internet strategy in order to:

    - benefit from the potential revenue created by integrating Abacus's transactional data into online services; and

    - expand the business model into a new market and provide existing customers access to transactional data derived from Internet e-commerce and a new distribution medium for products and customers.

    The decision of the Abacus board was the result of its careful consideration of a range of strategic alternatives, including potential business combinations and relationships with DoubleClick and other companies in the pursuit of a long-term Internet business strategy for Abacus.

    The Abacus board's primary consideration was to identify and secure the alternative that would provide the best strategic fit for Abacus and to provide long-term stockholder value to Abacus stockholders. In this regard, the Abacus board concluded that the DoubleClick merger represents the best transaction among several alternatives considered by the Abacus board. In reaching this determination, the Abacus board considered the following factors:

    - the price per share implied by the exchange ratio in the merger, as of the last trading day prior to the announcement of the merger, which the board determined represents: (A) a premium of more than 25% over the closing price of Abacus common stock, and (B) a premium of more than 44% over the average closing price in the prior 30 trading days;

    - the exchange ratio in the merger and implied per share price, which compares favorably according to a number of applicable valuation methodologies, including the analysis of companies comparable to Abacus and transactions comparable to the merger used by BancBoston Robertson Stephens in connection with providing its fairness opinion to the Abacus board; and

    - the opinion of BancBoston Robertson Stephens, delivered in writing on June 13, 1999, that as of June 13, 1999, and subject to assumptions made, matters considered and limitations on the review set forth in its opinion, the share exchange ratio in the merger is fair to Abacus stockholders from a financial point of view. Please see "Opinions of Financial Advisors--Abacus."

    The Abacus board also believes that the merger will provide the opportunity to:

    - combine DoubleClick's online behavioral and Internet data with Abacus's transactional purchasing data to create an improved model for targeted advertising;

    - realize potentially significant synergies and operating benefits;

    - improve rates for targeted Web advertising;

    - offer new products to Abacus's customers; and

    - increase Abacus's revenue growth rate.

    In reviewing its alternatives and making its determination, the Abacus board reviewed:

    - the results of the due diligence review by Abacus's management, legal advisors and financial advisors regarding DoubleClick's business, operations, technology and competitive position;

    - possible synergistic and expansion opportunities for the combined company;

    - the current and prospective business environment in which Abacus operates; and

    - the competitive environment for online advertising targeting companies and portals generally and the trend of these companies toward developing a data strategy.

    The Abacus board also reviewed with its legal advisors:

    - the terms and conditions of the merger agreement;

    - voting agreements;

    - the stock option covering shares of Abacus granted to DoubleClick in connection with the merger agreement;

    - the events triggering payment of the termination fee; and

    - the limitations on the ability of Abacus to negotiate with other companies regarding an alternative transaction, and the potential effect these provisions would have on Abacus's receiving alternative proposals that could be superior to the merger with DoubleClick.

    The Abacus board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

    - the risk that because the exchange ratio will not be adjusted for changes in the market price of either DoubleClick common stock or Abacus common stock, the per share value of the consideration to be received by Abacus stockholders might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger;

    - the relative volatility of the market value of DoubleClick common stock compared to the securities of other companies with whom Abacus was considering a business combination transaction and other companies that are similar to DoubleClick, which companies were the same as those used by BancBoston Robertson Stephens for the analysis underlying its opinion;

    - the risk that the merger might not be consummated;

    - the potential loss of revenues and business opportunities for Abacus as a result of confusion in the marketplace as a result of the announcement of the merger, and the possible exploitation of this confusion by Abacus's and DoubleClick's competitors;

    - the possibility of management disruption associated with the merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management and technical personnel of Abacus might not continue with the combined company;

    - the risk that the benefits sought to be achieved by the merger will not be realized; and

    - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

    After carefully evaluating these factors, both positive and negative, the board of directors of Abacus has determined that the merger is in the best interests of Abacus and its stockholders and unanimously recommends that Abacus stockholders vote for approval and adoption of the merger agreement and approval of the merger.

    FOR THE REASONS DISCUSSED ABOVE, ABACUS'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, ABACUS AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT ABACUS STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    In considering the recommendation of Abacus's board with respect to the merger agreement, Abacus stockholders should be aware that Abacus's directors and officers have interests in the merger that are different from, or are in addition to, the interests of Abacus stockholders generally. Please see "The Merger--Interests of Abacus's Officers and Directors in the Merger."

OPINIONS OF FINANCIAL ADVISORS

    DOUBLECLICK

    On June 13, 1999, Goldman Sachs delivered its oral opinion to the board of directors of DoubleClick that, as of June 13, 1999, the share exchange ratio was fair from a financial point of view to DoubleClick. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated June 13, 1999.

    Goldman Sachs did not update its opinion to consider the impact DoubleClick's merger with NetGravity will have on the fairness of the share exchange ratio from a financial point of view to DoubleClick.

    The full text of the written opinion of Goldman Sachs, dated June 13, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as APPENDIX D and is incorporated by reference in this joint proxy statement/ prospectus. You should read this opinion in its entirety.

    In connection with its opinion, Goldman Sachs reviewed, among other things,

    - the merger agreement;

    - the registration statement on Form S-1 relating to the initial public offering of DoubleClick common stock, including the prospectus therein dated February 20, 1998;

    - annual reports to stockholders and annual reports on Form 10-K of Abacus for the three years ended December 31, 1998;

    - annual report to stockholders and annual report on Form 10-K of DoubleClick for the one year ended December 31, 1998;

    - interim reports to stockholders and quarterly reports on Form 10-Q of Abacus and DoubleClick;

    - other communications from Abacus and DoubleClick to their stockholders;
      and

    - internal financial analyses and forecasts for Abacus and DoubleClick prepared by their managements, including operating synergies projected by the managements of Abacus and DoubleClick to result from the merger.

    Goldman Sachs also held discussions with members of the senior management of Abacus and DoubleClick regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their companies. In addition, Goldman Sachs:

    - reviewed the reported price and trading activity for the Abacus common stock and DoubleClick common stock;

    - compared financial and stock market information for Abacus and DoubleClick with similar information for other companies the securities of which are publicly traded;

    - reviewed the financial terms of recent business combinations in the Internet and direct marketing industries specifically and in other industries generally; and

    - performed other studies and analyses Goldman Sachs considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed the accuracy and completeness for purposes of rendering its opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Abacus or DoubleClick or any of their subsidiaries and were not furnished with any evaluation or appraisal. Goldman Sachs has assumed, with the consent of DoubleClick's board of directors, that the merger will be accounted for as a pooling of interests under generally accepted accounting principles. The advisory services and opinion of Goldman Sachs were provided for the information and assistance of the board of directors of DoubleClick in connection with its consideration of the merger, and the opinion does not constitute a recommendation as to how any holder of DoubleClick common stock should vote with respect to the merger.

    DoubleClick and Abacus did not impose any material limitations on Goldman Sachs in performing its financial analyses and investigations.

    The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to DoubleClick's board of directors on June 13, 1999. In providing its opinion, Goldman Sachs did not assign any relative importance to any particular financial analysis.

    The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

    SHARE EXCHANGE RATIO HISTORY. Goldman Sachs calculated the ratio of the market price of Abacus common stock to the market price of DoubleClick common stock on June 10, 1999 and the ratio of the average market price of Abacus common stock to the average market price of DoubleClick common stock during selected periods ending on June 10, 1999. The results are shown below:

PERIOD                                                AVERAGE SHARE EXCHANGE RATIO
------                                                ----------------------------
June 10, 1999 Closing Price                                        .813
10 days ending June 10, 1999                                       .788
30 days ending June 10, 1999                                       .726
60 days ending June 10, 1999                                       .699
90 days ending June 10, 1999                                       .891
1 Year ending June 10, 1999                                       2.073

    PREMIUM ANALYSIS. Goldman Sachs calculated the implied premium being paid in the merger based on the ratio of the market price of Abacus common stock to the market price of DoubleClick common stock on selected dates and the ratio of the average market price of Abacus common stock to the average market price of DoubleClick common stock during selected periods ending on June 11, 1999. The results are shown below:

                              IMPLIED PREMIUM
                                    AT
                                1.05 SHARE
    PRICE/AVERAGE PRICE       EXCHANGE RATIO
----------------------------  ---------------
February 1, 1999                    11.3%
March 1, 1999                      (25.3)%
April 1, 1999                       22.5%
May 1, 1999                         75.2%
June 11, 1999                       25.1%
5 days ending June 11, 1999         30.4%
10 days ending June 11, 1999        32.0%
30 days ending June 11, 1999        44.9%
60 days ending June 11, 1999        55.8%
90 days ending June 11, 1999        35.0%

    PUBLIC MARKET COMPARISON--DOUBLECLICK. Goldman Sachs reviewed and compared selected financial information, ratios and multiples for DoubleClick to corresponding financial information, ratios and public market multiples for six publicly traded companies in the Internet advertising industry:

    - AdForce Inc.;

    - Flycast Communications Corp.;

    - InfoSpace.com Inc.;

    - Modem Media Poppe Tyson Inc.;

    - NetGravity, Inc.; and

    - 24/7 Media Inc.

    Goldman Sachs also reviewed and compared selected financial information, ratios and multiples for DoubleClick to corresponding financial information, ratios and public market multiples for six publicly traded companies in the Internet infrastructure/services industry:

    - Broadvision Inc.;

    - Exodus Communications Inc.;

    - Inktomi Corp.;

    - Portal Software Inc.;

    - USWeb/CKS Corp.; and

    - Vignette Corp.

    The selected companies were chosen because they are publicly traded Internet companies with operations that for purposes of analysis may be considered similar to DoubleClick. The multiples and ratios were calculated using the closing price for the common stock of DoubleClick and each of the selected companies on June 11, 1999 and, except as otherwise indicated below, were based on the most recent publicly available information. Goldman Sachs' analyses of the selected companies compared the following to the results for DoubleClick:

    - closing share price on June 11, 1999 as a percentage of 52-week high share price;

    - the growth in revenues for the immediately preceding quarter as compared to the same quarter in the immediately preceding year;

    - equity market capitalization, which is the fully diluted market value of equity, as a multiple of annualized latest quarter revenues;

    - equity market capitalization as a multiple of annualized latest quarter gross profit;

    - equity market capitalization as a multiple of estimated revenue for calendar years 1999 and 2000 (based on Institutional Brokers Estimate System, or IBES, estimates); and

    - estimated five-year growth rate (provided by IBES).

    The results of these analyses are summarized as follows:

                                                                 SELECTED PUBLICLY TRADED
                                                              INTERNET ADVERTISING COMPANIES
                                                     -------------------------------------------------
                  RATIO/MULTIPLE                         RANGE        MEDIAN      MEAN     DOUBLECLICK
---------------------------------------------------  -------------   --------   --------   -----------
June 11, 1999 Closing Share Price as a Percentage
  of 52-Week High Share Price......................  36.3%-75.5%       57.5%      56.2%        51.7%

Growth Latest Quarter Revenue/Year Ago.............  12.5%-677.8%     128.3%     258.4%        69.8%

Equity Market Capitalization as a Multiple of
  Annualized Latest Quarter Revenue................  5.4x-62.3x        20.5x      25.0x        43.1x

Equity Market Capitalization as a Multiple of
  Annualized Latest Quarter Gross Profit...........  41.5x-85.9x       59.1x      61.4x        82.0x

Equity Market Capitalization as a Multiple of IBES
  1999 Estimated Revenue...........................  4.9x-40.5x        15.7x      20.4x        25.5x

Equity Market Capitalization as a Multiple of IBES
  2000 Estimated Revenue...........................  3.8x-23.6x         8.7x      12.0x        15.8x

IBES Estimated 5-Year Growth Rate..................  40.0%-65.0%       45.0%      45.0%        50.0%

                                                             SELECTED PUBLICLY TRADED INTERNET
                                                            INFRASTRUCTURE/ SERVICES COMPANIES
                                                     -------------------------------------------------
                  RATIO/MULTIPLE                         RANGE        MEDIAN      MEAN     DOUBLECLICK
---------------------------------------------------  -------------   --------   --------   -----------
June 11, 1999 Closing Share Price as a Percentage
  of 52-Week High Share Price......................  51.4%-93.5%       71.9%      72.0%        51.7%

Growth Latest Quarter Revenue/Year Ago.............  83.2%-411.8%     290.5%     252.2%        69.8%

Equity Market Capitalization as a Multiple of
  Annualized Latest Quarter Revenue................  5.2x-81.7x        41.1x      44.0x        43.1x

Equity Market Capitalization as a Multiple of
  Annualized Latest Quarter Gross Profit...........  29.4x-273.0x      94.7x     112.7x        82.0x

Equity Market Capitalization as a Multiple of IBES
  1999 Estimated Revenue...........................  4.6x-58.3x        33.3x      33.4x        25.5x

Equity Market Capitalization as a Multiple of IBES
  2000 Estimated Revenue...........................  3.0x-41.5x        19.1x      20.8x        15.8x

IBES Estimated 5-Year Growth Rate..................  50.0%-75.0%       70.5%      65.1%        50.0%

    PUBLIC MARKET COMPARISON--ABACUS. Goldman Sachs reviewed and compared selected financial information, ratios and multiples for Abacus to corresponding financial information, ratios and public market multiples for six publicly traded large cap companies in the direct marketing industry:

    - Acxiom Corp.;

    - Equifax Inc.;

    - Great Universal Stores PLC;

    - Harte Hanks, Inc.;

    - Snyder Communications Inc.; and

    - VNU NV.

    Goldman Sachs also reviewed and compared selected financial information, ratios and multiples for Abacus to corresponding financial information, ratios and public market multiples for five publicly traded small cap/niche companies in the direct marketing industry:

    - Advo Inc.;

    - Catalina Marketing Corp.;

    - Fair Isaac & Co. Inc.;

    - infoUSA Inc.; and

    - MemberWorks Inc.

    The selected companies were chosen because they are publicly traded direct marketing companies with operations that for purposes of analysis may be considered similar to Abacus. The multiples and ratios were calculated using the closing price for the common stock of Abacus and each of the selected companies on June 11, 1999 and, except as otherwise indicated below, were based on the most recent publicly available information. Goldman Sachs' analyses of the selected companies compared the following to the results for Abacus:

    - closing share price on June 11, 1999 as a percentage of 52-week high share price;

    - the ratio of the closing share price on June 11, 1999 to estimated earnings for calendar years 1999 and 2000 (based on estimates of Wall Street analysts);

    - estimated 5-year growth rate (provided by IBES);

    - the ratio of the closing share price on June 11, 1999 to estimated earnings for calendar year 1999 (based on estimates of Wall Street analysts) as a multiple of estimated 5-year growth rate (provided by
      IBES);

    - levered market capitalization, which is the fully diluted market value of equity plus the book value of debt less cash, as a multiple of last
      12 months sales;

    - levered market capitalization as a multiple of last 12 months earnings before interest, taxes, depreciation and amortization, or EBITDA;

    - levered market capitalization as a multiple of last 12 months earnings before interest and taxes, or EBIT; and

    - the ratio of total debt to capital.

    The results of these analyses are summarized as follows:

                                                                     SELECTED PUBLICLY TRADED
                                                               LARGE CAP DIRECT MARKETING COMPANIES
                                                          ----------------------------------------------
                     RATIO/MULTIPLE                           RANGE        MEDIAN      MEAN      ABACUS
--------------------------------------------------------  -------------   --------   --------   --------
June 11, 1999 Closing Share Price as a Percentage of
  52-Week High Share Price..............................  49.6%-95.7%      78.7%      77.3%       86.1%

Closing Share Price on June 11, 1999 to Wall Street
  Analysts Estimated Earnings for Calendar Year 1999....  17.7x-29.4x      25.0x      24.6x       49.7x

Closing Share Price on June 11, 1999 to Wall Street
  Analysts Estimated Earnings for Calendar Year 2000....  13.4x-27.1x      21.7x      21.3x       35.3x

IBES Estimated 5-Year Growth Rate.......................  10.0%-35.0%      17.0%      19.8%       40.0%

Closing Share Price on June 11, 1999 to Wall Street
  Analysts Estimated Earnings for Calendar Year 1999 as
  a Multiple of IBES Estimated 5-year Growth Rate.......  0.5x-2.7x         1.3x       1.5x        1.2x

Levered Market Capitalization as a Multiple of Last 12
  Months Sales..........................................  2.0x-4.3x         3.3x       3.1x       15.4x

Levered Market Capitalization as a Multiple of Last 12
  Months EBITDA.........................................  11.0x-18.7x      13.6x      14.5x       37.5x

Levered Market Capitalization as a Multiple of Last 12
  Months EBIT...........................................  14.0x-31.1x      15.9x      18.7x       40.1x

Total Debt to Capital...................................  0.0%-81.6%       22.5%      30.2%        2.1%

                                                           SELECTED PUBLICLY TRADED SMALL CAP/NICHE DIRECT
                                                                         MARKETING COMPANIES
                                                          --------------------------------------------------
                     RATIO/MULTIPLE                           RANGE         MEDIAN       MEAN       ABACUS
--------------------------------------------------------  --------------   ---------   ---------   ---------
June 11, 1999 Closing Share Price as a Percentage of
  52-Week High Share Price..............................  39.8%-94.6%        77.0%       74.1%        86.1%

Closing Share Price on June 11, 1999 to Wall Street
  Analysts Estimated Earnings for Calendar Year 1999....  11.0x-57.1x        24.8x       27.8x        49.7x

Closing Share Price on June 11, 1999 to Wall Street
  Analysts Estimated Earnings for Calendar Year 2000....  9.7x-44.2x         21.5x       22.8x        35.3x

IBES Estimated 5-Year Growth Rate.......................  17.5%-40.0%        19.9%       22.7%        40.0%

Closing Share Price on June 11, 1999 to Wall Street
  Analysts Estimated Earnings for Calendar Year 1999 as
  a Multiple of IBES Estimated 5-year Growth Rate.......  0.6x-1.5x           1.3x        1.3x         1.2x

Levered Market Capitalization as a Multiple of Last 12
  Months Sales..........................................  0.6x-7.2x           3.1x        3.9x        15.4x

Levered Market Capitalization as a Multiple of Last 12
  Months EBITDA.........................................  4.6x-20.1x         13.2x       14.3x        37.5x

Levered Market Capitalization as a Multiple of Last 12
  Months EBIT...........................................  8.3x-29.0x         16.1x       19.8x        40.1x

Total Debt to Capital...................................  0.3%-160.7%        13.7%       33.0%         2.1%

    In performing this public market comparison Goldman Sachs used those operating statistics it considered most relevant for each of the two companies. The operating statistics utilized in performing the public market comparison for DoubleClick were those commonly utilized in analyzing Internet companies and the operating statistics utilized in performing the public market comparison for Abacus were those commonly utilized in analyzing direct marketing companies.

    In performing these analyses, Goldman Sachs did not assign relative importance or weights to the various sets of ratios and multiples.

    CONTRIBUTION ANALYSIS. Goldman Sachs compared Abacus and DoubleClick stockholders' percentage ownership of the combined company following the merger to the percentage contribution by Abacus and DoubleClick to the combined company's 1999 and 2000 estimated system revenues, total revenues and gross profit on a pro forma basis. The analysis did not take into account any synergies that may result from the merger. Based on this analysis, DoubleClick stockholders' percentage ownership of the combined company would equal or exceed DoubleClick's percentage contribution to the combined company in each of 1999 and 2000. The results of this analysis are summarized as follows:

               Based on Wall Street Consensus Research Estimates
              for DoubleClick and Management Estimates for Abacus
            -------------------------------------------------------

                                                                  % CONTRIBUTION
                                                               ABACUS    DOUBLECLICK
                                                              --------   -----------
1.05 Exchange Ratio.........................................  20.5%          79.5%
1999 Estimated System Revenues*.............................  30.4%          69.6%
2000 Estimated System Revenues..............................  29.4%          70.6%
1999 Estimated Total Revenues...............................  37.8%          62.2%
2000 Estimated Total Revenues...............................  36.1%          63.9%
1999 Estimated Gross Profit.................................  48.5%          51.5%
2000 Estimated Gross Profit.................................  45.1%          54.9%

------------------------

    *System revenues include revenues earned with respect to network sales relating to publishers which are part of the DoubleClick Network, fees earned from independent publishers and advertisers which use the DART technology to deliver ad impressions, and amounts invoiced on behalf of Compaq Computer Corp, in accordance with an advertising services agreement between Compaq and DoubleClick. On June 29, 1999, Compaq agreed to transfer to CMGI, Inc. a controlling interest in AltaVista. Compaq and its wholly owned subsidiary Digital Equipment Corporation contributed the assets and liabilities comprising AltaVista's business, which included the Advertising Services Agreement, to a new company that CMGI owns approximately 83% of, with the remainder owned by Compaq.

            Based on Management Estimates for DoubleClick and Abacus
            -------------------------------------------------------

                                                                  % CONTRIBUTION
                                                               ABACUS    DOUBLECLICK
                                                              --------   -----------
1.05 Exchange Ratio.........................................  20.5%          79.5%
1999 Estimated System Revenues..............................  25.2%          74.8%
2000 Estimated System Revenues..............................  20.3%          79.7%
1999 Estimated Total Revenues...............................  30.8%          69.2%
2000 Estimated Total Revenues...............................  23.5%          76.5%
1999 Estimated Gross Profit.................................  41.4%          58.6%
2000 Estimated Gross Profit.................................  31.6%          68.4%

    PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared pro forma analyses of the financial impact of the merger to DoubleClick stockholders both (A) using management estimates for DoubleClick and Abacus and (B) using Wall Street consensus research estimates for DoubleClick and management estimates for Abacus.

    Goldman Sachs compared the 1998 earnings per share and 1999 and 2000 estimated earnings per share of DoubleClick common stock on a standalone basis to the 1998 earnings per share and 1999 and 2000 estimated earnings per share of the common stock of the combined company on a pro forma basis. In performing this analysis Goldman Sachs included DoubleClick and Abacus managements' estimates of the potential synergies to be realized following the merger. Based on these analyses, the merger would be accretive to stockholders of DoubleClick on an earnings per share basis in each of 1999 and 2000.

    The results of this analysis are summarized as follows:

                                                                                BASED ON ABACUS
                                                            BASED ON ABACUS     MANAGEMENT AND
                                                             MANAGEMENT AND       DOUBLECLICK
                                                              DOUBLECLICK        MANAGEMENT'S
                                                            STREET ESTIMATES       ESTIMATES
                                                            ----------------   -----------------
1998 Earnings Per Share Accretion.........................       $0.58               $0.58
1999 Estimated Earnings Per Share Accretion...............       $0.47               $0.47
2000 Estimated Earnings Per Share Accretion...............       $0.43               $0.48

    For each of the years 1999 and 2000, Goldman Sachs also compared the estimated revenue per share of DoubleClick common stock on a pre-merger basis to the estimated revenue per share of the common stock of the combined company on a pro forma basis. In performing this analysis, Goldman Sachs included DoubleClick and Abacus managements' estimates of the potential synergies that may be realized following the merger. The results of this analysis are summarized as follows:

                                                            BASED ON ABACUS      BASED ON ABACUS
                                                             MANAGEMENT AND       MANAGEMENT AND
                                                              DOUBLECLICK          DOUBLECLICK
                                                            STREET ESTIMATES   MANAGEMENT ESTIMATES
                                                            ----------------   --------------------
1999 % Accretion..........................................         14.4%                6.5%
2000 % Accretion..........................................         18.4%                3.2%

    SELECTED TRANSACTION ANALYSIS--INTERNET. Goldman Sachs compared information for nine selected transactions in the Internet industry to similar information for the proposed merger, including:

    - the premium of the aggregate levered consideration, which is the consideration paid by DoubleClick plus the book value of Abacus's debt, less cash, over the closing market value of the acquired company;

    - aggregate levered consideration as a multiple of last 12 months sales;

    - aggregate levered consideration as a multiple of last 12 months gross margin;

    - aggregate levered consideration as a multiple of next 12 months estimated sales (provided by Wall Street analysts); and

    - aggregate levered consideration as a multiple of next 12 months estimated gross margin (provided by Wall Street analysts).

    The results of the analyses are summarized as follows:

                                                           SELECTED TRANSACTIONS IN
                                                            THE INTERNET INDUSTRY
                                                      ----------------------------------   DOUBLECLICK
RATIO/MULTIPLE                                           RANGE        MEDIAN      MEAN       /ABACUS
--------------                                        ------------   --------   --------   -----------
Premium to Market...................................  -4.2%-67.4%     45.8%       37.7%       25.1%
Aggregate Levered Consideration as a Multiple of
  Last 12 Months Sales..............................  0.9x-255.2x     12.9x       60.2x       19.3x
Aggregate Levered Consideration as a Multiple of
  Last 12 Months Gross Margin.......................  10.1x-971.1x    53.0x      320.3x       24.4x
Aggregate Levered Consideration as a Multiple of
  Next 12 Months Sales Estimated by Wall Street
  Analysts..........................................  0.2x-143.6x     16.1x       47.3x       12.0x
Aggregate Levered Consideration as a Multiple of
  Next 12 Months Gross Margin Estimated by Wall
  Street Analysts...................................  0.7x-395.7x     17.3x       77.7x       15.1x

    In performing this analysis, Goldman Sachs did not assign relative importance or weights to the various sets of ratios and multiples.

    SELECTED TRANSACTION ANALYSIS--DIRECT MARKETING. Goldman Sachs compared information for ten selected transactions in the direct marketing industry to similar information for the proposed merger, including:

    - the premium of the aggregate levered consideration over the closing market value of the acquired company;

    - aggregate levered consideration as a multiple of last 12 months sales;

    - aggregate levered consideration as a multiple of last 12 months EBIT;

    - aggregate levered consideration as a multiple of last 12 months EBITDA;

    - aggregate levered consideration as a multiple of next 12 months estimated sales (provided by Wall Street analysts); and

    - aggregate levered consideration as a multiple of next 12 months estimated EBIT (provided by Wall Street analysts).

                                                            SELECTED TRANSACTIONS
                                                                IN THE DIRECT
                                                              MARKETING INDUSTRY
                                                      ----------------------------------   DOUBLECLICK
RATIO/MULTIPLE                                           RANGE        MEDIAN      MEAN       /ABACUS
--------------                                        ------------   --------   --------   -----------
Premium to Market...................................    0.0%-69.1%    21.6%      18.9%        25.1%
Aggregate Levered Consideration as a Multiple of
  Last 12 Months Sales..............................     1.7x-6.2x     3.2x       2.7x        19.3x
Aggregate Levered Consideration as a Multiple of
  Last 12 Months EBITDA.............................    9.6x-39.2x    18.5x      13.8x        47.1x
Aggregate Levered Consideration as a Multiple of
  Last 12 Months EBIT...............................  11.1x-107.2x    29.2x      19.6x        51.8x
Aggregate Levered Consideration as a Multiple of
  Next 12 Months Sales Estimated by Wall Street
  Analysts..........................................     1.4x-7.0x     3.6x       3.0x        12.0x
Aggregate Levered Consideration as a Multiple of
  Next 12 Months EBIT Estimated by Wall Street
  Analysts..........................................   10.8x-36.5x    19.2x      14.7x        32.3x

    In performing this analysis, Goldman Sachs did not assign relative importance or weights to the various sets of ratios and multiples.

    IMPLIED MULTIPLE ANALYSIS. Goldman Sachs calculated the aggregate levered consideration proposed in the merger, based on an exchange ratio of 1.05 and the market price of Abacus common stock on June 11, 1999, as a multiple of Abacus's estimated system revenues, total revenues, gross profit, operating income and net income in the years 1999 and 2000, and compared the results to DoubleClick's trading multiples.

Goldman Sachs based its analysis on management estimates for Abacus and Wall Street consensus research estimates for DoubleClick. The results of this analysis are summarized as follows:

                                                            ABACUS    DOUBLECLICK
                                                           --------   -----------
MULTIPLES OF SYSTEM REVENUES
  1999E..................................................   14.9x        23.8x
  2000E..................................................   10.1x        15.3x
MULTIPLES OF TOTAL REVENUES
  1999E..................................................   14.9x        33.4x
  2000E..................................................   10.1x        21.4x
MULTIPLES OF GROSS PROFIT
  1999E..................................................   18.7x        64.1x
  2000E..................................................   13.1x        39.2x
MULTIPLES OF OPERATING INCOME
  1999E..................................................   39.8x           NM
  2000E..................................................   28.2x           NM
MULTIPLES OF NET INCOME
  1999E..................................................   63.2x           NM
  2000E..................................................   44.7x           NM

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses it performed. No company or transaction used in the above analyses as a comparison is directly comparable to DoubleClick or Abacus or the contemplated merger.

    The analyses were prepared for purposes of providing an opinion to the DoubleClick board of directors as to the fairness from a financial point of view to DoubleClick of the share exchange ratio. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses underlying the Goldman Sachs opinion are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors.

    As described above, Goldman Sachs' opinion to DoubleClick's board of directors was one of many factors taken into consideration by DoubleClick's board of directors in making its determination to approve the merger. The foregoing is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion but it does not purport to be a complete description of the analyses performed by Goldman Sachs.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with DoubleClick having provided investment banking services to DoubleClick from time to time, including having acted as managing underwriter of the initial public offering of DoubleClick common stock in February 1998 and a subsequent public offering of DoubleClick common stock in December 1998, and having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the merger agreement. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of DoubleClick or Abacus for its own account and for the accounts of customers.

    Under a letter agreement dated May 26, 1999, DoubleClick engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition by DoubleClick or any of its affiliates of all or a portion of the stock or assets of Abacus. According to the terms of this letter agreement, DoubleClick has agreed to pay Goldman Sachs a transaction fee based on the outcome of the merger as follows:

    - if the merger is consummated, Goldman Sachs will receive a transaction fee of $7.0 million; or

    - if the merger is not consummated and in accordance with the merger agreement DoubleClick receives a payment in connection with the termination of the merger agreement or the failure to consummate the merger, Goldman Sachs will receive a termination fee of $3.5 million.

    DoubleClick also has agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including liabilities arising under the federal securities laws.

    ABACUS

    Under an engagement letter dated February 15, 1999, Abacus engaged BancBoston Robertson Stephens Inc. to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to holders of shares of Abacus common stock (other than DoubleClick or any of its affiliates).

    BancBoston Robertson Stephens did not update its opinion to consider the impact DoubleClick's merger with NetGravity will have on the fairness of the share exchange ratio from a financial point of view to Abacus stockholders.

    On June 13, 1999 at a meeting of the Abacus board held to evaluate the proposed merger, BancBoston Robertson Stephens delivered to the Abacus board its written opinion that, as of June 13, 1999 and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio was fair from a financial point of view to holders of shares of Abacus common stock (other than DoubleClick or any of its affiliates). No limitations were imposed by DoubleClick or the Abacus board on BancBoston Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange ratio was determined through negotiations between the managements of Abacus and DoubleClick. Although BancBoston Robertson Stephens did assist the management of Abacus in those negotiations, it was not asked by, and did not recommend to, Abacus that any specific exchange ratio constituted the appropriate exchange ratio for the merger. BancBoston Robertson Stephens also assisted Abacus' management in the negotiations leading to an agreement on principal structural terms of the merger.

    The full text of the BancBoston Robertson Stephens opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as APPENDIX E and is incorporated in this joint prospectus/proxy statement by reference. BancBoston Robertson Stephens prepared its opinion for the benefit and use of the Abacus board in its consideration of the merger; the opinion does not constitute a recommendation to Abacus stockholders as to how they should vote or take any other action with respect to the merger. BancBoston Robertson Stephens has consented to the use of its opinion in this joint proxy statement/prospectus. We urge Abacus stockholders to read the opinion in its entirety.

    The BancBoston Robertson Stephens opinion does not address:

    - the relative merits of the merger and the other business strategies that the Abacus board has considered or may be considering; or

    - the underlying business decision of the Abacus board to proceed with the merger.

    The summary of the BancBoston Robertson Stephens opinion set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion.

    In preparing their opinion, BancBoston Robertson Stephens, among other things:

    - reviewed publicly available financial statements and other business and financial information of Abacus and DoubleClick;

    - reviewed internal financial statements and other financial and operating data about Abacus and DoubleClick prepared by the managements of Abacus and DoubleClick;

    - reviewed financial forecasts and other forward looking financial information relating to Abacus and DoubleClick prepared by the managements of Abacus and DoubleClick;

    - reviewed with Abacus and DoubleClick the publicly available consensus estimates of research analysts relating to Abacus and DoubleClick;

    - held discussions with the managements of Abacus and DoubleClick concerning the businesses, past and current operations, financial condition and future prospects of Abacus and DoubleClick, independently and combined, cost savings and other synergies that are expected to result from the merger, and management views of the strategic rationale for the merger;

    - reviewed the financial terms and conditions in the merger agreement;

    - reviewed the stock price and trading history of Abacus and DoubleClick;

    - compared the financial performance of Abacus and DoubleClick and the prices and trading activity of Abacus common stock and DoubleClick common stock with that of other publicly traded companies comparable with Abacus and DoubleClick;

    - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions it deemed relevant;

    - reviewed the pro forma impact of the merger on DoubleClick's net revenue per share;

    - reviewed and considered information prepared by members of management of Abacus and DoubleClick relating to the relative contributions of Abacus and DoubleClick to the combined company;

    - prepared a discounted cash flow analysis of Abacus;

    - participated in discussions and negotiations among representatives of Abacus and DoubleClick and their financial and legal advisors; and

    - made other studies and inquiries, and reviewed other data, as it deemed relevant.

    In its review and analysis, and in arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by management of Abacus and DoubleClick) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of this information. BancBoston Robertson Stephens relied upon the assurances of management of Abacus and DoubleClick that they were not aware of any facts that would make this information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Abacus or DoubleClick, nor was BancBoston Robertson Stephens furnished with any evaluation or appraisal.

    With respect to the financial forecasts and projections (and the underlying assumptions and bases, including synergies related to the merger) for each of Abacus and DoubleClick that BancBoston Robertson Stephens reviewed, upon the advice of the managements of Abacus and DoubleClick, BancBoston Robertson Stephens assumed that these forecasts and projections:

    - had been reasonably prepared in good faith on the basis of reasonable assumptions;

    - reflected the best available estimates and judgments as to the future financial condition and performance of Abacus and DoubleClick; and

    - will be realized in the amounts and in the time periods estimated.

    In this regard, BancBoston Robertson Stephens noted that each of Abacus and DoubleClick face exposure to the Year 2000 problem. BancBoston Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of Abacus and DoubleClick with respect to the potential effect that the Year 2000 problem might have on their forecasts.

    In addition, BancBoston Robertson Stephens assumed that:

    - the merger will be consummated upon the terms set forth in the merger agreement without material alteration, including, among other things, that the merger will be accounted for as a "pooling of interests" business combination in accordance with U.S. generally accepted accounting principles;

    - the merger will be treated as a tax-free reorganization as defined in the Internal Revenue Code of 1986, as amended; and

    - the historical financial statements of Abacus and DoubleClick reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

    BancBoston Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

    Although developments following the date of the BancBoston Robertson Stephens opinion may affect the opinion, BancBoston Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The BancBoston Robertson Stephens opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to BancBoston Robertson Stephens as of, the date of the BancBoston Robertson Stephens opinion. It should be understood that subsequent developments may affect the conclusion expressed in the BancBoston Robertson Stephens opinion and that BancBoston Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The BancBoston Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the exchange ratio to holders of shares of Abacus common stock (other than DoubleClick or any of its affiliates). BancBoston Robertson Stephens does not express any opinion as to:

    - the value of any employee agreement or other arrangement entered into in connection with the merger;

    - any tax or other consequences that might result from the merger; or

    - what the value of DoubleClick common stock will be when issued to Abacus's stockholders in the merger or the price at which the shares of DoubleClick common stock that are issued in the merger may be traded in the future.

    The following is a summary of the material financial analyses performed by BancBoston Robertson Stephens in connection with rendering the BancBoston Robertson Stephens opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by BancBoston Robertson Stephens. Some of the information in this section is presented in a tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY BANCBOSTON ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE BANCBOSTON ROBERTSON STEPHENS OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES WHICH IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

    In its financial analysis, BancBoston Robertson Stephens used the following consensus estimates of financial analysis ("consensus street estimates") for Abacus and DoubleClick:

                                                   ABACUS              DOUBLECLICK
                                             -------------------   -------------------
                                               1999       2000       1999       2000
                                             --------   --------   --------   --------
Net Revenue................................   $65.9      $89.5      $103.9     $164.4
EBIT.......................................    25.1       34.4       (23.1)      (4.6)
Net Income.................................    16.0       27.2       (17.7)      (0.6)
EPS........................................   $1.53      $2.08      $(0.44)    $(0.01)

    As explained above, BancBoston Robertson Stephens, upon the advice of the managements of Abacus and DoubleClick, assumed, for purposes of its opinion, that such forecasts reflected the best available estimates and judgments as to the future financial condition and performance of Abacus and DoubleClick and that such forecasts will be realized. However, because forecasts of this type are based upon a number of significant uncertainties and contingencies, most of which are difficult to predict and beyond the control of Abacus and DoubleClick, neither Abacus nor DoubleClick can make any assurances that any of such forecasts of financial analysts will be realized.

    EXCHANGE RATIO AND IMPLIED PREMIUM ANALYSIS. BancBoston Robertson Stephens compared the historical ratios of the average closing price of Abacus common stock to the average closing price of DoubleClick common stock over various periods ending June 11, 1999. The following table sets forth the ratios of the average closing prices of Abacus common stock compared to DoubleClick common stock for the various periods ending June 11, 1999 and the implied premium (discount) of the exchange ratio to the average ratios.

                               RATIO OF AVERAGE CLOSING PRICES       PREMIUM (DISCOUNT)
                               OF ABACUS COMMON STOCK COMPARED   OF EXCHANGE RATIO IN MERGER
PERIOD ENDING JUNE 11, 1999      TO DOUBLECLICK COMMON STOCK       TO PERIOD AVERAGE RATIO
----------------------------   -------------------------------   ---------------------------
        10 days                             0.796x                            31.9%
        30 days                             0.729x                            44.1%
        60 days                             0.702x                            49.5%
        90 days                             0.893x                            17.5%
 Preceding twelve months                    2.075x                           (49.4)%

    COMPARABLE COMPANIES ANALYSIS. Using publicly available information, BancBoston Robertson Stephens analyzed, among other things, the equity value and trading multiples of Abacus and selected publicly traded companies that have similar business and operating profiles, including:

    - Acxiom Corp.

    - ADVO, Inc.

    - Harte-Hanks, Inc.

    - InfoUSA, Inc.

    - M/A/R/C Group

    - Snyder Communications, Inc.

    Multiples compared by BancBoston Robertson Stephens included aggregate value (equity value plus debt, less cash) to estimated earnings before interest and taxes ("EBIT") for calendar years 1999 and 2000, price to earnings per share for calendar years 1999 and 2000 and EBIT and price/earnings to the five-year earnings per share growth rate for calendar year 2000. All multiples were based on closing stock prices as of June 11, 1999 and the consensus street estimates for Abacus.

    Using the ranges of multiples set forth below, the following Abacus equity values, Abacus values per share and exchange ratios are implied:

                                              IMPLIED ABACUS EQUITY VALUE
                                                    ($ IN MILLIONS)           MEAN IMPLIED      MEAN IMPLIED
                                              ----------------------------    ABACUS EQUITY    EXCHANGE RATIO
                           MULTIPLE RANGE           RANGE           MEAN     VALUE PER SHARE        (A)
                          -----------------   -----------------   --------   ---------------   --------------
2000 EBIT                    9.0x-14.0x       $ 334.4-$506.5      $  420.5       $ 39.06           0.440
1999 EBIT                    12.0x-18.0x      $ 325.6-$476.1      $  400.9       $ 37.24           0.419
2000 P/E                    15.0x - 25.0x     $ 333.1-$555.2      $  444.1       $ 41.26           0.465
1999 P/E                    20.0x - 30.0x     $ 319.1-$478.7      $  398.9       $ 37.06           0.417
2000 EBIT Multiple/
  Growth Rate               0.40x - 0.60x     $ 550.6-$825.9      $  688.3       $ 63.94           0.720
2000 P/E/Growth Rate        0.80x - 1.10x     $ 710.6-$977.1      $  843.9       $ 78.39           0.883
Mean (b)                                                                         $ 54.91           0.618

------------------------

(a) Based on the closing price of DoubleClick common stock on June 11, 1999 of $88.81.

(b) Based on the average of the mean of EBIT and P/E methodologies and the mean of EBIT and P/E to growth rate methodologies.

    BancBoston Robertson Stephens also reviewed multiples for the comparable companies of aggregate value to LTM, 1999 and 2000 revenues, but BancBoston Robertson Stephens believed that the revenue multiples of the comparable companies were not as relevant as the EBIT and P/E multiples that it considered because Abacus generally has higher operating margins than the comparable companies. The revenue multiples generally implied a lower valuation for Abacus than the EBIT and P/E multiples that BancBoston Robertson Stephens considered. BancBoston Robertson Stephens also reviewed multiples for the comparable companies of aggregate value to LTM EBIT and LTM P/E, but BancBoston Robertson Stephens believed that the EBIT and P/E multiples based on historical LTM results were not as relevant as the forward 1999 and 2000 EBIT and P/E multiples. The LTM multiples generally implied a lower valuation for Abacus than the forward 1999 and 2000 multiples that BancBoston Robertson Stephens considered.

    CONTROL PREMIUM ANALYSIS. Based upon its review of the range of premiums to the acquired company's closing market price 30 days prior to the announcement of the transaction that have been paid in the precedent transactions listed below, BancBoston Robertson Stephens applied a range of control premiums of 25.0% to 60.0% (with a mean of 42.5%) to the mean equity valuation implied by the foregoing comparable companies analysis. The results of this analysis are summarized below:

                                       IMPLIED ABACUS EQUITY VALUE
                                             ($ IN MILLIONS)           MEAN IMPLIED
                                       ----------------------------    ABACUS EQUITY      MEAN IMPLIED
                                             RANGE           MEAN     VALUE PER SHARE   EXCHANGE RATIO(A)
                                       -----------------   --------   ---------------   -----------------
2000 EBIT                              $   525.6-$ 672.7   $  599.1       $ 55.66             0.627
1999 EBIT                              $   501.1-$ 641.4   $  571.2       $ 53.06             0.597
2000 P/E                               $   555.2-$ 710.6   $  632.9       $ 58.79             0.662
1999 P/E                               $   498.6-$ 638.3   $  568.5       $ 52.81             0.595
2000 EBIT Multiple/Growth Rate         $  860.4-$1,101.3   $  980.8       $ 91.11             1.026
2000 P/E/Growth Rate                   $1,054.8-$1,350.2   $1,202.5       $111.71             1.258
    Mean (b)                                                              $ 78.25             0.881

------------------------

(a) Based on the closing price of DoubleClick common stock on June 11, 1999 of $88.81.

(b) Based on the average of the mean of EBIT and P/E methodologies and the mean of EBIT and P/E to growth rate methodologies

    PRECEDENT TRANSACTION ANALYSIS. Using publicly available information, BancBoston Robertson Stephens analyzed the implied transaction value multiples paid or proposed to be paid in selected acquisition transactions in the database marketing services industry and the Internet content and services industry, including:

    Database Marketing Services Industry

    - Fingerhut Cos./Federated Dept. Stores (February 11, 1999)

    - Pharmaceutical Marketing/Quintiles Transnational (December 15, 1998)

    - May & Speh/Acxiom (May 27, 1998)

    - Metromail/Great Universal Stores (March 13, 1998)

    - Direct Marketing Technology/Great Universal Stores (April 14, 1997)

    - Brann Holdings/Snyder Communications (March 19, 1997)

    - American List Corp./Snyder Communications (March 19, 1997)

    - Donnelley Marketing/First Data Corporation (September 5, 1996)

    Internet Content and Services Industry

    - TeleB@nc Financial/E*Trade (June 1, 1999)

    - Broadcast.com/Yahoo! (April 1, 1999)

    - Geocities/Yahoo! (January 28, 1999)

    - Excite/@Home (January 19, 1999)

    - Netscape/AOL (November 24, 1998)

    - N2K/CDnow (October 23, 1998)

    - CKS Group, Inc./USWeb Corporation (September 2, 1998)

    In analyzing these "precedent transactions," BancBoston Robertson Stephens compared, among other things, the equity value in the transactions as a multiple of net income for the preceeding twelve months ("LTM"), the aggregate value (equity value plus debt less cash) as a multiple of calendar year 2000 estimated revenues and the premiums paid to market prices in such transactions. All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following tables illustrate implied Abacus equity valuations, Abacus equity valuations per share and exchange ratios derived from applying a range of multiples that BancBoston Robertson Stephens derived from the precedent transactions of LTM net income and of calendar year 2000 revenue. BancBoston Robertson Stephens applied different multiples for the transactions in the database marketing services industry and the Internet content and services industry because companies in these industries generally have different operating and trading profiles and, therefore, are generally valued in the public equity markets according to different trading multiples.

                                                                     IMPLIED ABACUS EQUITY
                                                 MULTIPLE/                   VALUE                                   MEAN
                                                PERCENTAGE              ($ IN MILLIONS)           MEAN IMPLIED     IMPLIED
                                            -------------------   ----------------------------    ABACUS EQUITY    EXCHANGE
                                             RANGE       MEAN           RANGE           MEAN     VALUE PER SHARE   RATIO(A)
                                            --------   --------   -----------------   --------   ---------------   --------

Database Marketing Services:
  Equity Value/LTM Net Income               30.0x-     35.0x      $ 360.2-$ 480.2     $  420.2       $ 39.04        0.440
                                            40.0x

  One Day Premium to Abacus Closing         20.0%-     25.0%      $ 963.2-$1,043.4    $1,003.3       $ 93.20        1.049
    Price(b)                                30.0%

  One Month Premium to Abacus Closing       25.0%-     30.0%      $1,076.2-$1,162.3   $1,119.3       $103.98        1.171
    Price(c)                                35.0%
      Mean                                                                                           $ 78.74        0.887

Internet Content and Services Industry:
  Aggregate Value/CY 2000 Revenue(d)        10.0x-     12.5x      $ 919.5-$1,366.9    $1,143.2       $106.20        1.196
                                            15.0x

  One Day Premium to Abacus Closing         30.0%-     35.0%      $1,043.4-$1,123.7   $1,083.6       $100.66        1.133
    Price(b)                                40.0%

  One Month Premium to Abacus Closing       50.0%-     55.0%      $1,291.5-$1,377.6   $1,334.5       $123.97        1.396
    Price(c)                                60.0%
      Mean                                                                                           $110.28        1.242

------------------------

(a) Based on the closing price of DoubleClick common stock on June 11, 1999 of $88.81.

(b) Based on the closing price of Abacus common stock on June 11, 1999 of $74.56. Premium paid based upon the closing price of the common stock of the target company one day prior to the announcement of each transaction.

(c) Based on the closing price of Abacus common stock one month prior to announcement of the merger. Premium paid based upon the closing price of the common stock of the target company one month prior to the announcement of each transaction.

(d) Aggregate value means equity value plus debt less cash.

    Using a weighting of 15% of the mean implied equity value per share and exchange ratio for the Internet content and services industry and 85% for the database marketing services industry, implied an equity value per share of $83.47 and an exchange ratio of 0.940. BancBoston Robertson Stephens applied this relative weighting based upon its analyses that approximately 15% of Abacus' pro forma revenues in the year 2000 would be derived from Internet activities and approximately 85% of such revenues would be derived from its database marketing operations.

    No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to Abacus or DoubleClick. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. BancBoston Robertson Stephens performed a discounted cash flow analysis of the after-tax free cash flows of Abacus for calendar years 1999 through 2003 using financial analyst consensus earnings estimates and a net revenue growth rate for years 2001 to 2003 based on conversations with Abacus management. BancBoston Robertson Stephens first discounted the projected, after-tax free cash flows through December 31, 2003 using discount rates ranging from 12.5% to 15.5%. Abacus after-tax free cash-flows were calculated as the after-tax operating earnings of Abacus adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. The range of discount rates used reflect BancBoston Robertson Stephens' judgment as to the approximate weighted average cost of capital for Abacus. BancBoston Robertson Stephens then added to the present value of the cash flows the terminal value of Abacus at December 31, 2003, discounted back at the same discount rate to represent a present value. The terminal value was computed by multiplying the projected EBIT for Abacus in calendar year 2003 by terminal multiples ranging from 14.0x to 18.0x. The range of terminal multiples selected reflect BancBoston Robertson Stephens' judgment as to an appropriate range of multiples at the end of the reference period, based upon its review of trading multiples for comparable companies. The following table summarizes the resulting implied equity valuations, equity values per share and exchange ratios using a terminal value multiple of 16.0x, which was the median of the range applied by BancBoston Robertson Stephens:

                                                                                                  MEAN
                                        IMPLIED EQUITY VALUATION             MEAN IMPLIED       IMPLIED
                                 --------------------------------------   ABACUS EQUITY VALUE   EXCHANGE
DISCOUNT RATES                           RANGE                MEAN             PER SHARE        RATIO(A)
--------------                   ---------------------   --------------   -------------------   --------
12.5%-15.5%                      $783.4-$869.6 million   $825.0 million         $76.64           0.863

------------------------

(a) Based on the closing price of DoubleClick common stock on June 11, 1999 of $88.81.

    RELATIVE CONTRIBUTION ANALYSIS. Based upon the consensus street estimates for Abacus and DoubleClick, BancBoston Robertson Stephens analyzed the contributions of Abacus and DoubleClick to the gross revenue, net revenue and gross profit of the combined company for the last twelve months and calendar years 1999 and 2000. In conducting this analysis, BancBoston Robertson Stephens discounted the gross revenue, net revenue and gross profit of Abacus for these periods by 62.2%, which reflected the discount between DoubleClick's calendar year 2000 revenue multiple of 23.5x (defined as the DoubleClick stock trading price as of June 11, 1999 divided by estimated calendar year 2000 revenue per share) and Abacus's calendar year 2000 revenue multiple of 8.9x.

    The results of this analysis are set forth below:

                                                                         IMPLIED ABACUS      IMPLIED
                                                      IMPLIED ABACUS    EQUITY VALUE PER     EXCHANGE
                             ABACUS    DOUBLECLICK   EQUITY VALUATION        SHARE          RATIO (A)
                            --------   -----------   ----------------   ----------------   ------------
Gross Revenue:
2000......................     12.6%        87.4%     $  507 million        $ 51.26           0.577
1999......................     14.3%        85.7%     $  584 million        $ 59.13           0.666
LTM.......................     16.3%        83.7%     $  682 million        $ 69.05           0.778

Net Revenue:
2000......................     17.1%        82.9%     $  721 million        $ 72.96           0.822
1999......................     19.3%        80.7%     $  840 million        $ 84.99           0.957
LTM.......................     17.7%        82.3%     $  751 million        $ 76.02           0.856

Gross Profit:
2000......................     22.8%        77.2%     $1,036 million        $104.84           1.181

Mean:.....................                                                                    0.834

------------------------

(a) Based on the closing price of DoubleClick common stock on June 11, 1999 of $88.81.

    BancBoston Robertson Stephens also analyzed the contributions of Abacus and DoubleClick to the gross revenue, net revenue and gross profit of the combined company for the last twelve months and calendar years 1999 and 2000 by discounting Abacus gross revenue, net revenue and gross profit for these periods by 38.6%, which reflected the discount between DoubleClick's calendar year 2000 net revenue growth rate of 58.3% and Abacus's calendar year 2000 net revenue growth rate of 35.8%.

    The results of this analysis are set forth below:

                                                                         IMPLIED ABACUS      IMPLIED
                                                      IMPLIED ABACUS    EQUITY VALUE PER     EXCHANGE
                             ABACUS    DOUBLECLICK   EQUITY VALUATION        SHARE          RATIO (A)
                            --------   -----------   ----------------   ----------------   ------------
Gross Revenue:
2000......................     19.0%        81.0%     $  821 million        $ 83.09           0.936
1999......................     21.3%        78.7%     $  947 million        $ 95.82           1.079
LTM.......................     24.0%        76.0%     $1,106 million        $111.87           1.260

Net Revenue:
2000......................     25.0%        75.0%     $1,168 million        $118.20           1.331
1999......................     28.0%        72.0%     $1,360 million        $137.65           1.550
LTM.......................     25.8%        74.2%     $1,217 million        $123.14           1.387

Gross Profit:
2000......................     32.5%        67.5%     $1,678 million        $169.74           1.911

Mean:.....................                                                                    1.350

------------------------

(a) Based on the closing price of DoubleClick common stock on June 11, 1999 of $88.81.

    In considering these analyses, BancBoston Robertson Stephens noted that Abacus stockholders would own approximately 20.5% of the fully diluted shares of DoubleClick immediately after consummation of the merger. BancBoston Robertson Stephens also noted that the exchange ratio of 1.05x represented a 4% discount to the average of the means implied by the relative contribution analyses.

    PRELIMINARY DOUBLECLICK VALUATION.

    STOCK VOLATILITY ANALYSIS. BancBoston Robertson Stephens noted that the stock of Internet companies generally trade with greater volatility than the Abacus common stock. Since Abacus' other potential strategic partners would most likely be Internet companies, BancBoston Robertson Stephens compared the volatility of DoubleClick common stock with the volatility of shares of selected Internet companies. BancBoston Robertson Stephens analyzed the volatility of DoubleClick common stock and the common stock of selected publicly traded Internet companies over various periods ending June 11, 1999. The selected companies included Amazon.com, @Home, E*Trade, Ebay and CNet.

    BancBoston Robertson Stephens noted that over various trading day periods ended June 11, 1999, the volatility of the common stock of the above companies ranged from 86.4% to 152.4%, while the volatility of DoubleClick common stock ranged from 76.4% to 148.4% over the same periods. BancBoston Robertson Stephens also noted that while the volatility of DoubleClick common stock was comparable to the volatility of the stock of other Internet companies, the volatility of DoubleClick common stock was approximately twice as much as the volatility of Abacus common stock.

    REVENUE MULTIPLE ANALYSIS OF INTERNET MARKET LEADERS VS. MARKET
FOLLOWERS. Using consensus street estimates for DoubleClick, BancBoston Robertson Stephens analyzed estimated calendar year 2000 revenue multiples (defined as the stock trading price as of June 11, 1999 divided by estimated calendar year 2000 revenue per share) for DoubleClick and selected publicly traded companies, comparing the calendar year 2000 revenue multiples for several categories of Internet market leaders and their market followers, including Internet access providers (AOL, leader; Mindspring, follower), portals (Yahoo!, leader; Lycos, follower), business-to-business e-commerce (Vertical Net, leader; Earthweb, follower) and online targeted marketing (DoubleClick, leader; 24/7 Media, follower). BancBoston Robertson Stephens noted that the multiple spread factor (defined as the calendar year 2000 revenue multiple for the category leader divided by the calendar year 2000 revenue multiple for the category follower) was 3.9x for the Internet access providers, 3.6x for the portals, 5.2x for the business-to-business e-commerce providers and 4.8x for the online targeted marketing companies. Applying a range of multiple spread factors of 3.5x-5.5x to 24/7 Media's calendar year 2000 revenue multiple of 4.9x and DoubleClick's estimated calendar year 2000 revenue per share implied a range of DoubleClick share prices of $65.32 to $102.64.

    DISCOUNTED EQUITY VALUE ANALYSIS. Using consensus street estimates of DoubleClick's net revenue in calendar year 2000, BancBoston Robertson Stephens calculated an implied DoubleClick equity valuation per share by applying calendar year 2000 revenue multiples of 25.0x to 40.0x to these net revenue estimates. The revenue multiples used were derived from a review by BancBoston Robertson Stephens of comparable revenue multiples for the Internet market leaders. BancBoston Robertson Stephens then calculated the net present value of the valuations by applying discount rates ranging from 15% to 25%. This range of discount rates were based upon BancBoston Robertson Stephens' review of discount rates applied to comparable companies, adjusted to reflect the greater volatility of DoubleClick common stock and DoubleClick's higher growth rate. This analysis implied DoubleClick share prices ranging from $71.89 to $131.83.

    A similar analysis based upon consensus street estimates of DoubleClick's net revenue in calendar year 2001 and revenue multiples of 15.0x to 25.0x implied DoubleClick share prices ranging from $64.00 to $122.52.

    PRO FORMA ANALYSES. Using consensus street estimates for Abacus and DoubleClick, BancBoston Robertson Stephens analyzed pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected net revenues per share of the combined company for fiscal years 1999 and 2000. The following table summarizes the results of this analysis:

     Fiscal year 1999 estimated net revenue per share accretion      27.4%

     Fiscal year 2000 estimated net revenue per share accretion      22.3%

    The actual results achieved by the combined company may vary from projected results and the variations may be material.

    REVENUE ACCRETION SENSITIVITY ANALYSIS. BancBoston Robertson Stephens also analyzed the impact of a range of potential revenue synergies on the pro forma revenues per share of the resulting combined company for fiscal year 2000. The following table summarizes the results of this analysis:

                                                      FY2000 REVENUE PER
                          FY2000E REVENUE SYNERGIES    SHARE ACCRETION
                          -------------------------   ------------------
Exchange Ratio of 1.050x  $0.00--$30.00 million         22.3%--36.7%

    OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering its opinion, BancBoston Robertson Stephens considered other factors and conducted other comparative analyses, including, among other things a review of the history of trading prices and volume for DoubleClick common stock and Abacus common stock, for the period from June 11, 1998 to June 11, 1999.

    While the foregoing summary describes the analyses and factors that BancBoston Robertson Stephens deemed material in its presentation to the Abacus board, it is not a comprehensive description of all analyses and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, this opinion is not readily susceptible to summary description. BancBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BancBoston Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by BancBoston Robertson Stephens are based on all analyses and factors taken as a whole and also on application of BancBoston Robertson Stephens' own experience and judgment. These conclusions may involve significant elements of subjective judgment and qualitative analysis. BancBoston Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BancBoston Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of Abacus and DoubleClick. The analyses performed by BancBoston Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of DoubleClick common stock or Abacus common stock may be traded at any future time.

    The engagement letter between BancBoston Robertson Stephens and Abacus provides that, for its services, BancBoston Robertson Stephens is entitled to receive a transaction fee equal to 0.55% of the aggregate transaction value payable upon completion of the merger and a fee of $1.0 million payable upon delivery of the BancBoston Robertson Stephens opinion, which fee shall be credited against the transaction fee. Abacus has also agreed to reimburse BancBoston Robertson Stephens for its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless BancBoston Robertson Stephens and its affiliates and any director, employee or agent of BancBoston Robertson Stephens or any of its affiliates, or any person controlling BancBoston Robertson Stephens or its affiliates for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancBoston Robertson Stephens as financial advisor to Abacus. The terms of the fee arrangement with BancBoston Robertson Stephens, which Abacus and BancBoston Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Abacus and BancBoston Robertson Stephens, and the Abacus board was aware of these fee arrangements, including the fact that a significant portion of the fees payable to BancBoston Robertson Stephens is contingent upon completion of the merger. BancBoston Robertson Stephens has provided investment banking services to Abacus for which it has been paid fees, including acting as lead manager for Abacus's initial public offering. BancBoston Robertson Stephens maintains a market in the shares of Abacus common stock and DoubleClick common stock. In the ordinary course of its business, BancBoston Robertson Stephens may trade in Abacus's securities or DoubleClick's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in Abacus's securities or DoubleClick's securities.

    BancBoston Robertson Stephens was retained based on BancBoston Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancBoston Robertson Stephens' investment banking relationship and familiarity with Abacus.

    BancBoston Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, BancBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

INTERESTS OF ABACUS'S OFFICERS AND DIRECTORS IN THE MERGER

    When considering the recommendation of the Abacus board, Abacus stockholders should be aware that Abacus's officers and directors have interests in the merger that differ from, or are in addition to, those of Abacus stockholders. The Abacus board was aware of these potential conflicts and considered them.

    As of October 11, 1999, Abacus's executive officers and directors held options to purchase a total of 984,902 shares of Abacus common stock, at exercise prices ranging from $1.32 to $71.75 per share, of which 638,447 shares are unvested options to purchase common stock. The options granted to
M. Anthony White, Daniel C. Synder and Carlos E. Sala provide for accelerated vesting of options upon a change in control. If the merger were to occur on October 11, 1999, options held by these persons to purchase an aggregate of 438,915 shares of Abacus common stock, at exercise prices ranging from $1.32 to $44.06 per share, would vest in connection with the merger. Under the terms of the options granted to Frank Kenny, Antony H. Lee and Robert L. North, options to purchase an aggregate of 48,532 shares of Abacus common stock, at exercise prices ranging from $21.75 to $71.75 per share, will automatically become immediately exercisable if the merger is completed.

    Upon completion of the merger, the vesting under stock options held by the following officers and directors of Abacus will accelerate as set forth below:

                                                                                               WEIGHTED
                                                                                               AVERAGE
                                                                                   OPTIONS     EXERCISE
NAME                                          POSITION WITH ABACUS               ACCELERATED    PRICE
----                             ----------------------------------------------  -----------   --------
M. Anthony White                 Chairman of the Board, Chief Executive Officer    122,200      $26.71
                                 and Director
Daniel C. Snyder                 Director, President--Emerging Markets and         126,465       12.05
                                 Chairman--Abacus Direct Europe
Carlos E. Sala                   Senior Vice President--Finance, Chief             190,250       29.65
                                 Financial Officer, Treasurer and Secretary
Frank Kenny                      Director                                           16,844       52.40
Antony H. Lee                    Director                                           17,844       51.35
Robert L. North                  Director                                           13,844       58.72

    M. Anthony White, Daniel C. Snyder, Carlos E. Sala and Christopher M. Dice have employment agreements with Abacus entitling them to, among other things, severance payments equal to two times their annual salary and performance bonuses if their employment is terminated upon a change of control. Brian Rainey has an employment agreement with Abacus entitling him to, among other things, severance payments equal to his annual salary if his employment is terminated upon a change of control.

    Upon completion of the merger, DoubleClick and Abacus will enter into employment agreements with each of the following officers of Abacus: M. Anthony White, Daniel C. Snyder, Carlos E. Sala, Christopher M. Dice and Brian M. Rainey.

These agreements provide for the following annual base salaries:

NAME                                                          BASE SALARY
----                                                          -----------
M. Anthony White............................................    $363,000
Daniel C. Snyder............................................     225,000
Carlos E. Sala..............................................     278,300
Christopher M. Dice.........................................     225,000
Brian M. Rainey.............................................     165,000

These agreements also provide that these officers, other than Mr. Rainey, are eligible for annual incentive compensation, in an amount not in excess of 100% of their base salary, as determined by the compensation committee of the DoubleClick board. Mr. Rainey's agreement provides that he is eligible to receive incentive compensation and sales commissions each year as determined by the DoubleClick board. Incentive compensation decisions for these officers will be based upon the accomplishment of annual business-related performance goals for the combined company. See "The Merger Agreement and Related Agreements--Related Agreements."

    The merger agreement provides that, from and after the effective time, DoubleClick will cause Abacus to indemnify the present and former officers, directors and employees and agents of Abacus in respect of acts or omissions occurring on or prior to the effective time. This indemnity will apply to the full extent permitted under the Abacus certificate of incorporation or the Abacus bylaws in each case as in effect on the date of the merger agreement, for a period of six years. See "The Merger Agreement and Related Agreements--Director and Officer Indemnification and Insurance."

    DoubleClick has agreed to expand its board and to nominate M. Anthony White, the Chairman and Chief Executive Officer of Abacus, to be a director.

    As a result, these directors and executive officers may be more likely to vote to approve the merger than Abacus stockholders generally.

APPLICABLE WAITING PERIODS AND REGULATORY APPROVALS

    The merger is subject to U.S. antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission. We are not, however, permitted to complete the merger until the applicable waiting period has expired or terminated. The applicable waiting expired on August 20, 1999. The Department of Justice and the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

    Neither Abacus nor DoubleClick is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of Delaware.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    We have received the opinion of Parker Chapin Flattau & Klimpl, LLP, counsel to Abacus, that, subject to the assumptions, exceptions, limitations and qualifications set forth in their opinion (attached hereto as Exhibit 8.1) the material United States federal income tax considerations relevant to the exchange of shares of Abacus common stock for DoubleClick common stock in the merger that are generally applicable to holders of Abacus common stock are as follows:

A. The merger will constitute a reorganization within the meaning of the Code.

B. A holder of Abacus common stock will not recognize any gain or loss solely upon such holder's receipt of DoubleClick common stock in exchange for such holder's Abacus common stock in the merger, except to the extent the holder of Abacus common stock receives cash in lieu of a fractional share of DoubleClick common stock.

C. The aggregate tax basis of the DoubleClick common stock that a holder of Abacus common stock receives in the merger will be the same as the aggregate tax basis of the Abacus common stock surrendered by such holder in exchange for DoubleClick common stock (reduced by any tax basis attributable to any fractional share the holder is deemed to have disposed of).

D. The holding period of the DoubleClick common stock that each holder receives in the merger will include the period for which the Abacus common stock surrendered in exchange for DoubleClick common stock was considered to be held, if the surrendered Abacus common stock is held as a capital asset at the time of the merger.

E. Cash payments that a holder of Abacus common stock receives in lieu of a fractional share will be treated as if the fractional share of DoubleClick common stock had been issued in the merger and then redeemed by DoubleClick. A holder of Abacus common stock receiving cash will recognize gain or loss upon payment measured by any difference between the amount of cash received and the holder's basis in the fractional share.

    The opinion of Parker Chapin Flattau & Kimpl, LLP and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to Abacus stockholders as described above.

    Abacus stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Abacus stockholders in light of their particular circumstances, such as stockholders who:

    - are dealers in securities;

    - are subject to the alternative minimum tax provisions of the Internal Revenue Code;

    - are foreign persons;

    - do not hold their Abacus common stock as capital assets; or

    - acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

    In addition, the following discussion does not address:

    - the tax consequences of the merger under foreign, state or local tax laws, or

    - the tax consequences of the assumption by DoubleClick of Abacus stock options or the tax consequences of the receipt of rights to acquire DoubleClick common stock. ACCORDINGLY, ABACUS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    The parties are not requesting and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. The consummation of the merger is conditioned on DoubleClick's receiving an opinion from Brobeck, Phleger & Harrison LLP and Abacus's receiving an opinion from Parker Chapin Flattau & Klimpl, LLP in each case dated on the date of the closing to the effect that the merger will constitute a reorganization within the meaning of the Internal Revenue Code and the tax consequences to the Abacus stockholders are as described above. Abacus stockholders should be aware that the tax opinions do not bind the IRS. The IRS may therefore successfully assert a contrary opinion. The tax opinions will be subject to assumptions and qualifications, including but not limited to the truth and accuracy of representations made by DoubleClick and Abacus.

    A successful IRS challenge to the reorganization status of the merger would result in an Abacus stockholder recognizing taxable gain or loss with respect to each share of Abacus common stock surrendered equal to the difference between
(A) each stockholder's basis in the share and (B) the fair market value, as of the effective time, of the DoubleClick common stock received in exchange. In this event, a stockholder's aggregate basis in the DoubleClick common stock received would equal its fair market value as of the closing date of the merger, and the stockholder's holding period for DoubleClick common stock would begin the day after the merger.

    The acceleration of the vesting of options upon the merger for Messrs. White, Snyder, Sala, Kenny Lee and North, together with any other payments contingent upon or made in connection with the merger to Messrs. White, Snyder, Sala, Kenny, Lee and North, may result in "excess parachute payments" as defined in Section 280G of the Internal Revenue Code. Excess parachute payments are not deductible in accordance with Section 280G. As a result, DoubleClick will not be entitled to a tax deduction for the amounts determined to be excess parachute payments. The amount of the lost deduction will depend upon the value of the shares at the time of the merger and the number of option shares being accelerated.

ANTICIPATED ACCOUNTING TREATMENT

    We intend to account for the merger as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles, which means that Abacus and DoubleClick will be treated as if they had previously been combined for accounting and financial reporting purposes. It is a condition to completion of the merger that the independent auditors for DoubleClick and Abacus, PricewaterhouseCoopers LLP, concur with DoubleClick management's and Abacus management's conclusions as to the appropriateness of pooling-of-interests accounting for the merger under APB No. 16, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and the rules and regulations of the Commission. Under the pooling-of-interests method of accounting, each of the parties' historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include both parties' operating results for the entire fiscal year in which the merger is completed and the parties' historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

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NO APPRAISAL RIGHTS

    Stockholders of Abacus and DoubleClick are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand cash payment for their shares under Delaware law.

DELISTING AND DEREGISTRATION OF ABACUS'S COMMON STOCK FOLLOWING THE MERGER

    If the merger is consummated, Abacus's common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

LISTING OF DOUBLECLICK COMMON STOCK TO BE ISSUED IN THE MERGER

    The filing of an application with the Nasdaq National Market for the listing of the shares of DoubleClick common stock to be issued in the merger and the shares of DoubleClick common stock to be reserved for issuance in connection with the assumption of outstanding Abacus stock options is a condition to the consummation of the merger.

RESTRICTIONS ON SALE OF SHARES BY AFFILIATES OF DOUBLECLICK AND ABACUS

    The shares of DoubleClick common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of DoubleClick common stock issued to any person who is deemed to be an affiliate of either DoubleClick or Abacus at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either DoubleClick or Abacus and may include some of the officers, directors, or principal stockholders of DoubleClick or Abacus. Affiliates may not sell their shares of DoubleClick common stock acquired in connection with the merger except under:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - another applicable exemption under the Securities Act.

    DoubleClick's registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of DoubleClick common stock to be received by affiliates in the merger.

OPERATIONS FOLLOWING THE MERGER

    Following the merger, Abacus will operate as a division of DoubleClick. DoubleClick intends to expand its board and to nominate M. Anthony White, the Chairman and Chief Executive Officer of Abacus, to the board. The stockholders of Abacus will become stockholders of DoubleClick, and their rights as stockholders will be governed by DoubleClick's certificate of incorporation, DoubleClick's bylaws and the laws of the State of Delaware.

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                              THE MERGER AGREEMENT
                             AND RELATED AGREEMENTS

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT OR OTHER AGREEMENTS AND THE FOLLOWING SUMMARY, THE APPLICABLE AGREEMENT WILL CONTROL.

THE MERGER

    Abacus will merge with Atlanta Merger Corp., a wholly owned subsidiary of DoubleClick, following

    - the approval and adoption of the merger agreement and the merger by the Abacus stockholders;

    - the approval of the issuance of DoubleClick common stock in the merger by the DoubleClick stockholders; and

    - the satisfaction or waiver of the other conditions to the merger.

    Abacus will be the surviving corporation and become a wholly owned subsidiary of DoubleClick following the merger.

EFFECTIVE TIME

    As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Secretary of State of the State of Delaware. DoubleClick and Abacus are working toward completing the merger as soon as possible and hope to complete the merger in the fall of 1999. Because the merger is subject to governmental and other regulatory approvals, however, we cannot predict the exact timing.

CONVERSION OF ABACUS SHARES IN THE MERGER

    At the effective time, each outstanding share of Abacus common stock will automatically be converted into the right to receive 1.05 shares of DoubleClick common stock. The number of shares of DoubleClick common stock issuable in the merger will be proportionately adjusted as appropriate

    - for any stock split, stock dividend or similar event with respect to Abacus common stock or DoubleClick common stock effected between the date of this joint proxy statement/prospectus and the completion of the merger; or

    - if prior to the completion of the merger, the number of shares of Abacus common stock on a fully diluted basis exceeds the number disclosed by Abacus to DoubleClick as of the date of the merger agreement.

ABACUS STOCK OPTION AND STOCK INCENTIVE PLANS

    At the effective time, each outstanding option to purchase shares of Abacus common stock issued under Abacus's 1999 Stock Incentive Plan, Amended and Restated 1996 Stock Incentive Plan, as amended, and Amended and Restated 1989 Stock Option Plan will be assumed by DoubleClick regardless of whether the options are exercisable. Each Abacus stock option, which will be assumed by DoubleClick, will continue to have the same terms, and be subject to the same conditions, that were applicable to the option immediately prior to the effective time, except that:

    - each Abacus stock option will be exercisable for shares of DoubleClick common stock;

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    - the number of shares of DoubleClick common stock issuable upon exercise of any given Abacus option will be determined by multiplying 1.05 by the number of shares of Abacus common stock underlying the option, rounded down to the nearest whole number; and

    - the per share exercise price of any given option will be determined by dividing the exercise price of the option immediately prior to the effective time by 1.05, rounded up to the nearest whole cent.

    The parties intend for the Abacus stock options assumed by DoubleClick to qualify as incentive stock options to the extent the stock options qualified as incentive stock options prior to the effective time. Stock options held by non-employee directors will expire 90 days after the effective time.

NO FRACTIONAL SHARES

    No fractional shares of DoubleClick common stock will be issued in connection with the merger. Instead Abacus stockholders will receive an amount of cash, in lieu of a fraction of a share of DoubleClick common stock, equal to
(A) the product of this fraction multiplied by (B) the closing price for a share of DoubleClick common stock on the Nasdaq National Market on the last business day prior to the effective time.

THE EXCHANGE AGENT

    DoubleClick is required to deposit with a bank or trust company promptly after the effective time, certificates representing the shares of DoubleClick common stock to be exchanged for shares of Abacus common stock and cash to pay for fractional shares and any dividends or distributions that holders of Abacus common stock may be entitled to receive under the merger agreement.

EXCHANGE OF ABACUS STOCK CERTIFICATES FOR DOUBLECLICK STOCK CERTIFICATES

    Promptly after the effective time, the exchange agent will mail to Abacus stockholders a letter of transmittal and instructions for surrendering their Abacus stock certificates in exchange for DoubleClick stock certificates and cash in lieu of fractional shares.

    ABACUS STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

    DOUBLECLICK STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

    DoubleClick will issue a DoubleClick stock certificate or a check in lieu of a fractional share in a name other than the name registered for the surrendered Abacus stock certificate ONLY if the exchange agent is given all documents required

    - to show and effect the unrecorded transfer of ownership; and

    - to show that any applicable stock transfer taxes have been paid.

    Abacus stockholders are not entitled to receive any dividends or other distributions on DoubleClick common stock with a record date after the merger is completed until they have surrendered their Abacus stock certificates in exchange for DoubleClick stock certificates.

    If there is any dividend or other distribution on DoubleClick common stock with a record date after the merger, former Abacus stockholders will receive, only following surrender of their Abacus stock certificates, the dividend or other distribution payable with respect to the whole shares of DoubleClick common stock issued in exchange for their Abacus stock certificates.

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REPRESENTATIONS AND WARRANTIES

    DoubleClick and Abacus each made a number of representations and warranties in the merger agreement about their authority to enter into the merger agreement and to consummate the other transactions contemplated by the merger agreement and about aspects of their business, financial condition, structure and other facts pertinent to the merger.

    Abacus made representations about the following topics:

    - Abacus's organization, qualification to do business and good standing;

    - Abacus's capitalization;

    - Abacus's corporate power to enter into and its authorization of the merger agreement, the option agreement and the transactions contemplated by the merger agreement;

    - the effect of the merger agreement, option agreement and the merger on obligations of Abacus;

    - Abacus's possession of consents and permits required in connection with the merger agreement and transactions contemplated by the merger agreement;

    - possession of and compliance with permits required to conduct Abacus's business;

    - Abacus's compliance with applicable laws, rules and regulations of governmental entities;

    - Abacus's filings and reports with the Securities and Exchange Commission;

    - Abacus's financial statements;

    - changes in Abacus's business since December 31, 1998;

    - Abacus's employee benefit plans;

    - matters relating to Abacus's employees;

    - the treatment of the merger as a pooling of interests and as a tax-free reorganization;

    - Abacus's material contracts and obligations;

    - litigation involving Abacus;

    - environmental laws that apply to Abacus;

    - intellectual property used or owned by Abacus;

    - the effect of the Year 2000 on Abacus's business, products and services;

    - Abacus's taxes;

    - Abacus's insurance;

    - Abacus's title to the properties it owns and leases;

    - Abacus's affiliates;

    - Abacus's financial advisors;

    - Abacus's brokers' and finders' fees in connection with the merger;

    - Abacus's political contributions;

    - the inapplicability of the Delaware anti-takeover statute to the merger;
      and

    - restrictions on Abacus's business.

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    DoubleClick made representations about the following topics:

    - DoubleClick's organization, qualification to do business and good standing;

    - validity of DoubleClick's organizational documents;

    - DoubleClick's capitalization;

    - DoubleClick's corporate power to enter into and its authorization of the merger agreement and the transactions contemplated by the merger agreement;

    - the effect of the merger agreement and the merger on obligations of DoubleClick;

    - DoubleClick's possession of consents and permits required in connection with the merger agreement and transactions contemplated by the merger agreement;

    - DoubleClick's filings and reports with the Securities and Exchange Commission;

    - DoubleClick's financial statements;

    - the treatment of the merger as a pooling of interests and a tax-free reorganization;

    - DoubleClick's financial advisor;

    - DoubleClick's brokers' and finders' fees in connection with the merger;

    - DoubleClick's affiliates; and

    - absence of a material adverse effect since December 31, 1998.

    The representations and warranties in the merger agreement are complicated and not easily summarized. We urge stockholders to read carefully the articles in the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent."

ABACUS'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

    Abacus has agreed that, until the completion of the merger or unless DoubleClick consents in writing, Abacus and its subsidiaries will conduct their businesses in the ordinary course of business consistent with past practices and shall use reasonable efforts:

    - to keep available the services of their current officers, significant employees and consultants; and

    - to preserve their relationships with corporate partners, customers, suppliers and other persons with which they have significant business relations in order to preserve substantially intact their business organization.

    Abacus has also agreed that, until the completion of the merger or unless DoubleClick consents in writing, Abacus and its subsidiaries will conduct their business in compliance with the following specific restrictions:

    - the modification of Abacus's certificate of incorporation or bylaws;

    - the issuance, sale, pledge or encumbrance of shares of Abacus capital stock or securities convertible into Abacus capital stock, except for limited issuances of securities in connection with stock options already outstanding or the exercise of outstanding stock options under Abacus's stock option plans;

    - the disposition of any properties or assets other than entering into alliance agreements or providing products and services in the ordinary course of business consistent with past practice;

    - the acquisition of interests in other entities;

    - the incurrence of any material indebtedness;

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    - the assumption of any material indebtedness of any person other than a subsidiary;

    - the making of any material loan or advance, other than routine loans under a specified amount to employees who are not executive officers;

    - the entrance into or modification or termination of material contracts;

    - the making of capital expenditures, other than those that have been made in the ordinary course, that have been budgeted for fiscal year 1999 and disclosed to DoubleClick and that do not exceed in the aggregate a specified amount for Abacus and its subsidiaries;

    - the declaration, setting aside or issuance of dividends or other distributions, except by Abacus's subsidiaries to Abacus or other subsidiaries;

    - any reclassification or other modification of any of its capital stock;

    - the modification of any stock options or authorization of cash payments in exchange for stock options;

    - the amendment, repurchase, or redemption of any securities by Abacus's subsidiaries;

    - the increase of compensation payable to directors, officers, consultants or employees;

    - the granting of any severance arrangements or entering into of any agreement providing benefits upon a change of control that would be triggered by the merger;

    - the adoption, entering into or amendment of any plan, agreement, policy or arrangement for the benefit of any director, officer, consultant or employee except to the extent required by applicable law or an existing collective-bargaining agreement;

    - the entering into or amendment of any contract, commitment or arrangement with any of Abacus's directors, officers, consultants or employees;

    - the payment of indebtedness other than in the ordinary course consistent with past practice or reserved against on Abacus's consolidated balance sheet;

    - modifications to accounting policies and procedures;

    - the making of material tax elections, settlements or compromises; and

    - authorizing or taking any action that would make untrue any of the representations or warranties of Abacus in the merger agreement.

    Abacus has also agreed to provide tax information to DoubleClick, and DoubleClick has agreed not to take any action that would have a principal purpose of and would reasonably be likely to result in delaying or interfering with the consummation of the merger. Each of Abacus and DoubleClick has also agreed:

    - to notify the other promptly of material events affecting the merger or the parties' rights under the merger agreement;

    - to provide reasonable access to the other to its facilities and records;

    - to use its reasonable efforts to cause the merger to qualify as a reorganization and to be treated as a pooling of interests;

    - to make all necessary filings and obtain any consents and approvals as may be required in connection with the merger agreement and the merger; and

    - to provide the other copies of its filings with the Securities Exchange Commission.

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    The agreements related to the conduct of Abacus's business in the merger agreement are complicated and not easily summarized. We urge stockholders to carefully read the article in the merger agreement entitled "Conduct Prior to the Effective Time."

NO SOLICITATION OF TRANSACTIONS

    Until the merger agreement is terminated or as otherwise provided in the merger agreement, Abacus has agreed not to take any of the following actions, directly or indirectly:

    - solicit, initiate, encourage or agree to any takeover proposal or other extraordinary transaction by a third party; or

    - negotiate with, or disclose any nonpublic information relating to Abacus or any of its subsidiaries to, or allow access to any of their properties, books or records to, any person that has advised Abacus that it may consider making, or that has made, a takeover or extraordinary transaction proposal.

    An "extraordinary transaction" includes:

    - a merger, consolidation or similar transaction;

    - a proposal to acquire 20% or more of its outstanding capital stock or assets; or

    - a license, joint venture or other arrangement in which Abacus provides or permits access to its data to a third party, if a primary purpose of the third party is targeted Internet, Web, e-mail or interactive television advertising.

    The Abacus board is not prohibited, however, from taking and disclosing to Abacus's stockholders a position with respect to a tender or exchange offer under Rules 14d-9 and 14e-2(a) under the Exchange Act not made in violation of the merger agreement.

    Abacus has agreed to provide DoubleClick prompt notice and detailed information of any extraordinary transaction proposal it receives. Abacus may, however, engage in any of the foregoing actions, other than solicitation, initiation or encouragement of any extraordinary transaction proposal, if:

    - the Abacus board concludes in good faith after advice from outside legal counsel that this action is necessary to prevent the board from violating its fiduciary duties under applicable law;

    - any cash consideration is involved, and this consideration is not subject to a financing contingency, and the board determines based upon advice of its independent financial advisors in the exercise of its fiduciary duties that the acquiring party is capable of consummating the competing extraordinary transaction as proposed; and

    - the Abacus board has determined in the exercise of its fiduciary duties that the competing extraordinary transaction provides greater value (based on a written opinion from its financial advisors) to Abacus stockholders than the merger.

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

    The merger agreement provides that, after the completion of the merger, all rights of indemnification, advancement of expenses, exculpation, limitation of liability and similar rights existing in favor of present and former officers, directors, employees and agents of Abacus shall survive the merger and shall continue for six years from the effective time. The merger agreement also provides that, for six years after the completion of the merger, DoubleClick will either:

    - maintain the directors' and officers' liability insurance currently maintained by Abacus; or

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    - if not available, maintain directors' and officers' liability insurance with coverage and terms substantially as favorable to the directors and officers as the Abacus directors' and officers' liability insurance policy in effect on the date of the merger agreement.

    DoubleClick is not required to pay premiums in excess of 150% of the annual amount Abacus currently paid for this insurance.

CONDITIONS TO THE MERGER

    DoubleClick's and Abacus's obligations to complete the merger and the related transactions are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

    - the registration statement relating to the issuance of shares of DoubleClick common stock as contemplated by the merger agreement must be declared effective by the SEC;

    - the merger agreement must be approved by a majority of the outstanding shares of Abacus common stock and the DoubleClick share issuance must be approved by DoubleClick's stockholders;

    - no order, writ, injunction or decree exists that makes the merger illegal or otherwise prohibits completion of the merger;

    - any waiting period under the antitrust laws that applies to the consummation of the merger must have expired or been terminated;

    - all consents, approvals and authorization legally required to consummate the merger must have been obtained from all governmental entities, except where no material adverse effect could reasonably be expected to occur; and

    - the shares of DoubleClick common stock to be issued in connection with the merger must be approved for listing with the Nasdaq National Market.

    Abacus's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

    - DoubleClick's representations and warranties must be true and correct when made and as of the closing of the merger, except where failures to be true and correct would not have a material adverse effect on DoubleClick;

    - DoubleClick must have complied in all material respects with all of its covenants in the merger agreement; and

    - Abacus must have received the opinion of its counsel, Kane Kessler, P.C., or another law firm or professional services firm acceptable to DoubleClick, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    DoubleClick's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

    - Abacus's representations and warranties must be true and correct when made and as of the closing of the merger, except where failures to be true and correct would not have a material adverse effect on Abacus;

    - Abacus must have complied in all material respects with all of its covenants in the merger agreement;

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    - DoubleClick must have received the opinion of its tax counsel, Brobeck,
      Phleger & Harrison LLP, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

    - DoubleClick must be advised in writing by PricewaterhouseCoopers LLP regarding the concurrence with DoubleClick's management as to the appropriateness of pooling-of-interests accounting for the merger in accordance with U.S. generally accepted accounting procedures and the accounting standards of the Securities Exchange Commission;

    - Abacus must be advised in writing by PricewaterhouseCoopers LLP regarding their concurrence with Abacus's management that no conditions exist that would preclude Abacus from being a party to a business combination accounted for as a pooling of interests;

    - no change in or effect on the business of Abacus and its subsidiaries exists that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Abacus and its subsidiaries, taken as a whole;

    - all third-party consents required under any material contract of Abacus as a result of the merger must be obtained; and

    - the following employees of Abacus must accept employment with DoubleClick and must enter into employment and non-competition agreements substantially in the forms attached to the merger agreement: M. Anthony White, Daniel C. Snyder, Carlos E. Sala, Christopher M. Dice and Brian M. Rainey.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time before the completion of the merger, as summarized below:

    - the merger agreement may be terminated by our mutual consent; or

    - the merger agreement may also be terminated by either of us if the conditions to completion of the merger would not be satisfied because of either (A) a breach of an agreement in the merger agreement by the other party or (B) a breach of a representation or warranty of the other party in the merger agreement, and the breaching party does not take reasonable steps to cure the breach.

    In addition, the merger agreement may be terminated by either of us under any of the following circumstances:

    - if the merger is not completed, without the fault of the terminating party, by December 31, 1999;

    - if a final court or governmental order prohibiting the merger is issued and is not appealable;

    - if the DoubleClick stockholders do not approve the issuance of DoubleClick common stock at the DoubleClick special meeting; or

    - if the Abacus stockholders do not approve the merger agreement and the merger at the Abacus special meeting.

    Furthermore, the merger agreement may be terminated by DoubleClick if any of the following occur:

    - Abacus's board withdraws or modifies in a manner adverse to DoubleClick its recommendation as to the merger agreement or the merger, or resolves to do so;

    - Abacus fails to comply with the nonsolicitation provisions contained in the merger agreement, which are discussed in more detail in "--No Solicitation of Transactions" on page 64; or

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    - with respect to an extraordinary transaction as described in more detail in "--No Solicitation of Transactions" on page 64, Abacus's board recommends one of these transactions to its stockholders, fails to recommend against its acceptance by its stockholders, fails to reconfirm its approval and recommendation of the merger with DoubleClick or determines that this extraordinary transaction is superior and takes permitted actions in furtherance of negotiating the transaction, or resolves to do any of these.

PAYMENT OF FEES AND EXPENSES

    Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expense, except that expenses incurred in connection with printing, filing and mailing the joint proxy statement/prospectus and the registration statement, other than attorney's and accountant's fees and expenses, shall be shared equally.

    Abacus has agreed to pay DoubleClick a cash termination fee of $30.0 million in addition to reimbursing DoubleClick for its out-of-pocket expenses up to $2.5 million in the following circumstances:

    - DoubleClick terminates the merger agreement as a result of Abacus board's withdrawing, modifying or changing its recommendation in favor of the merger in a manner adverse to DoubleClick, unless prior to the termination there was no existing or proposed competing extraordinary transaction and Abacus's financial advisor had withdrawn its fairness opinion;

    - DoubleClick terminates the merger agreement as a result of Abacus's board's recommendation of a competing extraordinary transaction;

    - DoubleClick terminates the merger agreement as a result of Abacus's failure to comply in all material respects with the prohibitions on solicitations of transactions, as more fully described in "--No Solicitation of Transactions" on page 64;

    - DoubleClick terminates the merger agreement as a result of a competing extraordinary transaction's being publicly announced or otherwise publicly known and the Abacus board either:

     - fails to recommend against the competing extraordinary transaction;

     - fails to reconfirm its approval and recommendation of the merger agreement and the transactions contemplated by the merger agreement within five days of DoubleClick's written request to do so; or

     - determines that the competing extraordinary transaction is a superior proposal and provides information in connection with or negotiates the competing extraordinary transaction;

    - DoubleClick terminates the merger agreement as a result of Abacus's board's resolving to take any of the actions described above;

    - DoubleClick or Abacus terminates the merger agreement as a result of the effective time not occurring on or before December 31, 1999 and (A) at or prior to the termination, a competing extraordinary transaction existed and (B) within 12 months after the termination, Abacus enters into a definitive agreement with respect to a competing extraordinary transaction or consummates any competing extraordinary transaction; and

    - DoubleClick or Abacus terminates the merger agreement as a result of the merger agreement and the merger not receiving the requisite votes for approval by Abacus's stockholders and (A) at or prior to the termination, a competing extraordinary transaction existed and (B) within 12 months after the termination, Abacus enters into a definitive agreement with respect to a competing extraordinary transaction or consummates any competing extraordinary transaction.

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    If DoubleClick terminates the merger agreement as a result of Abacus's board's withdrawing, modifying or changing its recommendation in favor of the merger in a manner adverse to DoubleClick, and prior to this termination, no competing extraordinary transaction had existed or been proposed and Abacus's financial advisor had withdrawn its fairness opinion, Abacus may pay up to $25.0 million of the termination fee with its shares of common stock valued at $93.25 per share and pay the remainder of the termination fee in cash.

    If DoubleClick terminates the merger agreement

    - because the effective time did not occur on or before December 31, 1999;

    - because of the failure to obtain the requisite approval by Abacus's stockholders; or

    - because of a breach of any representation, warranty, covenant or agreement;

and there is an impending competing extraordinary transaction involving a license, joint venture or other arrangement where Abacus provides or permits access to its data to a third party, and a primary purpose of the party is targeted Internet, Web, e-mail or interactive television advertising, Abacus could either pay the $30.0 million termination fee, or, at its election
(A) offer DoubleClick a right of first refusal to this license or other arrangement or (B) offer DoubleClick the opportunity to enter into this license or other arrangement on the same terms as the third party.

    Abacus would be required to pay DoubleClick's out-of-pocket expenses up to $2.5 million if DoubleClick terminates the merger agreement as a result of Abacus's breach of any representation, warranty, covenant or agreement in the merger agreement or as a result of any of Abacus's representations or warranties becoming untrue, incomplete or incorrect, where Abacus would thereby fail to meet its closing obligations, unless the condition is curable within 20 days and Abacus applies reasonable efforts to cure the condition. If Abacus subsequently enters into a definitive agreement with respect to any competing extraordinary transaction or consummates any competing extraordinary transaction within 12 months of the termination, Abacus must also pay DoubleClick the $30.0 million termination fee.

    DoubleClick would be required to pay Abacus's out-of-pocket expenses up to $2.5 million if Abacus terminates the merger agreement as a result of DoubleClick's breach of any representation, warranty, covenant or agreement in the merger agreement or as a result of any of DoubleClick's representations or warranties becoming untrue, incomplete or incorrect, where DoubleClick would thereby fail to meet its closing obligations, unless the condition is curable within 20 days and DoubleClick applies reasonable efforts to cure the condition.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    DoubleClick and Abacus may amend the merger agreement before completion of the merger; provided, however, after the Abacus stockholders adopt the merger agreement, no change may be made to the amount or type of consideration into which Abacus common stock will be converted.

    Either DoubleClick or Abacus may, in writing, extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

RELATED AGREEMENTS

    STOCK OPTION AGREEMENT

    DoubleClick required Abacus to enter into a stock option agreement as a prerequisite to entering into the merger agreement. DoubleClick did not pay any monetary consideration in exchange for the stock option agreement. A copy of the stock option agreement is attached as APPENDIX B to this joint proxy

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statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus. The stock option agreement grants DoubleClick the irrevocable option to purchase up to 1,974,516 shares of Abacus common stock, at an exercise price of $93.25 per share, not to exceed 19.99% of Abacus's outstanding common stock. DoubleClick may exercise the option, in whole or in part, at any time (A) after the termination of the merger agreement in any of the circumstances that entitle DoubleClick to the payment of the $30.0 million termination fee and the reimbursement of expenses up to $2.5 million, and
(B) before Abacus enters into a definitive agreement with respect to a competing extraordinary transaction or consummates any other competing extraordinary transaction, following the termination of the merger agreement as a result of:

    - a breach of any representation, warranty or covenant by Abacus;

    - the effective time of the merger not occurring on or before December 31, 1999; or

    - the merger agreement and the merger not receiving the requisite votes for approval by Abacus's stockholders.

    DoubleClick is restricted under the agreement to profits not exceeding
$50 million (including the termination fee payable under the merger agreement) in the aggregate. In the event its profits would exceed this amount, DoubleClick in its sole discretion shall either:

    - reduce the number of shares of Abacus common stock to be subject to the option;

    - pay cash to Abacus;

    - receive a smaller termination fee;

    - deliver to Abacus for cancellation Abacus shares that DoubleClick previously purchased; or

    - take any combination of the above actions in order to limit its profits to $50 million in the aggregate.

    DoubleClick is entitled to receive for each share of Abacus common stock with respect to which an option has not been exercised an amount equal to
(A) the per-share amount of consideration to be received by a holder of one share of Abacus common stock, less (B) the exercise price of $93.25, if Abacus enters into an agreement:

    - to consolidate with or merge into any person other than DoubleClick or its subsidiary, where Abacus would not be the surviving company;

    - to permit any person other than DoubleClick or its subsidiary to merge into Abacus, where Abacus is the surviving corporation and its then-outstanding common stock is changed into or exchanged for securities of another person, cash or other property or its outstanding common stock immediately prior to the merger represents less than 50% of the outstanding stock of the merged company; or

    - to sell or otherwise transfer or sell all or substantially all of its assets to any person other than DoubleClick or its subsidiaries.

    At any time while the option is exercisable, upon demand, DoubleClick has the right to sell to Abacus, and Abacus must purchase from DoubleClick, all or any portion of shares of Abacus common stock acquired through DoubleClick's option. The purchase price for each share is the difference between (A) the market or tender offer price as of the date of DoubleClick's notice to Abacus and (B) the exercise price of $93.25.

    Following any exercise of its option, DoubleClick may by written notice to Abacus request that Abacus register under the Securities Act all or any part of DoubleClick's shares acquired under the stock option agreement, where the shares equal at least 4% of Abacus's outstanding common stock. DoubleClick's

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notice must include a certificate executed by DoubleClick and its proposed managing underwriter stating that the manager in good faith believes that, based on then-prevailing market conditions, it will be able to sell the shares at a per share price equal to at least 70% of their fair market value. DoubleClick is entitled to two of these registrations. Any right to require registration will terminate with respect to any shares that may be sold in any 90-day period under Rule 144 of the Securities Act.

    The option is intended to increase the likelihood that the merger will be completed. Consequently, aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time prior to the merger be interested in acquiring all or a significant interest in Abacus or its assets before completion of the merger.

    STOCKHOLDER AGREEMENTS

    In connection with the merger, each of M. Anthony White, Daniel C. Snyder, Antony Lee, Robert L. North, Frank Kenny, Christopher M. Dice and Carlos E. Sala have entered into a stockholder agreement with DoubleClick. A copy of a form of the stockholder agreement is attached as APPENDIX C to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus. The terms of the stockholder agreement provide that the stockholders will vote all shares of Abacus common stock beneficially owned by them, or any new shares of Abacus stock they may acquire, in favor of the approval of the merger agreement and the merger. In connection with the stockholder agreements, each of the stockholders has executed an irrevocable proxy to vote their shares in favor of the approval of the merger agreement and the merger. As of August 31, 1999, the Abacus stockholders who entered into the stockholder agreement collectively held approximately 505,500 shares of Abacus common stock which represented approximately 5% of the outstanding Abacus common stock. None of the stockholders who are parties to the stockholder agreement was paid additional consideration in connection with the stockholder agreement.

    EMPLOYMENT AGREEMENTS

    Concurrently with the effectiveness of the merger, DoubleClick and Abacus plan to enter into employment agreements with M. Anthony White, Daniel C. Snyder, Carlos E. Sala, Christopher M. Dice and Brian M. Rainey. Under the terms of the proposed employment agreements, each employee agrees to remain with Abacus for a period of one year from the closing of the merger unless Abacus terminates them or they resign earlier.

    If the employee's employment is terminated other than in connection with a "change in control" (A) by Abacus without "Cause," (B) by the employee upon a material breach by Abacus of its obligations under the employment agreement, if the breach continues for 30 days after receipt of written notice from the employee, or (C) at the expiration of the employment agreement due to nonrenewal, then the employee will be entitled to receive a severance payment equaling 12 months of his base salary then in effect and incentive compensation, if earned, on a pro-rated basis. If the employment is terminated for Cause prior to the end of the 12-month period, then the employee will be paid all salary, bonus and benefits earned through the date of termination of employment, but nothing else.

    If the employee's employment is terminated by the employee or by Abacus upon or within four months following a change in control, the employee will be entitled to receive (A) his full base salary and bonus through the date of termination at the rate applicable at the time the notice of termination is given, and (B) a severance payment equal to 24 months of his base salary then in effect plus two times any incentive and bonus compensation earned in the last complete fiscal year. In Brian Rainey's case, the applicable severance payment equals 12 months of his base salary then in effect.

    "Cause" shall mean the employee's termination as a result of: (A) a breach by the employee of any material provision in the employment agreement; (B) the employee's gross negligence or willful misconduct in connection with the performance of his duties under the employment agreement; (C) the

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employee's misappropriation for personal use of the assets or business opportunities of Abacus; (D) the employee's embezzlement of Abacus's funds or property; (E) fraud on the employee's part; or (F) the employee's conviction in any felony.

    A "change in control" shall mean that any person is or becomes the beneficial owner of securities representing 40% or more of the combined voting power of Abacus's then-outstanding securities. The merger will be considered a change in control only if DoubleClick breaches its obligations under the employment agreement to provide stock options to the employee under its 1997 Stock Incentive Plan on terms and at a level reasonable in light of the employee's responsibilities and comparably to existing arrangements with peer employees at DoubleClick and Abacus.

    NON-COMPETITION AND NON-DISCLOSURE AGREEMENTS

    Concurrently with the execution of employment agreements, M. Anthony White, David C. Snyder, Carlos E. Sala, Christopher M. Dice and Brian M. Rainey will be required to execute non-competition and non-disclosure agreements with Abacus. The non-competition and non-disclosure agreements require the employee, during his employment and for a one-year period following his termination:

    - not to engage, individually or on behalf of other persons, in any business for, or consult or assist any business or legal entity that competes with Abacus or any affiliate, including DoubleClick;

    - unless waived in writing by Abacus, not to solicit any customers or known prospective customers of Abacus or any affiliate, including DoubleClick, to the extent that the solicitation would relate to Abacus's or any affiliate's, including DoubleClick's, confidential information or business; and

    - not to engage, individually or on behalf of other persons, in soliciting any employees or consultants of Abacus to leave their employment with Abacus or any affiliate, including DoubleClick, in order to accept a position of any kind with another employer.

    In addition, each non-competition and non-disclosure agreement prohibits the employee from divulging or disclosing any confidential information of Abacus without the written consent of DoubleClick's chief executive officer.

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       PROPOSAL TO APPROVE DOUBLECLICK INC. EMPLOYEE STOCK PURCHASE PLAN

    DoubleClick's stockholders are also being asked to approve the DoubleClick Inc. Employee Stock Purchase Plan, under which 500,000 shares of common stock will initially be reserved for issuance. (Abacus stockholders are not being asked, and are not entitled, to approve or disapprove of the DoubleClick purchase plan.)

    The DoubleClick purchase plan is intended to provide eligible employees of DoubleClick and its participating affiliates with the opportunity to acquire a proprietary interest in DoubleClick through a payroll-deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue Code. The DoubleClick purchase plan is expected to be adopted by DoubleClick's Board of Directors by its meeting scheduled for October 28, 1999 and will become effective on February 1, 2000 if approved by DoubleClick's board of directors and by the stockholders at DoubleClick's special meeting.

    In connection with DoubleClick's acquisition of NetGravity, DoubleClick assumed NetGravity's 1998 Employee Stock Purchase Plan. Pursuant to this assumption, the employees of NetGravity who had enrolled in the NetGravity purchase plan prior to the acquisition (approximately 101 employees) will be entitled to purchase shares of DoubleClick common stock on January 31, 2000 and July 31, 2000. Based on the current fair market value of the common stock, a maximum of 27,855 shares of common stock will be issued under the NetGravity purchase plan through July 31, 2000.

    The following is a summary of the principal features of the DoubleClick purchase plan. Except as noted below, the principal features of the NetGravity purchase plan are substantially the same as those features summarized below for the DoubleClick purchase plan. The summary, however, does not purport to be a complete description of all the provisions of the DoubleClick purchase plan. Any stockholder of DoubleClick who wishes to obtain a copy of the actual plan document may do so upon written request to DoubleClick's Secretary at DoubleClick's principal executive offices in New York, New York.

SHARE RESERVE

    DoubleClick has initially reserved 500,000 shares of common stock for issuance over the ten-year term of the DoubleClick purchase plan. This initial share reserve is in addition to the shares of common stock that will be issued under the NetGravity purchase plan. The share reserve will automatically increase on the first trading day of each calendar year beginning in the year 2001 by 1% of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year. In no event, however, will any such annual increase exceed 450,000 shares.

    In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without DoubleClick's receipt of consideration, appropriate adjustments will be made to

    - the maximum number and class of securities issuable under the DoubleClick purchase plan,

    - the maximum number and class of securities by which the share reserve may increase each year,

    - the maximum number and class of securities purchasable per participant on any one purchase date and

    - the class and maximum number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.

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ADMINISTRATION

    The DoubleClick purchase plan will be administered by the Compensation Committee of DoubleClick's board. This committee, as Plan Administrator, will have full authority to adopt rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the DoubleClick purchase plan. All costs and expenses incurred in plan administration will be paid by DoubleClick without charge to participants.

OFFERING PERIODS

    Under the DoubleClick purchase plan, shares will be issued through a series of successive offering periods, each of a duration of up to 24 months. The length of each offering period and the purchase periods in each offering period will be determined by the Plan Administrator. Each participant will be granted a separate right to purchase shares of common stock for each offering period in which he or she participates. The purchase right will be granted on the first business day of each purchase period and will be automatically exercised on the last business day of each purchase period. Each purchase right entitles the participant to purchase the whole number of shares of Common Stock obtained by dividing the participant's payroll deductions for the purchase period by the purchase price in effect for such period. If the fair market value per share of DoubleClick common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period. The NetGravity purchase plan contains consecutive, overlapping 24-month offering periods, each of which contains four six-month purchase periods.

ELIGIBILITY

    Any individual who customarily works for more than 20 hours per week and for more than five months per calendar year in the employ of DoubleClick or any participating affiliate will be eligible to participate in the purchase plan. An individual who is an eligible employee at the start of any offering period may join that period at that time or at any later entry date. Individuals who become eligible employees after the start date of an offering period may join the DoubleClick purchase plan on any subsequent entry date, as specified by the Plan Administrator within that offering period.

    Participating affiliates include any parent or subsidiary corporations of DoubleClick, whether now existing or hereafter organized, which elect, with the approval of the Plan Administrator, to extend the benefits of the purchase plan to their eligible employees.

    As of October 19, 1999, approximately 101 employees, including executive officers, would be eligible to participate in the DoubleClick purchase plan.

PAYROLL DEDUCTIONS

    The purchase price will be paid through payroll deductions determined as a percentage of base salary or total cash compensation as determined by the Plan Administrator. Each participant may authorize payroll deductions in any multiple of 1% up to a maximum of 10% of his or her base salary or total compensation. The NetGravity purchase plan permits deductions of up to 10% of a participant's compensation.

PURCHASE PRICE

    The purchase price per share at which common stock will be purchased on the participant's behalf on each purchase date will be equal to 85% of the lower of
(A) the fair market value per share of common

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stock on the start date of the purchase period during which the participant joins the offering period or (B) the fair market value per share of common stock on that purchase date.

PURCHASE PROVISIONS

    On the last business day of each purchase period, the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of common stock at the purchase price in effect for the participant for that purchase period. However, no participant may purchase more than 250 shares of common stock per purchase period, subject to periodic adjustments in the event of specified changes in DoubleClick's capitalization. The maximum aggregate number of shares of DoubleClick common stock purchasable by all participants on any one purchase date shall not exceed 125,000 shares, subject to periodic adjustments in the event of specified changes in DoubleClick's capitalization. The Plan Administrator shall have discretionary authority, exercisable prior to the start of any offering period under the DoubleClick purchase plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per participant and in the aggregate by all participants on each purchase date during that offering period. The NetGravity purchase plan allows for a maximum of 5,000 shares to be purchased by a participant during a single purchase period.

VALUATION

    The fair market value per share of DoubleClick common stock on any relevant date will be the closing selling price per share on that date on the Nasdaq National Market. On October 19, 1999, the fair market value per share of DoubleClick common stock was $119.06 per share.

SPECIAL LIMITATIONS

    The DoubleClick purchase plan imposes limitations upon a participant's rights to acquire common stock, including the following limitations:

    - No purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) equalling 5% or more of the total combined voting power or value of all classes of stock of DoubleClick of any of its affiliates.

    - No purchase right granted to a participant may permit the individual to purchase common stock at a rate greater than $25,000 worth of common stock (valued at the time such purchase right is granted) for each calendar year the purchase right remains outstanding at any time.

    - No participant may purchase more than 250 shares of common stock on any one purchase date.

TERMINATION OF PURCHASE RIGHTS

    The purchase right will immediately terminate upon the participant's loss of eligible employee status or upon his or her affirmative withdrawal from the purchase period. The payroll deductions collected for the purchase period in which the participant withdraws may, at the participant's election, be immediately refunded or applied to the purchase of common stock at the end of that purchase period. The payroll deductions collected for the purchase period in which the participant ceases to be an eligible employee will be immediately refunded.

STOCKHOLDER RIGHTS

    No participant will have any stockholder rights with respect to the shares of common stock covered by his or her purchase right until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

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ASSIGNABILITY

    No purchase right will be assignable or transferable other than in connection with the participant's death and will be exercisable only by the participant during his or her lifetime.

CHANGE IN CONTROL

    If there is a change in control of DoubleClick, whether by merger, asset sale or sale of stock by the stockholders during a purchase period, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the transaction. The purchase price will be 85% of the lower of

    - the fair market value per share of common stock on the entry date of the offering period during which the change in control occurs, or

    - the fair market value per share of common stock immediately prior to the transaction.

AMENDMENT AND TERMINATION

    The purchase plan will terminate upon the earliest to occur of

    -  the first business day of January 2010,

    -  the date on which all available shares are issued, or

    - the date on which all outstanding purchase rights are exercised in connection with a change in control of DoubleClick.

    The DoubleClick board of directors may at any time alter, suspend or discontinue the DoubleClick purchase plan. However, the board of directors may not, without stockholder approval,

    - materially increase the number of shares issuable under the DoubleClick purchase plan or the maximum aggregate number of purchasable shares on any one purchase date except in connection with certain changes in DoubleClick's capital structure,

    -  alter the purchase price formula so as to reduce the purchase price, or

    - materially modify the requirements for eligibility to participate in the DoubleClick purchase plan.

PLAN BENEFITS

    No purchase rights have been granted and no shares have been purchased under the DoubleClick purchase plan.

FEDERAL TAX CONSEQUENCES

    The DoubleClick purchase plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to DoubleClick, in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the DoubleClick purchase plan or in the event the participant should die while still owning the purchased shares.

    If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the purchase period in which the shares were acquired and within one year after the actual purchase date of such shares, then (A) the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and (B) DoubleClick will be entitled to an income tax deduction, for the taxable year in which the sale or disposition occurs, equal in amount to such excess.

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    If the participant sells or disposes of the purchased shares more than two years after the start date of the purchase period in which the shares were acquired and after one year after the actual purchase date of such shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (A) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (B) 15% of the fair market value of the shares on the start date of that purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. DoubleClick will not be entitled to any income tax deduction with respect to such sale or disposition.

    If the participant still owns the purchased shares at the time of death, the lesser of (A) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (B) 15% of the fair market value of the shares on the start date of the purchase period in which those shares were acquired will constitute ordinary income in the year of death.

ACCOUNTING TREATMENT

    Under current accounting rules, the issuance of common stock under the DoubleClick purchase plan will not result in a compensation expense chargeable against DoubleClick's reported earnings. However, DoubleClick must disclose, in pro forma statements to DoubleClick's financial statements, the impact the purchase rights granted under the purchase plan would have upon DoubleClick's reported earnings if the value of those purchase rights were treated as compensation expense.

STOCKHOLDER APPROVAL

    The affirmative vote of a majority of the outstanding voting shares of DoubleClick present or represented and entitled to vote at the DoubleClick special meeting is required for approval of the DoubleClick purchase plan. Should stockholder approval not be obtained, then the DoubleClick purchase plan will not be implemented, and no purchase rights will be granted and no stock issuances will be made under the DoubleClick purchase plan.

    THE DOUBLECLICK BOARD OF DIRECTORS ANTICIPATES ADOPTING THE DOUBLECLICK PURCHASE PLAN BY ITS MEETING SCHEDULED FOR OCTOBER 28, 1999 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE DOUBLECLICK PURCHASE PLAN. THE BOARD BELIEVES THAT IT IS IN THE BEST INTERESTS OF DOUBLECLICK TO IMPLEMENT A PROGRAM OF STOCK OWNERSHIP FOR DOUBLECLICK'S EMPLOYEES IN ORDER TO PROVIDE THEM WITH A MEANINGFUL OPPORTUNITY TO ACQUIRE A SUBSTANTIAL PROPRIETARY INTEREST IN DOUBLECLICK AND THEREBY ENCOURAGE THEM TO REMAIN IN DOUBLECLICK'S SERVICE AND MORE CLOSELY ALIGN THEIR INTERESTS WITH THOSE OF THE STOCKHOLDERS.

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          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    On June 13, 1999, DoubleClick entered into an agreement to merge with Abacus in a transaction expected to be accounted for as a pooling of interests. Under the terms of the agreement, each issued and outstanding share of Abacus common stock will be exchanged for 1.05 shares of DoubleClick common stock. Additionally, DoubleClick will convert approximately 1.4 million Abacus stock options into approximately 1.5 million DoubleClick stock options.

    On July 12, 1999, DoubleClick entered into an agreement to merge with NetGravity in a transaction expected to be accounted for as a pooling of interests. Under the terms of the agreement, each issued and outstanding share of NetGravity common stock will be exchanged for 0.28 shares of DoubleClick common stock. Additionally, DoubleClick will convert approximately 3.3 million NetGravity stock options into approximately 924,000 DoubleClick stock options.

    The following unaudited pro forma condensed combined financial statements present the effect of the proposed mergers between DoubleClick and Abacus and between DoubleClick, Abacus and NetGravity expected to be accounted for as poolings of interests. The unaudited pro forma condensed combined balance sheet presents the combined financial position of DoubleClick and Abacus and of DoubleClick, Abacus and NetGravity as of June 30, 1999 assuming that the proposed mergers had occurred as of June 30, 1999. This pro forma information is based upon the historical consolidated balance sheet data of DoubleClick and Abacus and the historical consolidated balance sheet data of NetGravity as of that date. The unaudited pro forma condensed combined statements of operations give effect to the proposed mergers of DoubleClick and Abacus and of DoubleClick, Abacus and NetGravity by combining the results of operations of DoubleClick for the six months ended June 30, 1999 and 1998, for each of the two years in the period ended December 31, 1998, and for the period from January 23, 1996 (inception) through December 31, 1996, with the historical results of operations of Abacus for the six months ended June 30, 1999 and 1998, and each of the three years ended December 31, 1998 and by combining the unaudited pro forma condensed combined results of operations of DoubleClick and Abacus for the six months ended June 30, 1999 and 1998, and each of the three years ended December 31, 1998, with the historical results of operations of NetGravity for the six months ended June 30, 1999 and 1998, and each of the three years ended December 31, 1998, respectively, on a pooling of interests basis.

    The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to these statements, which are preliminary and have been made solely for purposes of developing this pro forma information. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had these transactions been consummated as of the dates indicated or that may be achieved in the future.

    DoubleClick and Abacus estimate that they will incur direct transaction costs of approximately $16.0 million in connection with the proposed merger and approximately $10.75 million for the proposed merger with NetGravity, which will be charged to operations in the quarter in which the mergers are consummated. The transaction costs consist of fees for investment bankers, attorneys, accountants, financial printing and other related charges. We cannot assure you that DoubleClick will not incur additional charges in subsequent quarters to reflect costs associated with the proposed mergers.

    These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto and other financial information pertaining to DoubleClick, Abacus and NetGravity, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" incorporated by reference in this joint proxy statement/prospectus.

                                DOUBLECLICK INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1999
                                 (IN THOUSANDS)

                                                                                     DOUBLECLICK/
                                                                                       ABACUS/                     DOUBLECLICK/
                                                                                      NETGRAVITY                   NETGRAVITY/
                                                                                         PRO                          ABACUS
                                                                  HISTORICAL            FORMA                       PRO FORMA
                                                            ----------------------   ------------    HISTORICAL    ------------
                                                            DOUBLECLICK    ABACUS      COMBINED      NETGRAVITY      COMBINED
                                                            -----------   --------   ------------   ------------   ------------
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments.........   $372,988     $23,563      $396,551       $125,043       $521,594
Accounts receivable, net..................................     20,351      14,857        35,208          9,231         44,439
Prepaid expenses and other current assets.................      2,033       3,301         5,334          1,909          7,243
                                                             --------     -------                     --------       --------
    Total current assets..................................    395,372      41,721       437,093        136,183        573,276
Property and equipment, net...............................     21,168       7,114        28,282          5,870         34,152
Investments and other assets..............................      5,801         146         5,947          1,655          7,602
                                                             --------     -------      --------       --------       --------
    Total assets..........................................   $422,341     $48,981      $471,322       $143,708       $615,030
                                                             ========     =======      ========       ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses.....................   $ 28,055     $ 5,756      $ 33,811       $  4,893       $ 38,704
Deferred revenues.........................................      6,482          --         6,482          7,791         14,273
Deferred license and service fees.........................        344          --           344             --            344
                                                             --------     -------      --------       --------       --------
    Total current liabilities.............................     34,881       5,756        40,637         12,684         53,321

Convertible subordinated notes............................    250,000          --       250,000             --        250,000
Other liabilities.........................................        295         447           742             --            742

STOCKHOLDERS' EQUITY:
Common stock..............................................         40          10            50             18             68
Additional paid-in capital................................    205,221      14,499       219,720        161,121        380,841
Accumulated earnings (deficit)............................    (67,253)     28,269       (38,984)       (28,849)       (67,833)
Deferred compensation.....................................       (265)         --          (265)        (1,266)        (1,531)
Other comprehensive income (loss).........................       (578)         --          (578)            --           (578)
                                                             --------     -------      --------       --------       --------
    Total stockholders' equity............................    137,165      42,778       179,943        131,024        310,967
                                                             --------     -------      --------       --------       --------
    Total liabilites and stockholders' equity.............   $422,341     $48,981      $471,322       $143,708       $615,030
                                                             ========     =======      ========       ========       ========

    The accompanying notes are an integral part of these unaudited pro forma condensed combined
                             financial statements.

                                DOUBLECLICK INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            DOUBLECLICK/
                                                                DOUBLECLICK/                  ABACUS/
                                                                   ABACUS                    NETGRAVITY
                                             HISTORICAL          PRO FORMA     HISTORICAL    PRO FORMA
                                       ----------------------   ------------   ----------   ------------
                                       DOUBLECLICK    ABACUS      COMBINED     NETGRAVITY     COMBINED
                                       -----------   --------   ------------   ----------   ------------
Revenues.............................    $ 53,079    $25,968      $79,047        10,221       $ 89,268
Cost of revenues.....................      25,038      6,463       31,501         4,796         36,297
                                         --------    -------      -------       -------       --------
  Gross profit.......................      28,041     19,505       47,546         5,425         52,971
                                         --------    -------      -------       -------       --------
Operating expenses:
  Sales and marketing................      25,059      8,142       33,201         6,898         40,099
  General and administrative.........       8,750      2,643       11,393         2,417         13,810
  Product development................       7,691      1,381        9,072         3,577         12,649
  Facility relocation & other........       2,132         --        2,132            --          2,132
                                         --------    -------      -------       -------       --------
    Total operating expenses.........      43,632     12,166       55,798        12,892         68,690
                                         --------    -------      -------       -------       --------
Income (loss) from operations........     (15,591)     7,339       (8,252)       (7,467)       (15,719)
Equity in losses of joint venture....          --       (365)        (365)           --           (365)
Interest and other net...............       3,055        567        3,622         1,615          5,237
                                         --------    -------      -------       -------       --------
Income (loss) before income taxes....     (12,536)     7,541       (4,995)       (5,852)       (10,847)
Provision for income taxes...........          --      2,964        2,964            --          2,964
                                         --------    -------      -------       -------       --------
Net income (loss)....................    $(12,536)   $ 4,577      $(7,959)      $(5,852)      $(13,811)
                                         ========    =======      =======       =======       ========

Net income (loss) per share--basic...    $  (0.32)   $  0.46      $ (0.16)      $ (0.38)      $  (0.25)
                                         --------    -------      -------       -------       --------
Net income (loss) per
  share--diluted.....................    $  (0.32)   $  0.44      $ (0.16)      $ (0.38)      $  (0.25)
                                         --------    -------      -------       -------       --------
Weighted average shares used in basic
  per share calculation..............      39,435      9,878       49,807        15,572         54,167
                                         --------    -------      -------       -------       --------
Weighted average shares used in
  diluted per share calculation......      39,435     10,475       49,807        15,572         54,167
                                         --------    -------      -------       -------       --------

    The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                DOUBLECLICK INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            DOUBLECLICK/
                                                                DOUBLECLICK/                  ABACUS/
                                                                   ABACUS                    NETGRAVITY
                                             HISTORICAL          PRO FORMA     HISTORICAL    PRO FORMA
                                       ----------------------   ------------   ----------   ------------
                                       DOUBLECLICK    ABACUS      COMBINED     NETGRAVITY     COMBINED
                                       -----------   --------   ------------   ----------   ------------
Revenues.............................    $ 30,297    $18,449      $48,746       $ 4,335       $ 53,081
Cost of revenues.....................      20,569      4,227       24,796         2,285         27,081
                                         --------    -------      -------       -------       --------
  Gross profit.......................       9,728     14,222       23,950         2,050         26,000
                                         --------    -------      -------       -------       --------
Operating expenses
  Sales and marketing................      12,508      5,936       18,444         4,395         22,839
  General and administrative.........       4,970      2,244        7,214         1,462          8,676
  Product development................       2,579        851        3,430         2,059          5,489
                                         --------    -------      -------       -------       --------
    Total operating expenses.........      20,057      9,031       29,088         7,916         37,004
                                         --------    -------      -------       -------       --------
Income (loss) from operations........     (10,329)     5,191       (5,138)       (5,866)       (11,004)
Interest and other net...............       1,228        305        1,533            56          1,589
                                         --------    -------      -------       -------       --------
Income (loss) before income taxes....      (9,101)     5,496       (3,605)       (5,810)        (9,415)
Provision for income taxes...........          --      2,006        2,006            --          2,006
                                         --------    -------      -------       -------       --------
Net Income (loss)....................    $ (9,101)   $ 3,490      $(5,611)      $(5,810)      $(11,421)
                                         --------    -------      -------       -------       --------

Net income (loss) per share--basic...    $  (0.34)   $  0.36      $ (0.15)      $ (1.42)      $  (0.30)
                                         --------    -------      -------       -------       --------
Net income (loss) per
  share--diluted.....................    $  (0.34)   $  0.34      $ (0.15)      $ (1.42)      $  (0.30)
                                         --------    -------      -------       -------       --------
Weighted average shares used in basic
  per share calculation..............      27,101      9,692       37,278         4,079         38,420
                                         --------    -------      -------       -------       --------
Weighted average shares used in
  diluted per share calculation......      27,101     10,202       37,278         4,079         38,420
                                         --------    -------      -------       -------       --------

    The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                DOUBLECLICK INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            DOUBLECLICK/
                                                                DOUBLECLICK/                  ABACUS/
                                                                   ABACUS                    NETGRAVITY
                                             HISTORICAL          PRO FORMA     HISTORICAL    PRO FORMA
                                       ----------------------   ------------   ----------   ------------
                                       DOUBLECLICK    ABACUS      COMBINED     NETGRAVITY     COMBINED
                                       -----------   --------   ------------   ----------   ------------
Revenues.............................    $ 80,188    $46,979      $127,167      $ 11,557      $138,724
Cost of revenues.....................      53,964      9,581        63,545         5,228        68,773
                                         --------    -------      --------      --------      --------
  Gross profit.......................      26,224     37,398        63,622         6,329        69,951
                                         --------    -------      --------      --------      --------
Operating expenses:
  Sales and marketing................      29,180     12,628        41,808        10,351        52,159
  General and administrative.........      11,288      4,928        16,216         3,172        19,388
  Product development................       6,684      1,691         8,375         4,639        13,014
  Facility relocation & other........          --        360           360            --           360
                                         --------    -------      --------      --------      --------
    Total operating expenses.........      47,152     19,607        66,759        18,162        84,921
                                         --------    -------      --------      --------      --------
Income (loss) from operations........     (20,928)    17,791        (3,137)      (11,833)      (14,970)

Equity in losses of joint venture....          --        (53)          (53)           --           (53)
Interest and other, net..............       2,756        754         3,510           540         4,050
                                         --------    -------      --------      --------      --------
Income (loss) before income taxes....     (18,172)    18,492           320       (11,293)      (10,973)
Provision for income taxes...........          --      7,066         7,066                       7,066
                                         --------    -------      --------      --------      --------
Net income (loss)....................    $(18,172)   $11,426      $ (6,746)     $(11,293)     $(18,039)
                                         ========    =======      ========      ========      ========

Net income (loss) per share--basic...    $  (0.60)   $  1.17      $  (0.17)     $  (1.28)     $  (0.42)
                                         --------    -------      --------      --------      --------
Net income (loss) per
  share--diluted.....................    $  (0.60)   $  1.12         (0.17)     $  (1.28)     $  (0.42)
                                         --------    -------      --------      --------      --------
Weighted average shares used in basic
  per share calculation..............      30,440      9,727        40,654         8,823        43,124
                                         --------    -------      --------      --------      --------
Weighted average shares used in
  diluted per share calculation......      30,440     10,216        40,654         8,823        43,124
                                         --------    -------      --------      --------      --------

    The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                DOUBLECLICK INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            DOUBLECLICK/
                                                                DOUBLECLICK/                  ABACUS/
                                                                   ABACUS                    NETGRAVITY
                                             HISTORICAL          PRO FORMA     HISTORICAL    PRO FORMA
                                       ----------------------   ------------   ----------   ------------
                                       DOUBLECLICK    ABACUS      COMBINED     NETGRAVITY     COMBINED
                                       -----------   --------   ------------   ----------   ------------
Revenues.............................    $30,597     $30,971      $61,568       $  6,358      $67,926
Cost of revenues.....................     20,628       5,942       26,570          2,572       29,142
                                         -------     -------      -------       --------      -------
  Gross profit.......................      9,969      25,029       34,998          3,786       38,784
                                         -------     -------      -------       --------      -------
Operating expenses:
  Sales and marketing................     10,710       8,000       18,710          6,073       24,783
  General and administrative.........      6,326       3,911       10,237          1,552       11,789
  Product development................      1,398       1,507        2,905          3,033        5,938
  Facility relocation & other........         --         102          102             --          102
                                         -------     -------      -------       --------      -------
    Total operating expenses.........     18,434      13,520       31,954         10,658       42,612
                                         -------     -------      -------       --------      -------
Income (loss) from operations........     (8,465)     11,509        3,044         (6,872)      (3,828)

Interest and other net...............        109         297          406            (10)         396
                                         -------     -------      -------       --------      -------
Income (loss) before income taxes....     (8,356)     11,806        3,450         (6,882)      (3,432)
Provision for income taxes...........         --       4,309        4,309             --        4,309
                                         -------     -------      -------       --------      -------
Net income (loss)....................    $(8,356)    $ 7,497      $  (859)      $ (6,882)     $(7,741)
                                         =======     =======      =======       ========      =======

Net income (loss) per share--basic...    $ (0.61)    $  0.78      $ (0.04)      $  (2.46)     $ (0.32)
Net income (loss) per
  share--diluted.....................    $ (0.61)    $  0.74      $ (0.04)      $  (2.46)     $ (0.32)

Weighted average shares used in basic
  per share calculation..............    $13,718     $ 9,546       23,740          2,799       24,524
Weighted average shares used in
  diluted per share calculation......    $13,718      10,058       23,740          2,799       24,524

    The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                DOUBLECLICK INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            DOUBLECLICK/
                                                                DOUBLECLICK/                  ABACUS/
                                                                   ABACUS                    NETGRAVITY
                                             HISTORICAL          PRO FORMA     HISTORICAL    PRO FORMA
                                       ----------------------   ------------   ----------   ------------
                                       DOUBLECLICK    ABACUS      COMBINED     NETGRAVITY     COMBINED
                                       -----------   --------   ------------   ----------   ------------
Revenues.............................    $ 6,514     $17,532      $24,046       $ 1,939       $25,985
Cost of revenues.....................      3,780       3,751        7,531           702         8,233
                                         -------     -------      -------       -------       -------
    Gross profit.....................      2,734      13,781       16,515         1,237        17,752
                                         -------     -------      -------       -------       -------
Operating expenses:
  Sales and marketing................      3,079       4,294        7,373         2,839        10,212
  General and administrative.........      2,145       2,204        4,349         1,315         5,664
  Product development................        618         913        1,531         1,764         3,295
                                         -------     -------      -------       -------       -------
    Total operating expenses.........      5,842       7,411       13,253         5,918        19,171
                                         -------     -------      -------       -------       -------
Income (loss) from operations........     (3,108)      6,370        3,262        (4,681)       (1,419)

Interest and others, net.............        (84)       (116)        (200)           54          (146)
                                         -------     -------      -------       -------       -------
Income (loss) before income taxes....     (3,192)      6,254        3,062        (4,627)       (1,565)
Provision for income taxes...........         --       2,389        2,389            --         2,389
                                         -------     -------      -------       -------       -------

Net income (loss)....................    $(3,192)    $ 3,865      $   673       $(4,627)      $(3,954)
                                         =======     =======      =======       =======       =======

Net income (loss) per share--basic...    $ (0.18)    $  0.43      $  0.02       $ (2.19)      $ (0.14)
                                         -------     -------      -------       -------       -------
Net income (loss) per
  share--diluted.....................    $ (0.18)    $  0.40      $  0.02       $ (2.19)      $ (0.14)
                                         -------     -------      -------       -------       -------

Weighted average shares used in basic
  per share calculation..............     18,118       9,094       27,667         2,111        28,258
Weighted average shares used in
  diluted per share calculation......     18,118       9,614       28,213         2,111        28,258

    The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                         COMBINED FINANCIAL STATEMENTS

NOTE 1

    The unaudited pro forma condensed combined financial statements of DoubleClick and Abacus give retroactive effect to the proposed merger of DoubleClick and Abacus, which is expected to be accounted for as a pooling of interests and, as a result, the unaudited pro forma condensed combined balance sheet and statements of operations are presented as if DoubleClick and Abacus had been combined for all periods presented. On July 12, 1999, DoubleClick entered into an agreement to merge with NetGravity. The unaudited pro forma condensed combined financial statements of DoubleClick and Abacus have been updated to reflect the proposed merger with NetGravity, which is expected to be accounted for as a pooling of interests and, as a result, the unaudited pro forma condensed combined balance sheet and statements of operations are presented as if DoubleClick, Abacus and NetGravity had been combined for all periods presented.

    The unaudited pro forma condensed combined financial statements, including the related notes, should be read in conjunction with the historical consolidated financial statements and related notes of DoubleClick, Abacus and NetGravity which are incorporated by reference in this joint proxy statement/ prospectus. Amounts from the Abacus and NetGravity historical consolidated financial statements have been reclassified in the unaudited pro forma condensed combined financial statements to conform with DoubleClick historical classifications.

    All share numbers in these unaudited pro forma condensed combined financial statements for all periods presented have been adjusted to reflect the DoubleClick 2-for-1 stock split that occurred in April 1999.

NOTE 2

    Basic net income (loss) per share is computed using the weighed average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighed average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of the incremental common shares issuable upon conversion of convertible preferred stock, convertible notes (using the if-converted method), and shares issuable upon exercise of stock options (using the treasury stock method). Common equivalent shares or shares issuable upon conversion of potentially dilutive securities are excluded from the computations if their effect is anti-dilutive. Pro forma net income (loss) per share is computed by adding DoubleClick historical weighted average shares outstanding to Abacus and NetGravity historical weighted average shares outstanding converted to give effect to the exchange ratio of 1.05 and 0.28, respectively.

NOTE 3

    The provision for income taxes does not reflect the benefit of DoubleClick's or NetGravity's net losses due to limitations and uncertainty surrounding realization.

NOTE 4

    It is anticipated that the combined company will incur estimated direct transaction charges of $16 million related to the proposed merger of DoubleClick with Abacus and $10.75 million for the NetGravity merger, principally in the quarter in which the proposed merger is consummated. These charges include estimated investment banking and financial advisory fees of approximately
$12.5 million and $7.25 million for the Abacus and NetGravity merger, respectively, and other estimated merger related expenses totaling $3.5 million for each of the Abacus and NetGravity mergers consisting primarily of other professional services and estimated registration expenses. These anticipated charges are preliminary estimates and are subject to change. Actual amounts ultimately incurred could differ from the estimated amounts. The actual amounts will be charged to the statement of operations in the period the transaction is consummated. Additionally, the direct transaction charges do not include integration costs which may be incurred as of and subsequent to the mergers. Neither DoubleClick, Abacus or NetGravity have estimated the amount or nature of integration costs.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                            ABACUS COMMON STOCK AND
                            DOUBLECLICK COMMON STOCK

    This section of the joint proxy statement/prospectus describes certain differences between the rights of holders of Abacus common stock and DoubleClick common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Abacus and being a stockholder of DoubleClick.

    The rights of the stockholders of Abacus are governed by Abacus's Certificate of Incorporation, as currently in effect, and Abacus's Bylaws. After completion of the merger, Abacus stockholders will become stockholders of DoubleClick and their rights will be governed by DoubleClick's Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws. Both companies are incorporated under the laws of the State of Delaware and, accordingly, Abacus stockholders rights will continue to be governed by the Delaware General Corporation Law after completion of the merger.

CLASSES OF COMMON STOCK OF ABACUS AND DOUBLECLICK

    Both DoubleClick and Abacus have one class of common stock issued and outstanding. Holders of DoubleClick common stock and Abacus common stock are each entitled to one vote for each share held.

CLASSIFIED BOARD OF DIRECTORS

    Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. DoubleClick's board of directors is divided into three classes, as nearly equal in size as possible, with one class being elected annually for a three-year term. DoubleClick directors are elected for a term of three years and until their successors are elected and qualified.

    Abacus's directors are elected at the annual meeting of the stockholders and hold office until the next annual meeting and until their successors are elected and qualified.

NUMBER OF DIRECTORS

    DoubleClick's board of directors may consist of not fewer than five nor more than fifteen directors and currently consists of seven directors. The range of directors on DoubleClick's board may be changed only by a vote of 66.67% of the outstanding shares of the capital stock of DoubleClick at a special meeting of the stockholders called for that purpose.

    Abacus's board of directors may consist of not fewer than two nor more than twelve directors, and currently consists of five directors. The number of directors is determined by resolution of the Board of Directors.

REMOVAL OF DIRECTORS

    DoubleClick directors, or the entire DoubleClick board, may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 66.67% of the outstanding shares of capital stock of DoubleClick entitled to vote generally in the election of directors, voting together as a single class, cast at a special meeting of the stockholders called for that purpose.

    Abacus directors, or the entire Abacus board, may be removed, at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote on the election of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Any newly created directorships in DoubleClick's board resulting from any increase in the number of authorized directors or any vacancies, may be filled by 66.67% of the directors then in office, though less than a quorum, or be a sole remaining director.

    In the case of DoubleClick, any director chosen in this manner to fill a vacancy holds office until the annual meeting of stockholders at which the term of the class to which that director has been chosen expires and until that director's successor is elected and qualified.

    Any newly created directorships in Abacus's board of directors resulting from any increase in the number of authorized directors or any vacancies, may be filled by a majority of the remaining members of the board of directors, even though less than a quorum, or by the sole remaining director.

ABILITY TO CALL SPECIAL MEETINGS

    Special meetings of stockholders of DoubleClick may be called by the President or by the Secretary at the written request of two-thirds of the Board of Directors upon not fewer than 10 or more than 60 days' written notice.

    Special meetings of Abacus stockholders may be called at any time but only by

    - its President,

    - its Chairman of the Board,

    - a majority of the directors in office, or

    - a majority of the stockholders holding voting stock.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

    At an annual meeting of DoubleClick stockholders, only business as has been properly brought before the meeting will be conducted. To be properly brought before an annual meeting of DoubleClick, business must be:

    - provided in DoubleClick's notice of meeting,

    - otherwise properly brought before the meeting by or at the direction of the board, or

    - otherwise properly brought before the meeting by a stockholder.

    For business to be properly brought before an annual DoubleClick meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of DoubleClick. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of DoubleClick not later than the close of business on the 120th day or earlier than the close of business on the 150th day prior to the first anniversary of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting; provided, however, that if either (A) the date of the annual meeting is more than 30 days before or more than 60 days after this anniversary date or (B) no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, notice by the stockholder, to be timely, must be delivered not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made by DoubleClick.

    If, however, the number of directors to be elected to the DoubleClick board is increased and there is no public announcement by DoubleClick naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year's annual meeting (or, if the annual meeting is held more than 30 days before or 60 days after the anniversary date, at least 70 days prior to the annual meeting), notice by the stockholder will be considered timely (but only with respect to nominees for any new positions created by the increase in number of the Board of Directors) if it is delivered no later than the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made by DoubleClick.

    A stockholder's notice to the Secretary must set forth:

    - as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case under Regulation 14A under the Exchange Act (including the person's written consent to being named in the proxy statement as a nominee and to serving as a director it elected);

    - as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting this business at the meeting and any material interest in the business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

    - as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of the stockholder, as they appear on DoubleClick's books, and of the beneficial owner and (B) the class and number of shares of capital stock of DoubleClick that are owned beneficially and held of record by the stockholder and the beneficial owner.

    Nominations of persons for election to the DoubleClick board may be made at a meeting of stockholders at which directors are to be elected in accordance with DoubleClick's notice of meeting (A) by or at the direction of the board or
(B) provided that the board has determined that directors will be elected at the meeting, by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with DoubleClick's notice procedures. These nominations, other than those made by or at the direction of the board, must be made with timely notice in writing to the Secretary of DoubleClick. If DoubleClick calls a special meeting of stockholders for the purpose of electing one or more directors to the board, any stockholder may nominate a person or persons, for election to the position(s) as specified in DoubleClick's notice of meeting, if the stockholder's notice is delivered to the Secretary not earlier than the 90th day prior to the special meeting and not later than the later of
(i) the close of business of the 60th day prior to the special meeting or
(ii) the close of business of the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board to be elected at the meeting.

    Abacus's Bylaws are silent as to the matter of stockholder proposals.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

    DoubleClick's certificate of incorporation provides that the affirmative vote of the holders of at least 66.67% of the outstanding shares of capital stock of DoubleClick entitled to vote generally in the election of directors, voting together as a single class, are required to alter, change, amend, repeal or adopt any provision inconsistent with the provisions of DoubleClick's certificate of incorporation that deal with the following:

    - matters relating to the board of directors, including the number of members, board classification, vacancies and removal;

    - the manner in which stockholder action may be effected;

    - limitation of the liability of DoubleClick's directors;

    - indemnification of DoubleClick's directors and officers;

    - amendments to DoubleClick's bylaws; and

    - amendments to DoubleClick's certificate of incorporation.

    Abacus's Certificate of Incorporation may be amended in accordance with the Delaware General Corporation Law.

AMENDMENT OF BYLAWS

    Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated this power.

    The DoubleClick Amended and Restated Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the affirmative vote of (A) at least 66.67% of the board or (B) the holders of at least 66.67% of the outstanding shares of capital stock of DoubleClick entitled to vote generally in the election of directors, voting together as a single class, which votes are cast at a special meeting of the stockholders called for that purpose.

    The Abacus Bylaws may be adopted, amended or repealed, or new bylaws may be adopted, by the affirmative vote of either a majority of the outstanding capital stock entitled to vote or a majority of the entire board then in office.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action that they had no reasonable cause to believe was unlawful.

    Our certificates of incorporation and bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of either of us as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by the indemnified person or on his behalf in connection with the action, suit or proceeding and any appeal therefrom, and held harmless by each of us to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by each of us are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, our certificates of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

    Additionally, DoubleClick may pay expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. These payments will be made however only if DoubleClick receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by DoubleClick, as authorized by the Delaware General Corporation Law. Abacus maintains indemnification agreements with its officers and directors.

                                    EXPERTS

    The consolidated balance sheets of DoubleClick Inc. as of as of December 31, 1998 and 1997 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1998, and for the period from January 23, 1996 (inception) through December 31, 1996, incorporated in this joint proxy statement/prospectus, by reference to the Annual Report on Form 10-K of DoubleClick Inc., as amended on April 27, 1999, for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Abacus Direct Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Abacus Direct Corporation for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of NetGravity, Inc. as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of NetGravity, Inc. for the year ended December 31, 1998, in reliance on the report of KPMG LLP, independent certified accountants, upon the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the shares of DoubleClick common stock offered by this joint proxy statement/ prospectus and the federal income tax consequences in connection with the merger will be passed upon for DoubleClick by Brobeck, Phleger & Harrison LLP, New York, New York. Legal matters pertaining to federal income tax consequences in connection with the merger will be passed upon for Abacus by Parker Chapin Flattau & Klimpl, LLP, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

    DoubleClick, Abacus and NetGravity file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Stockholders may read and copy any reports, statements or other information filed by DoubleClick, Abacus or NetGravity at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. DoubleClick's, Abacus's and NetGravity's filings with the Commission are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

    DoubleClick has filed a registration statement with the Commission to register the DoubleClick common stock to be issued to Abacus stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a proxy statement and prospectus of DoubleClick in addition to being a proxy statement of Abacus for use at its special meeting.

    As allowed by the Commission's rules, this joint proxy statement/prospectus does not contain all of the information relating to DoubleClick, Abacus and NetGravity included in the registration statement or the exhibits to the registration statement. Some of the important business and financial information relating to DoubleClick, Abacus and NetGravity that may be important in deciding how to vote is not included in this joint proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been previously filed by DoubleClick, Abacus and NetGravity with the Commission. The information incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. See "Incorporation of Documents by Reference."

    DoubleClick has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to DoubleClick, and Abacus has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Abacus.

    Stockholders can obtain any of the documents incorporated by reference through DoubleClick, Abacus, NetGravity or the Commission. Documents incorporated by reference are available from DoubleClick, Abacus and NetGravity without charge, excluding all exhibits. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them orally or in writing to the following addresses or by telephone:

DoubleClick Inc.               Abacus:                                   NetGravity, Inc.
Investor Relations             D. F. King & Co., Inc.                    Investor Relations
41 Madison Avenue, 32nd Floor  77 Water Street, 20th Floor               1900 S. Norfolk Street, Suite 150
New York, New York 10010       New York, New York 10005                  San Mateo, California 94403-1151
(212) 683-0001                 (800) 769-6414                            (650) 425-5960

    If you would like to request documents, please do so by November 16, 1999 in order to receive them before the special meetings.

    DOUBLECLICK STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE ISSUANCE OF DOUBLECLICK COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT. ABACUS STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT AND THE MERGER. NEITHER DOUBLECLICK NOR ABACUS HAS AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/ PROSPECTUS IS DATED OCTOBER 21, 1999. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF DOUBLECLICK COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, and later information filed with the Commission will update and supersede this information. This joint proxy statement/prospectus incorporates by reference the documents set forth below that DoubleClick, Abacus and NetGravity have previously filed with the Commission. The documents contain important information about DoubleClick, Abacus and NetGravity and their finances.

We incorporate by reference DoubleClick's:

    - Annual Report on Form 10-K, as amended by Annual Report on Form 10-K/A, for the year ended December 31, 1998;

    - Quarterly Reports on Form 10-Q, as amended by Quarterly Reports on Form 10-Q/A, for the quarters ended March 31, 1999 and June 30, 1999;

    - Proxy Statement for DoubleClick's Annual Meeting of Stockholders held on May 24, 1999;

    - Reports on Form 8-K dated February 3, 1999, March 15, 1999, March 15, 1999, June 17, 1999 and July 21, 1999; and

    - The description of DoubleClick common stock contained in DoubleClick's Registration Statement on Form 8-A dated November 30, 1998 registering the DoubleClick common stock under Section 12(g) of the Exchange Act.

    We also incorporate by reference Abacus's:

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

    - Report on Form 8-K dated June 18, 1999; and

    - The description of Abacus common stock contained in Abacus's Registration Statement on Form 8-A dated September 24, 1996 registering the Abacus common stock under Section 12(g) of the Exchange Act.

    In addition, all of DoubleClick's and Abacus's filings with the Commission after the date of this joint proxy statement/prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference until the merger becomes effective.

    We also incorporate by reference:

    - Item 6 and Item 8 of Part I of NetGravity's Annual Report on Form 10-K for the year ended December 31, 1998;

    - Item 1 of Part I of NetGravity's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

    - Item 1 of Part I of NetGravity's Quarterly report on Form 10-Q, as amended by the quarterly report on Form 10-Q/A, for the quarter ended June 30, 1999.

    In addition, all of the financial information contained in NetGravity's filings with the Commission after the date of this joint proxy statement/prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference until the merger of NetGravity and DoubleClick becomes effective.

    Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement/prospectus shall be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this or in any other later filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

                                                                      APPENDIX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                     AMONG
                               DOUBLECLICK INC.,
                              ATLANTA MERGER CORP.
                                      AND
                           ABACUS DIRECT CORPORATION
                           DATED AS OF JUNE 13, 1999

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                          --------
ARTICLE I DEFINITIONS...................................................................     A-1
             SECTION 1.01   Certain Defined Terms.......................................     A-1

ARTICLE II THE MERGER...................................................................     A-4
             SECTION 2.01   The Merger..................................................     A-4
             SECTION 2.02   Closing.....................................................     A-5
             SECTION 2.03   Effective Time..............................................     A-5
             SECTION 2.04   Effect of the Merger........................................     A-5
             SECTION 2.05   Certificate of Incorporation; Bylaws; Directors and Officers
                              of Surviving Corporation..................................     A-5

ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES..........................     A-5
             SECTION 3.01   Conversion of Shares........................................     A-5
             SECTION 3.02   Exchange of Shares Other than Treasury Shares...............     A-6
             SECTION 3.03   Stock Transfer Books........................................     A-7
             SECTION 3.04   No Fractional Share Certificates............................     A-8
             SECTION 3.05   Options to Purchase Company Common Stock....................     A-8
             SECTION 3.06   Unvested Stock..............................................     A-9
             SECTION 3.07   Certain Adjustments.........................................     A-9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY....................................     A-9
             SECTION 4.01   Organization and Qualification; Subsidiaries................     A-9
             SECTION 4.02   Certificate of Incorporation and Bylaws.....................    A-10
             SECTION 4.03   Capitalization..............................................    A-10
             SECTION 4.04   Authority Relative to This Agreement........................    A-10
             SECTION 4.05   No Conflict; Required Filings and Consents..................    A-11
             SECTION 4.06   Permits; Compliance with Laws...............................    A-11
             SECTION 4.07   SEC Filings; Financial Statements...........................    A-11
             SECTION 4.08   Absence of Certain Changes or Events........................    A-12
             SECTION 4.09   Employee Benefit Plans; Labor Matters.......................    A-13
             SECTION 4.10   Pooling; Certain Tax Matters................................    A-15
             SECTION 4.11   Contracts...................................................    A-15
             SECTION 4.12   Litigation..................................................    A-15
             SECTION 4.13   Environmental Matters.......................................    A-16
             SECTION 4.14   Intellectual Property.......................................    A-16
             SECTION 4.15   Taxes.......................................................    A-18
             SECTION 4.16   Insurance...................................................    A-19
             SECTION 4.17   Properties..................................................    A-19
             SECTION 4.18   Affiliates..................................................    A-19
             SECTION 4.19   Opinion of Financial Advisor................................    A-20
             SECTION 4.20   Brokers.....................................................    A-20
             SECTION 4.21   Certain Business Practices..................................    A-20
             SECTION 4.22   Section 203 of the DGCL Not Applicable......................    A-20
             SECTION 4.23   Business Activity Restriction...............................    A-20

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT......................................    A-20
             SECTION 5.01   Organization and Qualification; Subsidiaries................    A-21
             SECTION 5.02   Certificate of Incorporation and Bylaws.....................    A-21
             SECTION 5.03   Capitalization..............................................    A-21
             SECTION 5.04   Authority Relative to this Agreement........................    A-22

                                                                                            PAGE
                                                                                          --------
             SECTION 5.05   No Conflict; Required Filings and Consents..................    A-22
             SECTION 5.06   SEC Filings; Financial Statements...........................    A-22
             SECTION 5.07   Pooling; Certain Tax Matters................................    A-23
             SECTION 5.08   Opinion of Financial Advisor................................    A-23
             SECTION 5.09   Brokers.....................................................    A-23
             SECTION 5.10   Affiliates..................................................    A-23
             SECTION 5.11   No Parent Material Adverse Effect...........................    A-23

ARTICLE VI COVENANTS....................................................................    A-24
             SECTION 6.01   Conduct of Business by Company Pending the Closing..........    A-24
             SECTION 6.02   Notices of Certain Events...................................    A-25
             SECTION 6.03   Access to Information; Confidentiality......................    A-26
             SECTION 6.04   No Solicitation of Transactions.............................    A-26
             SECTION 6.05   Tax-Free Transaction; Pooling...............................    A-27
             SECTION 6.06   Control of Operations.......................................    A-27
             SECTION 6.07   Further Action; Consents; Filings...........................    A-27
             SECTION 6.08   Additional Reports..........................................    A-28
             SECTION 6.09   Tax Information.............................................    A-28
             SECTION 6.10   Conduct of Business by Parent...............................    A-28

ARTICLE VII ADDITIONAL AGREEMENTS.......................................................    A-28
             SECTION 7.01   Registration Statement; Joint Proxy Statement...............    A-28
             SECTION 7.02   Stockholders' Meetings......................................    A-30
             SECTION 7.03   Affiliates..................................................    A-30
             SECTION 7.04   Directors' and Officers' Indemnification and Insurance......    A-31
             SECTION 7.05   No Shelf Registration.......................................    A-31
             SECTION 7.06   Public Announcements........................................    A-32
             SECTION 7.07   NNM Listing.................................................    A-32
             SECTION 7.08   Blue Sky....................................................    A-32
             SECTION 7.09   Employee Benefit Matters....................................    A-32

ARTICLE VIII CONDITIONS TO THE MERGER...................................................    A-32
             SECTION 8.01   Conditions to the Obligations of Each Party to Consummate
                              the Merger................................................    A-32
             SECTION 8.02   Conditions to the Obligations of Company....................    A-33
             SECTION 8.03   Conditions to the Obligations of Parent.....................    A-33

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER............................................    A-34
             SECTION 9.01   Termination.................................................    A-34
             SECTION 9.02   Effect of Termination.......................................    A-35
             SECTION 9.03   Amendment...................................................    A-35
             SECTION 9.04   Waiver......................................................    A-35
             SECTION 9.05   Termination Fee; Expenses...................................    A-36

ARTICLE X GENERAL PROVISIONS............................................................    A-37
             SECTION 10.01  Non-Survival of Representations and Warranties..............    A-37
             SECTION 10.02  Notices.....................................................    A-37
             SECTION 10.03  Severability................................................    A-38
             SECTION 10.04  Assignment; Binding Effect; Benefit.........................    A-38
             SECTION 10.05  Incorporation of Exhibits...................................    A-38
             SECTION 10.06  Governing Law...............................................    A-38
             SECTION 10.07  Waiver of Jury Trial........................................    A-39

                                                                                            PAGE
                                                                                          --------
             SECTION 10.08  Headings; Interpretation....................................    A-39
             SECTION 10.09  Counterparts................................................    A-39
             SECTION 10.10  Entire Agreement............................................    A-39

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of June 13, 1999 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), among DOUBLECLICK INC., a Delaware corporation ("Parent"), ABACUS DIRECT CORPORATION, a Delaware corporation ("Company"), and ATLANTA MERGER CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"):

                              W I T N E S S E T H:

    WHEREAS, the boards of directors of Parent and Company have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Merger Sub with and into Company (the "Merger") and have approved and adopted this Agreement;

    WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain stockholders of Company have entered into a stockholder agreement (each, a "Stockholder Agreement") in the form attached hereto as Annex A;

    WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Company has entered into an option agreement (the "Option Agreement") in the form attached hereto as Annex B;

    WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent will acquire all of the common stock of Company through the merger of Merger Sub with and into Company;

    WHEREAS, for financial reporting purposes, it is intended that the Merger be accounted for as a "pooling of interests" under United States generally accepted accounting principles ("U. S. GAAP") and the accounting standards of the United States Securities and Exchange Commission (the "SEC"); and

    WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code;

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    SECTION 1.01  Certain Defined Terms

    Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

    "Affiliate" shall mean, with respect to any person, any other person that controls, is controlled by or is under common control with the first person.

    "Blue Sky Laws" shall mean state securities or "blue sky" laws.

    "Business day" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in New York.

    "Company Disclosure Schedule" shall mean the disclosure schedule delivered by Company to Parent prior to the execution of this Agreement and forming a part hereof.

    "Company Intellectual Property" shall mean all patents (including, without limitation, all U.S. and foreign patents, patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), design rights, trademarks, trade names and service marks (whether or not registered), trade dress, Internet domain names, copyrights (whether or not registered) and any renewal rights therefor, sui generis database rights, statistical models, technology, inventions, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, databases, technical documentation of such software programs ("Technical Documentation"), registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that were material to Company's business or are currently used in Company's business in any product, technology or process (i) currently being or formerly manufactured, published or marketed by Company or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by Company.

    "Company Material Adverse Effect" shall mean any change in or effect on the business of Company and the Company Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole, except to the extent that any such change in or effect results from (i) changes in general economic conditions or changes affecting the industry generally in which Company operates (provided that such changes do not affect Company in a materially disproportionate manner), (ii) changes in trading prices for the Company's capital stock, and
(iii) any litigation or loss of customers or revenues that Company successfully bears the burden of proving arose from Company entering into this Agreement.

    "Company Stock Plans" shall mean Company's 1999 Stock Incentive Plan, Amended and Restated 1996 Stock Incentive Plan, and Amended and Restated 1989 Stock Option Plan.

    "Competing Transaction" shall mean any of the following involving Company or Parent, as the case may be (other than the Merger):

        (i) any merger, consolidation, share exchange, business combination or other similar transaction;

        (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of such party and its subsidiaries, taken as a whole, in a single transaction or series of transactions;

        (iii) any license, joint venture or other arrangement pursuant to which Company provides or permits access to all or a majority of its data (on a value basis) to a third party, a primary purpose of which party is targeted Internet, Web, e-mail or interactive television advertising;

        (iv) any tender offer or exchange offer for 20% or more of the outstanding voting securities of such party or the filing of a registration statement under the Securities Act in connection therewith;

        (v) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting securities of such party;

        (vi) any solicitation in opposition to the approval of this Agreement by the stockholders of such party; or

        (vii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

For the purpose of Section 9.05(b)(ii)(B) and Section 9.05(c), each reference to "20%" shall be deemed to be "30%."

    "Confidentiality Agreements" shall mean the confidentiality agreements, each dated April 21, 1999, between Parent and Company.

    "$" shall mean United States Dollars.

    "Environmental Law" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

    "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

    "Expenses" shall mean, with respect to any party hereto, all documented out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approvals, the filing of HSR Act notice, if any, and all other matters related to the transactions contemplated hereby and the closing of the Merger.

    "Governmental Entity" shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

    "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

    "Hazardous Material" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

    "IRS" shall mean the United States Internal Revenue Service.

    "Law" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

    "Parent Disclosure Schedule" shall mean the disclosure schedule delivered by Parent to Company prior to the execution of this Agreement and forming a part hereof.

    "Parent Material Adverse Effect" shall mean any change in or effect on the business of Parent and the Parent Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, except to the extent that any such change in or effect results from
(i) changes in general economic conditions or changes affecting the industry generally in which Parent operates (provided that such changes do not affect Parent in a materially disproportionate manner) and (ii) any litigation or loss of customers or revenues that Parent successfully bears the burden of proving arose from Parent entering into this Agreement; provided, however, that in no event shall a decrease in the trading price of Parent Common Stock or litigation relating thereto be considered a Parent Material Adverse Effect.

    "Parent Stock Plans" shall mean Parent's 1999 Non-Officer Stock Option/Stock Issuance Plan, 1997 Stock Incentive Plan, as amended, and 1996 Stock Option Plan.

    "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

    "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

    "subsidiary" shall mean, with respect to any person, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    "Tax" shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any person.

    "Tax Return" shall mean any return, statement or form (including, without limitation, any estimated tax reports or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

                                   ARTICLE II
                                   THE MERGER

    SECTION 2.01  The Merger

    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 2.03), Merger Sub shall be merged with and into Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation of the Merger as a wholly owned subsidiary of Parent (the "Surviving Corporation").

    SECTION 2.02  Closing

    Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the "Closing") to be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, New York, New York 10019, unless another date, time or place is agreed to by Parent and Company.

    SECTION 2.03  Effective Time

    At and after the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or such later date and time as may be set forth therein, being the "Effective Time").

    SECTION 2.04  Effect of the Merger

    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Company as the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Company as the Surviving Corporation.

    SECTION 2.05 Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation

    Unless otherwise agreed by Parent and Company before the Effective Time, at the Effective Time:

        (a) the Certificate of Incorporation and the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate of Incorporation or Bylaws; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Abacus Direct Corporation" and the bylaws shall be amended to reflect such name change;

        (b) the officers of Merger Sub immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and

        (c) the directors of Merger Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

                                  ARTICLE III
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 3.01  Conversion of Shares

    At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

        (a) each share of Common Stock, $.001 par value, of Company ("Company Common Stock") issued and outstanding immediately before the Effective Time (excluding those held in the treasury of Company and those owned by any wholly owned subsidiary of Company) and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for 1.05 shares (the "Exchange Ratio") of common stock, $.001 par value, of Parent ("Parent Common Stock");

        (b) each share of Company Common Stock held in the treasury of Company or owned by any wholly owned subsidiary of Company immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of Parent, the Surviving Corporation or any other corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto; and

        (c) each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    SECTION 3.02  Exchange of Shares Other than Treasury Shares

    (a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company to act as exchange agent for the Merger (the "Exchange Agent") as may be designated by Parent and such agreement and the Exchange Agent shall be reasonably acceptable to Company.

    (b) Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for the benefit of the holder of Company Common Stock: (i) Certificates of Parent Common Stock ("Parent Certificates") representing the number of whole shares of Parent Common Stock issuable pursuant to Section 3.01(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time; (ii) sufficient funds to permit payment in lieu of fractional shares pursuant to Section 3.04 and
(iii) any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 3.07.

    (c) Exchange Procedures. The Exchange Agent shall mail to each holder of record of certificates of Company Common Stock ("Company Certificates"), whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares pursuant to Section 3.04) promptly after the Effective Time (and in any event no later than three business days after the Effective Time): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for Parent Certificates (and cash in lieu of fractional shares). Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to this Article III and payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.04, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends and distributions, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 3.04. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article III.

    (d) Lost, Stolen or Destroyed Company Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, a Parent Certificate representing such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to this Article III; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

    (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.02(e)) with respect to such shares of Parent Common Stock.

    (f) Transfer of Ownership. If any Parent Certificate is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a Parent Certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

    (g) Termination of Exchange Agent Funding. Any portion of funds (including any interest earned thereon) or Parent Certificates held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this Article III within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 3.02 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) only as general creditors thereof for their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

    (h) No Liability. Notwithstanding anything to the contrary in this Section 3.02, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person in respect of any shares of Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 3.03  Stock Transfer Books

    (a) At the Effective Time, the stock transfer books of Company shall each be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of Company at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.04 hereof, and a cash payment in the amount of dividends, if any, in accordance with Section 3.02(e) hereof, if the certificate or certificates representing such shares of Company Common Stock is or are surrendered as provided in Section
3.02(c) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

    (b) Notwithstanding anything to the contrary herein, certificates surrendered for exchange by any person constituting an affiliate of Company shall not be exchanged until Parent shall have received from such person an affiliate letter as provided in Section 7.03.

    SECTION 3.04  No Fractional Share Certificates

    No scrip or fractional share Parent Certificate shall be issued upon the surrender for exchange of Company Certificates, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Parent or of Surviving Corporation with respect to such fractional share interest. As promptly as practicable following the Effective Time, Parent shall deposit with the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) by (ii) the closing price for a share of Parent Common Stock on the Nasdaq National Market (the "NNM") on the last business day prior to the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding Taxes, to such holders of Company Common Stock, subject to and in accordance with the terms of Section
3.02 hereof.

    SECTION 3.05  Options to Purchase Company Common Stock

    At the Effective Time, each option or warrant granted by Company to purchase shares of Company Common Stock ("Company Stock Options"), which is outstanding and unexercised immediately prior to the Effective Time, and the Company Stock Plans shall be assumed by Parent, and the Company Stock Options shall be converted into an option or warrant, as the case may be, to purchase shares of Parent Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby and except that all references in each such Company Stock Option to Company shall be deemed to refer to Parent):

        (a) the number of shares of Parent Common Stock to be subject to the new option or warrant, as the case may be, shall be equal to the product of (x) the number of shares of Company Common Stock subject to the original Company Stock Option immediately prior to the Effective Time and (y) the Exchange Ratio;

        (b) the exercise price per share of Parent Common Stock under the new option or warrant shall be equal to (x) the exercise price per share of Company Common Stock in effect under the original Company Stock Option immediately prior to the Effective Time divided by (y) the Exchange Ratio; and

        (c) in effecting such assumption and conversion, the aggregate number of shares of Parent Common Stock to be subject to each assumed Company Stock Option will be rounded down, if necessary, to the next whole share and the aggregate exercise price shall be rounded up, if necessary, to the next whole cent (for the purpose of providing that the intrinsic value of such Company Stock Options shall be preserved at the Effective Time).

    The adjustments provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code so as to retain their character as incentive stock options. The assumption of the outstanding Company Stock Options in the Merger and their conversion into options for Parent Common Stock will not result in any accelerated vesting of those options or the shares purchasable thereunder other than as contemplated in presently existing agreements to which the Company is a party, copies of which agreements have been provided to Parent, and the vesting schedule in effect for each Company Stock Option immediately prior to the Effective Time shall remain in full force after the assumption thereof by Parent.

    SECTION 3.06  Unvested Stock

    At the Effective Time, any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall be converted into unvested shares of Parent Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Common Stock vest at the Effective Time and copies of the relevant agreements governing such vesting have been provided to Parent. All outstanding rights which Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be adjusted to reflect the Exchange Ratio.

    SECTION 3.07  Certain Adjustments

    If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or the number of shares of Company Common Stock on a fully diluted basis is in excess of that specified in Section 4.03 and disclosed in Section 4.03 of the Company Disclosure Schedule (regardless of whether such excess is a result of an additional issuance of capital stock or a correction to such Sections), then the Exchange Ratio established pursuant to the provisions of Section 3.01 shall be adjusted accordingly to provide to each of Parent, on the one hand, and the holders of Company Common Stock in the aggregate, on the other hand, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company hereby represents and warrants to Parent, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this
Article IV or to otherwise be clearly applicable to representations hereof not specifically referenced, that:

    SECTION 4.01  Organization and Qualification; Subsidiaries

    (a) Company and each directly and indirectly owned subsidiary of Company (the "Company Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

    (b) Section 4.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity interests owned by Company or another Company Subsidiary and (ii) an indication of whether each Company Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Except as set forth in Section 4.01 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity.

    SECTION 4.02  Certificate of Incorporation and Bylaws

    The copies of Company's certificate of incorporation and bylaws previously provided to Parent by Company are true, complete and correct copies thereof. Such certificate of incorporation and bylaws are in full force and effect. Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

    SECTION 4.03  Capitalization

    The authorized capital stock of Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock ("Company Preferred Stock"). As of the date hereof, (i) 9,877,521 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of Company, (iii) no shares of Company Common Stock are held by Company Subsidiaries, (iv) 2,151,298 shares of Company Common Stock are reserved for future issuance pursuant to Company Stock Options, of which 1,820,523 and 330,775 shares of Company Common Stock are reserved for future issuance pursuant to unvested, outstanding and vested, outstanding, unexercised Company Stock Options, respectively, and (v) no shares of Company Preferred Stock are outstanding. The name of each holder of a Company Stock Option, the grant date of each Company Stock Option, and the number of shares of Company Common Stock for which each Company Stock Option is exercisable and the exercise price of each Company Stock Option are set forth in Section 4.03 of the Company Disclosure Schedule. Except for shares of Company Common Stock issuable pursuant to Company Stock Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no material outstanding contractual obligations of Company or any Company Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

    SECTION 4.04  Authority Relative to This Agreement

    Company has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the Option Agreement or to consummate the transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect thereto at the Company Stockholders' Meeting (as defined in Section 7.01), and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement and the Option Agreement have been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of Company, enforceable against Company in accordance with their terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).

    SECTION 4.05  No Conflict; Required Filings and Consents

    (a) The execution and delivery of this Agreement and the Option Agreement by Company do not, and the performance by Company of its obligations hereunder and thereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Company or any equivalent organizational documents of any Company Subsidiary,
(ii) assuming that all filings and notifications described in Section
4.05(b) have been made, conflict with or violate any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or affected or (iii) result in any material breach of or constitute a material default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Company or any Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

    (b) Except as may arise solely by virtue of the nature of Parent's business, the execution and delivery of this Agreement by Company do not, and the performance by Company of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Company with or notification by Company to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NNM, state takeover laws, the premerger notification requirements of the HSR Act, and the filing and recordation of the Certificate of Merger as required by the DGCL.

    SECTION 4.06  Permits; Compliance with Laws

    Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity materially necessary for Company or any Company Subsidiary to own, lease and operate its properties or to offer or perform its services or to develop, produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (collectively, the "Company Permits"), and, as of the date of this Agreement, none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Company, threatened. Neither Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or affected or (ii) any material Company Permits. Section 4.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary that could reasonably be expected to result in the suspension or cancellation of any other material Company Permit. Since January 1, 1997, neither Company nor any Company Subsidiary has received from any Governmental Entity any written notification with respect to possible material conflicts, defaults or violations of Laws.

    SECTION 4.07  SEC Filings; Financial Statements

    (a) Company has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the NNM since November 1, 1996 (collectively, together with any such forms, reports, statements and documents Company may file subsequent to the date hereof until the Closing, the "Company Reports") and (B) with any other Governmental Entities. Each Company Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of the NNM, as the case may be, in substantially all respects and
(ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with U.S. GAAP (except as may be permitted by Form 10-Q under the Exchange Act) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

    (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Company and the Company Subsidiaries as reported in the Company Reports, including the notes thereto, none of Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1998.

    SECTION 4.08  Absence of Certain Changes or Events

    Since December 31, 1998, Company and the Company Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice and, since such date, there has not been (i) any material changes in or effect on the business, assets, liabilities, financial condition or results of operations of Company or the Company Subsidiaries, (ii) any event (other than events within the scope of Section 4.10) that could reasonably be expected to prevent or materially delay the performance of Company's obligations pursuant to this Agreement and the consummation of the Merger by Company,
(iii) any material change by Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of Company's securities, (v) except for changes in the ordinary course of business consistent with past practice that only affect non-officer employees of the Company, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Company or any Company Subsidiary, (vi) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, or the issuances of options under the Company Stock Plans,
(vii) any amendment to the Company's certificate of incorporation or bylaws,
(viii) other than in the ordinary course of business consistent with past practice, any (x) purchase, sale, assignment or transfer of any material assets,
(y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible except for liens for Taxes not yet delinquent, or (z) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Company or any Company Subsidiary, or (xi) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practice.

    SECTION 4.09  Employee Benefit Plans; Labor Matters

    (a) The Company Disclosure Schedule lists each employee benefit fund, plan, program, arrangement and contract (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan", as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits) ("Benefit Plans"), maintained, sponsored or contributed to or required to be contributed to by Company or any Company Subsidiary (the "Company Benefit Plans"). With respect to each Company Benefit Plan, Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan (of, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Company Benefit Plan, (ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to such Company Benefit Plan and any pending request for such a determination letter. Neither Company nor any Company Subsidiary nor, to the knowledge of Company, any other person or entity, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

    (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. With respect to the Company Benefit Plans, to Company's knowledge, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company or any Company Subsidiary could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

    (c) Company on behalf of itself and each Company ERISA Affiliate (as defined below) hereby represents that: (i) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has received a favorable determination letter from the IRS as to its qualified status, and each trust established in connection with any Company which is intended to be exempt from federal income taxation under
Section 501(a) of the Code has received an opinion letter from the IRS that it is so exempt or application for same is pending that is timely filed with the IRS, and to Company's knowledge no fact or event has occurred that is reasonably likely to materially adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) to Company's reasonable knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Plan that could result in liability to the Company or a Company Subsidiary and (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Benefit Plan is pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA)) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor (other than routine benefits claims).

    (d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA and neither the Company, any Company Subsidiary nor any other trade or business (whether or not incorporated) that is under "common control" with Company or a Company Subsidiary (within the meaning of ERISA Section 4001) or with respect to which Company or any Company Subsidiary could otherwise incur liability under Title IV of ERISA (a "Company ERISA Affiliate") has sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Company, any Company Subsidiary or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any Company Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of Company or any Company Subsidiary is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

    (e) With respect to each Benefit Plan required to be set forth in the Disclosure Schedule that is subject to Title IV or Part 3 of Title I of ERISA or
Section 412 of the Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within 30 days of such event) has occurred or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

    (f) Company has made available to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of Company and each Company Subsidiary, (ii) all severance plans, agreements, programs and policies of Company and each Company Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of Company and each Company Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" provisions. No payment or benefit which may be required to be made by Company or any Company Subsidiary or which otherwise may be required to be made under the terms of any Company Benefit Plan or other arrangement will constitute a parachute payment under Code Section 280(G)(1), and the consummation of the transactions contemplated by this Agreement will not, alone or in conjunction with any other possible event (including termination of employment), (i) entitle any current or former employee or other service provider of Company or any Company Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or
(ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider.

    (g) Neither Company nor any Company Subsidiary is a party to, or has any obligations under or with respect to, any collective bargaining or other labor union contract applicable to persons employed by Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by Company or any Company Subsidiary or any person or entity that may obligate the Company or any

Company Subsidiary thereunder. As of the date of this Agreement, there is no labor dispute, strike, union organizing activity or work stoppage against Company or any Company Subsidiary pending or, to the knowledge of Company, threatened which may substantially interfere with the respective business activities of Company or any Company Subsidiary. As of the date of this Agreement, to the knowledge of Company, none of Company, any Company Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Company or any Company Subsidiary, and there is no charge or complaint filed against Company or any Company Subsidiary by or with the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

    (h) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To Company's knowledge, Company and the Company ERISA Affiliates are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

    SECTION 4.10  Pooling; Certain Tax Matters

    To Company's knowledge, neither Company nor any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could be expected (based on the advice of PricewaterhouseCoopers) to prevent the Merger from being treated for accounting purposes as a "pooling of interests" in accordance with U.S. GAAP and the accounting standards of the SEC. Neither Company, nor to Company's knowledge, any of its affiliates, has taken or agreed to take any action (other than actions contemplated by this Agreement) that could be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code. Company is not aware of any agreement or plan to which Company or any of its affiliates is a party or other circumstances relating to Company or any of its affiliates that could reasonably be expected to prevent the Merger from being so treated as a "pooling of interests" or from so qualifying as a reorganization under Section 368 of the Code.

    SECTION 4.11  Contracts

    Section 4.11 of the Company Disclosure Schedule sets forth a list of each contract or agreement that is material to the business, assets, liabilities, financial condition or results of operations of Company and Company Subsidiaries, taken as a whole (each, a "Material Contract"). Neither Company nor any Company Subsidiary is in material violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice could reasonably be expected to cause such a material violation of or material default under) any Material Contract. Each Material Contract is in full force and effect and is a legal, valid and binding obligation of Company or a Company Subsidiary and, to the knowledge of Company, each of the other parties thereto, enforceable in accordance with its terms.

    SECTION 4.12  Litigation

    There is no material suit, claim, action, proceeding or investigation pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary, and, to the knowledge of Company, there are no existing facts or circumstances that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Company is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Company and Company Subsidiaries in respect of such material suits, claims, actions, proceedings and investigations. Neither Company nor any Company Subsidiary is subject to any material outstanding order, writ, injunction or decree or any material outstanding order, writ, injunction or decree.

    SECTION 4.13  Environmental Matters

    To Company's knowledge, (i) Company and the Company Subsidiaries are in material compliance with all applicable Environmental Laws and all Company Permits required by Environmental Laws; (ii) all past noncompliance of Company or any Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future material obligation, cost or liability; and (iii) neither Company nor any Company Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Company or any Company Subsidiary, in violation of any Environmental Law.

    SECTION 4.14  Intellectual Property

    (a) Section 4.14(a) of the Company Disclosure Schedule contains a true and complete list of Company's patents, patent applications, registered trademarks, trademark applications, trade names, registered service marks, service mark applications, Internet domain names, Internet domain name applications, copyright registrations and applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by Company to protect its interests in Company Intellectual Property, and includes details of all due dates for further filings, maintenance, payments or other actions falling due in respect of Company Intellectual Property within twelve (12) months of the Effective Time. All of Company's patents, patent applications, registered trademarks, and trademark applications, and registered copyrights remain in good standing with all fees and filings due as of the date hereof. The Company has previously provided Purchaser with a list of all other trademarks and service marks which are material to the Company's business.

    (b) Company has made all registrations that Company (including any of its subsidiaries) is required to have made in relation to the processing of data, and is in good standing with respect to such registrations with all fees due as of the Effective Time duly made.

    (c) Company Intellectual Property contains only those items and rights which are: (i) owned by Company; (ii) in the public domain; or (iii) rightfully used by Company pursuant to a valid and enforceable license or other agreement (the "Company Licensed Intellectual Property"), the parties, date, term and subject matter of each such license or other agreement (each, a "License Agreement") being set forth on Section 4.14(c) of the Company Disclosure Schedule. Company has all rights in Company Intellectual Property necessary to carry out Company's current activities and, to the knowledge of the Company, the Company's future activities to the extent such future activities are already planned, including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to Company Licensed Intellectual Property, assign and sell, Company Intellectual Property.

    (d) The reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, product, work, technology or process as now used or offered or proposed for use, licensing or sale by Company does not infringe on any patent, design right, trademark, trade name, service mark, trade dress, Internet domain name, copyright, database, statistical model, technology, invention, supplier list, trade secret, know-how, computer software program or application of any person, anywhere in the World. The Company has not received notice of any claims
(i) challenging the validity, effectiveness or, other than with respect to Company Licensed Intellectual Property, ownership by Company of any Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by Company or its agents or use by its customers infringes or will infringe on any intellectual property or other proprietary or personal right of any person. To the knowledge of Company, no such claims have been threatened by any person, nor are there any valid grounds for any bona fide claim of any such kind. All of the rights within Company Intellectual Property are enforceable and subsisting. To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, employee or former employee.

    (e) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of Company Intellectual Property on behalf of Company, have executed nondisclosure agreements and either (i) have been a party to an enforceable "work-for-hire" arrangement or agreements with Company in accordance with applicable national and state law that has accorded Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Company as assignee that have conveyed to Company effective and exclusive ownership of all tangible and intangible property thereby arising.

    (f) Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any material license, sublicense, agreement or instrument to which Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Company's obligations hereunder, cause the diminution, termination or forfeiture of any Company Intellectual Property.

    (g) Section 4.14(g) of the Company Disclosure Schedule contains a true and complete list of all software programs which are owned by the Company (the "Company Software Programs"). Company owns full and unencumbered right and good, valid and marketable title to such the Company Software Programs free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

    (h) The source code and system documentation relating to the Company Software Programs have been maintained in strict confidence and (i) have been disclosed by Company only to those of its employees who have a "need to know" the contents thereof in connection with the performance of their duties to Company and who have executed nondisclosure agreements with Company; and (ii) have been disclosed to only those third parties who have executed nondisclosure agreements with Company.

    (i) Company has taken all reasonable steps, in accordance with normal industry practice, to preserve and maintain complete notes and records relating to Company Intellectual Property to cause the same to be readily identified and available.

    (j) Section 4.14(j) of the Company Disclosure Schedule sets forth a description, and the current status, of Company's Year 2000 compliance program and its anticipated completion date. Upon completion of the Company's Year 2000 compliance program, the Company Software Programs shall (i) have been designed to ensure year 2000 compatibility, which includes, but is not limited to, date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate in accordance with their specifications prior to, during and after the calendar year 2000 AD; and (iii) not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century.

    (k) Company Intellectual Property is free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges of any kind.

    (l) Except as set forth in the Company Disclosure Schedule, Company (including its subsidiaries) does not owe any royalties or other payments to third parties in respect of Company Intellectual Property. All royalties or other payments set forth in the Company Disclosure Schedule that have accrued prior to the Effective Time have been paid.

    (m) Company's (including its subsidiaries) statistical models have not been disclosed to any third party at any time other than to third parties who have executed nondisclosure agreements with Company.

    (n) To the knowledge of the Company and other than as disclosed on the Company Disclosure Schedule, all Company "Alliance members" are in compliance with the terms of their respective agreement with Company.

    (o) It is the Company's practice to scan the Company Intellectual Property with a commercially available virus scan software. To the Company's knowledge, the Company Software Programs and other Company Intellectual Property contain no "viruses." For the purposes of this Agreement, "virus" means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the foregoing contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which causes the software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party.

    (p) Company has implemented all reasonable steps which are known in the information systems industry and which are generally known as best practices in the physical and electronic protection of its information assets from unauthorized disclosure, use or modification. Company has previously disclosed to Parent whether, to its knowledge, there have been breaches of security, known consequences, and the steps Company has taken to remedy any such breaches.

    (q) Company has conducted its business and has collected, maintained and used its data at all times materially in accordance with (i) accepted industry practice and the standards promulgated by the Direct Marketing Association; and
(ii) all applicable Laws, including but not limited to those affecting privacy issues.

    SECTION 4.15  Taxes

    (a) Company and each of Company Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any Company Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Company has provided adequate accruals in accordance with generally accepted accounting principles in its latest financial statements included in the Company Reports for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Company and the Company Subsidiaries have no material liability for unpaid Taxes accruing after the date of the Company's latest financial statements included in the Company Reports.

    (b) There is (i) no material claim for Taxes that is a lien against the property of Company or any Company Subsidiary or is being asserted against Company or any Company Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Company or any Company Subsidiary being conducted by a Tax Authority; (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Company or any Company Subsidiary and currently in effect, and (iv) no agreement, contract or arrangement to which Company or any Company Subsidiary is a party that may result in the payment of any amount that would not be deductible by reason of
Section 280G or Section 404 of the Code.

    (c) There has been no change in ownership of Company or any Company Subsidiaries that has caused the utilization of any losses of such entities to be limited pursuant to Section 382 of the Code, and any loss carryovers reflected on the latest financial statements included in the Company Reports are properly computed and reflected.

    (d) Company and the Company Subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

    (e) Neither Company nor any Company Subsidiary has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company or any Company Subsidiary.

    (f) Neither Company nor any Company Subsidiary is a party to any Tax sharing or Tax allocation agreement nor does Company or any Company Subsidiary have any liability or potential liability to another party under any such agreement.

    (g) Neither Company nor any Company Subsidiary has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

    (h) Neither Company nor any Company Subsidiary has ever been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation.

    (i) Company and each Company Subsidiary has in its possession receipts for any Taxes paid to foreign Tax authorities. Neither Company nor any Company Subsidiary has ever been a "personal holding company" within the meaning of
Section 542 of the Code or a "United Sates real property holding corporation" within the meaning of Section 897 of the Code.

    SECTION 4.16  Insurance

    Company and each Company Subsidiary is presently insured, and during each of the past three calendar years has been insured, against such risks, as to the Company's knowledge, that companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Company and Company Subsidiaries provide, to the Company's knowledge, adequate coverage against loss. Company has heretofore made available to Parent a complete and correct list as of the date hereof of all insurance policies maintained by Company or the Company Subsidiaries, and has made available to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. Company and the Company Subsidiaries have complied in all material respects with the terms of such policies.

    SECTION 4.17  Properties

    Company and the Company Subsidiaries have good title, free and clear of all material mortgages, liens, pledges, charges or other encumbrances to all their material tangible properties and assets, real, personal or mixed, reflected in the Company's consolidated financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as being owned by Company and the Company Subsidiaries as of the date thereof, other than
(i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements,
(ii) liens disclosed in the notes to such financial statements and (iii) liens arising in the ordinary course of business after the date of such financial statements. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by Company or any Company Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Company's and the Company Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

    SECTION 4.18  Affiliates

    Section 4.18 of the Company Disclosure Schedule sets forth the name of each person who is, in Company's reasonable judgment, an affiliate (as such term is used in Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment) of Company.

    SECTION 4.19  Opinion of Financial Advisor

    BancBoston Robertson Stephens Inc. ("Robertson Stephens") has delivered to the board of directors of Company its written opinion to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of shares of Company Common Stock from a financial point of view (the "BRS Fairness Opinion").

    SECTION 4.20  Brokers

    No broker, finder or investment banker (other than Robertson Stephens) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company. Company has heretofore made available to Parent true, complete and correct copies of all agreements between Company and Robertson Stephens pursuant to which such firm would be entitled to any payment relating to the Merger.

    SECTION 4.21  Certain Business Practices

    Neither Company nor any Company Subsidiary nor any directors, officers, agents or employees of Company or any Company Subsidiary (in their capacities as such) has (i) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or
(ii) made any unlawful payment by the Company to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

    SECTION 4.22  Section 203 of the DGCL Not Applicable

    The Board of Directors of Company has approved the Merger, this Agreement, the Option Agreement and the Stockholder Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Option Agreement and the Stockholder Agreements and the transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreements the provisions of Section 203 of the DGCL. To Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Option Agreement, the Stockholders Agreements or the transactions contemplated by this Agreement, the Option Agreement and the Stockholders Agreements.

    SECTION 4.23  Business Activity Restriction

    There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Company or any subsidiary of Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Company. Company has not entered into any agreement under which Company is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent hereby represents and warrants to Company, subject to the exceptions specifically disclosed in the Parent Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article V or to otherwise be clearly applicable to representations hereof not specifically referenced, that:

    SECTION 5.01  Organization and Qualification; Subsidiaries

    (a) Parent and each directly and indirectly owned subsidiary of Parent (the "Parent Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent, and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

    (b) Section 5.01 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Parent Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Parent Subsidiary and the percentage of each Parent Subsidiary's outstanding capital stock or other equity interests owned by Parent or another Parent Subsidiary and (ii) an indication of whether each Parent Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Neither Parent nor any Parent Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the business, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole.

    SECTION 5.02  Certificate of Incorporation and Bylaws

    The copies of each of Parent's and Merger Subs' certificate of incorporation and bylaws previously provided to Company by Parent are true, complete and correct copies thereof. Such certificates of incorporation and bylaws are in full force and effect.

    SECTION 5.03  Capitalization

    The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock. As of June 4, 1999 (which numbers are not materially different on the date hereof) (i) 39,703,267 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Parent Common Stock are held in the treasury of the Company, (iii) no shares of Parent Common Stock are held by the Parent Subsidiaries, (iv) 5,455,188 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding options and warrants to purchase Parent Common Stock ("Parent Stock Option"), and
(v) no shares of Parent preferred stock are issued and outstanding. Except for the shares of Parent Common Stock issuable pursuant to the Parent Stock Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party or by which Parent is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Parent Subsidiary. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no material outstanding contractual obligations of Parent or any Parent Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person.

    SECTION 5.04  Authority Relative to this Agreement

    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Parent Common Stock present at the Parent Shareholders' Meeting and the consent of Parent as sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

    SECTION 5.05  No Conflict; Required Filings and Consents

    (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the articles of incorporation or bylaws of Parent or any equivalent organizational documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.05(b) have been obtained and all filings and notifications described in
Section 5.05(b) have been made, conflict with or violate any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) result in any material breach of or constitute a material default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Parent or any Parent Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

    (b) Except as may arise solely from the nature of Company's business, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NNM, state takeover laws, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the DGCL.

    SECTION 5.06  SEC Filings; Financial Statements

    (a) Parent has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the NNM since March 1, 1998 (collectively, together with any such forms, reports, statements and documents Parent may file subsequent to the date hereof until the Closing, the "Parent Reports") and (B) with any other Governmental Entities. Each Parent Report
(i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the NNM, as the case may be, substantially in all respects and
(ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

    (b) Except as is provided in the Parent Reports, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

    (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Parent and the Parent Subsidiaries as reported in the Parent Reports, including the notes thereto, none of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1998 that have not had and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

    SECTION 5.07  Pooling; Certain Tax Matters

    To Parent's knowledge, neither Parent nor any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected (based on the advice of PricewaterhouseCoopers) to prevent the Merger from being treated for accounting purposes as a "pooling of interests" in accordance with U.S. GAAP and the accounting standards of the SEC. Neither Parent, nor to Parent's knowledge, any of its affiliates, has taken or agreed to take any action (other than actions contemplated by this Agreement) that could be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code. Parent is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from being so treated as a "pooling of interests" or from so qualifying as a reorganization under Section 368 of the Code.

    SECTION 5.08  Opinion of Financial Advisor

    Goldman, Sachs & Co. ("Goldman Sachs") has delivered to the board of directors of Parent its written opinion to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Parent.

    SECTION 5.09  Brokers

    No broker, finder or investment banker (other than Goldman Sachs) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent. Parent has heretofore made available to Company true, complete and correct copies of all agreements between Parent and Goldman Sachs pursuant to which such firm would be entitled to any payment relating to the Merger.

    SECTION 5.10  Affiliates

    Section 5.10 of the Parent Disclosure Schedule sets forth the name of each person who is, in Parent's reasonable judgment, an affiliate (under applicable SEC accounting releases with respect to pooling of interests accounting treatment) of Parent.

    SECTION 5.11  No Parent Material Adverse Effect

    Since December 31, 1998, there has been no Parent Material Adverse Effect.

                                   ARTICLE VI
                                   COVENANTS

    SECTION 6.01  Conduct of Business by Company Pending the Closing

    Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, and except as a result of entering into this Agreement (x) the respective businesses of Company and the Company Subsidiaries shall be conducted only in, and Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) Company shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of Company and the Company Subsidiaries and to preserve the current relationships of Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, neither Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent and except as a result of entering into this
Agreement:

        (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

        (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Company or any Company Subsidiary, other than (A) the issuance of shares of Company Common Stock pursuant to the exercise of stock options theretofore outstanding as of the date of this Agreement or (B) the issuance of options to purchase up to 250,000 shares of Company Common Stock under the Company's 1999 Stock Incentive Plan, 200,000 shares of which may be issued to newly hired management employees and 50,000 shares of which may be issued to existing non-executive employees, or (ii) any property or assets of Company or any Company Subsidiary except entering into alliance agreements or providing products and services in the ordinary course of business consistent with past practice;

        (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than Company and Company Subsidiaries) for borrowed money or make any loans or advances, other than routine employee loans to employees other than Company officers (not to exceed $1,000 to any individual), material to the business, assets, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract or other License Agreement; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for fiscal year 1999 and disclosed in writing to Parent and that are not, in the aggregate, in excess of $3,000,000 for Company and the Company Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(c);

        (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Company Subsidiary may pay dividends or make other distributions to Company or any other Company Subsidiary;

        (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (f) amend or change the period (or permit any acceleration, amendment or change unless required pursuant to the terms of existing agreements of Company previously provided to Parent) of exercisability of options granted under the Company Stock Plans or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

        (g) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of any Company Subsidiary or propose to do any of the foregoing;

        (h) other than in the ordinary course of business consistent with past practices or pursuant to existing agreements of Company previously provided to Parent increase the compensation payable or to become payable to its directors, officers, consultants or employees, grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of Company that would be triggered by the Merger with, any director, officer, consultant or other employee of Company or any Company Subsidiary who is not currently entitled to such benefits from the Merger, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of Company or any Company Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement, or enter into or amend any contract, agreement, commitment or arrangement between Company or any Company Subsidiary and any of Company's directors, officers, consultants or employees;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the consolidated balance sheet of Company and the consolidated the Company Subsidiaries dated as of March 31, 1999 included in Company's quarterly report on Form 10-Q for the period then ended (the "Company Balance Sheet") and only to the extent reflected or to the extent of such reserves or incurred in the ordinary course of business since
    March 31, 1999;

        (j) make any change with respect to Company's accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by U.S. GAAP;

        (k) make any material Tax election or settle or compromise any material Tax liability; or

        (l) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of Company contained in this Agreement untrue or incorrect in any material respect or result in any of the conditions to the Merger set forth herein not being satisfied.

    SECTION 6.02  Notices of Certain Events

    Each of Parent and Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger;
(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or the Parent Subsidiaries or Company or the Company Subsidiaries, respectively, or that relate to the consummation of the Merger;
(iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Parent Material Contract or Company Material Contract, respectively; and (v) any change that could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively, or to delay or impede the ability of either Parent or Company, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger.

    SECTION 6.03  Access to Information; Confidentiality

    (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or Company or any of the Parent Subsidiaries or the Company Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, Parent and Company shall (and shall cause the Parent Subsidiaries and Company Subsidiaries, respectively, to)
(i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to its and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. All such investigations and access shall be conducted in a manner as not to interfere unreasonably with the business operations of the Company. No investigation conducted pursuant to this Section
6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

    (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreements with respect to the information disclosed pursuant to this Section 6.03 or pursuant to the Confidentiality Agreements.

    SECTION 6.04  No Solicitation of Transactions

    Until this Agreement has been terminated as provided herein, Company shall not, directly or indirectly, and shall cause its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of Company's Representatives or subsidiaries, or any Representative retained by Company's subsidiaries, to take any such action; provided, however, that nothing contained in this Section 6.04 shall prohibit the board of directors of Company (i) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 6.04 or (ii) prior to receipt of the approval by the stockholders of Company of this Agreement and the Merger from providing information (subject to a confidentiality agreement at least as restrictive as the Confidentiality Agreements) in connection with, and negotiating, another unsolicited, bona fide written proposal regarding a Competing Transaction that
(x) Company's board of directors shall have concluded in good faith, after considering applicable state law, on the basis of advice of independent outside counsel that such action is necessary to prevent Company's board of directors from violating its fiduciary duties to Company's stockholders under applicable law, (y) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Company's board of directors shall have determined (based upon the advice of Company's independent financial advisors) in the exercise of its fiduciary duties to Company's stockholders that the acquiring party is capable of consummating such Competing Transaction on the terms proposed, and (z) Company's board of directors shall have determined in the exercise of its fiduciary duties to Company's stockholders that such Competing Transaction provides greater value to the stockholders of Company than the Merger (based upon the written opinion of Company's independent financial advisors that such Competing Transaction is superior from a financial point of view) (any such Competing Transaction being referred to herein as a "Superior Proposal"). Any violation of the restrictions set forth in this Section 6.04 by any Representative of Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Section 6.04 by Company. Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, such notice to include the identity of the person making such proposal, offer, inquiry or contact, and the terms of such Competing Transaction, and shall keep Parent apprised, on a current basis, of the status of such Competing Transaction and of any modifications to the terms thereof. Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

    SECTION 6.05  Tax-Free Transaction; Pooling

    From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from (a) qualifying as a "reorganization" under Section 368(a) of the Code or (b) being treated for financial accounting purposes as a "pooling of interests" in accordance with U.S. GAAP and the accounting standards of the SEC.

    SECTION 6.06  Control of Operations

    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company and the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

    SECTION 6.07  Further Action; Consents; Filings

    (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of the NNM, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act, if any, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

    (b) Each of company and Parent will give (or will cause their respective subsidiaries to give) any notices to third persons, and use, and cause their respective subsidiaries to use, reasonable efforts to obtain any consents from third persons necessary, proper or advisable (as determined in good faith by Parent with respect to such notices or consents to be delivered or obtained by Company) to consummate the transactions contemplated by this Agreement.

    SECTION 6.08  Additional Reports

    Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 4.07 and 5.06, which it files with the SEC on or after the date hereof, and Company and Parent, as the case may be, covenant and warrant that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the financial position of Company and its consolidated subsidiaries or Parent and its consolidated subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information including therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and U.S. GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

    SECTION 6.09  Tax Information

    Company shall provide the following information to Parent not later than four weeks after the date of this Agreement: (i) a complete list of the types of Tax Returns being filed by Company and each Company Subsidiary in each taxing jurisdiction, (ii) a list of all closed years with respect to each such type of Tax Return filed in each jurisdiction, and (iii) a list of any deferred intercompany gain with respect to transactions to which Company or any Company Subsidiary has been a party. Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company's and Company Subsidiaries' Tax Returns and other records and workpapers relating to Taxes.

    SECTION 6.10  Conduct of Business by Parent

    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not knowingly take any action a principal purpose of which is, and the reasonably likely result of which would be, a material delay in or interference with the consummation of the Merger.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    SECTION 7.01  Registration Statement; Joint Proxy Statement

    (a) As promptly as practicable after the execution of this Agreement, Parent and Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on Form S-4 of Parent (together with all amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of Parent Common Stock to be issued to Company's stockholders pursuant to the Merger and (ii) the joint proxy statement with respect to the Merger relating to the special meetings of Company's stockholders to be held to consider approval of this Agreement and the Merger (the "Company Stockholders' Meeting") and of Parent's stockholders to be held to consider approval of the issuance of Parent Common Stock (the "Share Issuance") to Company's stockholders pursuant to the Merger (the "Parent Stockholders' Meeting") (together with any amendments thereto, the "Joint Proxy Statement"). Copies of the Joint Proxy Statement shall be provided to the NNM in accordance with its rules. Each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Joint Proxy Statement. As promptly as practicable after the effective date of the Registration Statement, the Joint Proxy Statement shall be mailed to the stockholders of Company and of Parent. Each of the parties hereto shall cause the Joint Proxy Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the NNM.

    (b) The Joint Proxy Statement shall include (i) the approval of the Merger and the recommendation of the board of directors of Company to Company's stockholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the board of directors of the Company to withdraw its recommendation and recommend a Superior Proposal in compliance with
Section 6.04 of this Agreement, and (ii) the opinion of Robertson Stephens referred to in Section 4.19; provided, however, that the board of directors of Company shall submit this Agreement to Company's stockholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. The Joint Proxy Statement shall include
(A) the approval of the Share Issuance and the recommendation of the board of directors of Parent to Parent's stockholders that they vote in favor of approval of the Share Issuance, and (B) the opinion of Goldman Sachs referred to in
Section 5.08.

    (c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    (d) None of the information supplied by Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Joint Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Parent and Company, at the time of the Company Stockholders' Meeting, at the time of the Parent Shareholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Company or any Company Subsidiary, or their respective officers or directors, should be discovered by Company that should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, Company shall promptly inform Parent. All documents that Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

    (e) None of the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Joint Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Parent and Company, at the time of Company Stockholders' meeting, at the time of the Parent Shareholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, Parent shall promptly inform Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

    SECTION 7.02  Stockholders' Meetings

    Company shall call and hold the Company Stockholders' Meeting and Parent shall call and hold the Parent Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger or the Share Issuance, as the case may be, pursuant to the Joint Proxy Statement, and Company and Parent shall use all reasonable efforts to hold the Parent Stockholders' Meeting and the Company Stockholders' Meeting on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. Nothing herein shall prevent the Company or the Parent from adjourning or postponing the Company Stockholders' Meeting or the Parent Stockholders' Meeting, as the case may be, if there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, necessary to conduct business at their respective meetings of the stockholders. Unless Company's board of directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 6.04, Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Joint Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL or applicable other stock exchange requirements to obtain such approval. Parent shall use all reasonable efforts to solicit from its stockholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL or applicable stock exchange requirements to obtain such approval. Each of the parties hereto shall take all other action necessary or, in the opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and such party's certificate of incorporation and bylaws to effect the Merger. Company shall call and hold the Company Stockholders' Meeting for the purpose of voting upon the approval of this Agreement and the Merger whether or not Company's board of directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that Company's stockholders reject it.

    SECTION 7.03  Affiliates

    (a) Company will use reasonable efforts to obtain an executed letter agreement substantially in the form of Annex C hereto from (i) each person identified in Section 4.18 of the Company Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any person who, to the knowledge of Company, may be deemed to have become an affiliate of Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Affiliate Agreement on the certificates evidencing any of the Parent Common Stock to be received by (i) any affiliate of Company or (ii) any person Parent reasonably identifies (by written notice to Company) as being a person who is an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock, consistent with the terms of the Affiliate Agreement, regardless of whether such person has executed Affiliate Agreement and regardless of whether such person's name and address appear on Section 4.18 of the Company Disclosure Schedule.

    (b) Parent will use reasonable efforts to obtain an executed letter agreement substantially in the form of Annex D hereto from (i) each person identified in Section 5.10 of the Parent Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any person who, to the knowledge of Parent, is an affiliate of Parent after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

    SECTION 7.04  Directors' and Officers' Indemnification and Insurance

    (a) Parent and the Merger Sub agree that all rights to indemnification, advancement of expenses, exculpation, limitation of liability and any and all similar rights now existing in favor of each present and former director, officer, employee and agent of Company and each Company Subsidiary (collectively, the "Indemnified Parties") as provided in the Company's present charter or by-laws in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification shall be required by law, and Parent agrees to cause the Surviving Corporation to comply with its obligations thereunder; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims.

    (b) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent will either guaranty the indemnification obligations referred to in this Section 7.04 or will make or cause to be made proper provision so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties and have substantially equal financial ability as the Company (immediately prior to the Effective Time) to satisfy the obligations of the parties pursuant to this Section 7.04 as a condition to such merger, consolidation or transfer becoming effective.

    (c) The provisions of this Section 7.04 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and
(ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    (d) For a period of six years after the Effective Time, Parent shall maintain in effect the directors' and officers' liability insurance policies maintained by Company or, if not available, directors' and officers' liability insurance policies covering the directors and officers of the Company (and their respective heirs and executors, if such coverage may be obtained at no additional cost) as of the date hereof, with coverages and other terms substantially as favorable to such directors and officers as is currently in effect; provided, however, that in no event shall Parent be required to expend in any one year in excess of 150% of the annual premium currently paid by Company for such coverage, which current premium amount is set forth in Section
7.04 of the Company Disclosure Schedule, and if the premium for such coverage exceeds such amount, Parent shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

    SECTION 7.05  No Shelf Registration

    Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the persons who may be deemed to be "affiliates" of Company within the meaning of Rule 145 promulgated under the Securities Act.

    SECTION 7.06  Public Announcements

    The initial press release concerning the Merger shall be a joint press release and, thereafter, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law or the requirements of the rules and regulations of the NNM, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

    SECTION 7.07  NNM Listing

    Prior to the Effective Time, Parent shall file with the NNM a Notification Form for Listing of Additional Shares with respect to the Parent Common Stock issued or issuable in connection with the Merger.

    SECTION 7.08  Blue Sky

    Parent shall use all reasonable efforts to obtain prior to the Effective Time all necessary permits and approvals required under Blue Sky Laws to permit the distribution of the shares of Parent Common Stock to be issued in accordance with the provisions of this Agreement.

    SECTION 7.09  Employee Benefit Matters

    At Parent's request, Company shall take all action necessary to terminate, or cause to terminate, immediately before the Effective Time, any Company Benefit Plan that is a 401(k) plan or other defined contribution retirement plan.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

    SECTION 8.01 Conditions to the Obligations of Each Party to Consummate the Merger

    The obligations of the parties hereto to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

        (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

        (b) this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of Company in accordance with the DGCL and by the requisite vote of the stockholders of Parent in accordance with the rules of the NNM;

        (c) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

        (d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated;

        (e) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect; and

        (f) The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NNM, subject to notice of issuance.

    SECTION 8.02  Conditions to the Obligations of Company

    The obligations of Company to consummate the Merger, or to permit the consummation of the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

        (a) each of the representations and warranties of Parent contained in this Agreement shall be true, complete and correct in all respects both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be so true, complete and correct as of such certain date), except for any failures to be true, complete and correct which do not, in the aggregate, have a Parent Material Adverse Effect, and Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect;

        (b) Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to that effect; and

        (c) Kane Kessler, P.C., special counsel to Company, or such other law firm or professional services firm reasonably acceptable to Parent (including any "Big 5" accounting firm) shall have issued its opinion, such opinion dated on the date of the Closing, addressed to Company, and reasonably satisfactory to it, based upon customary representations of Company and Parent and customary assumptions, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect; provided, however, that if such firm does not render such opinion, this condition shall nonetheless be deemed satisfied if such opinion, dated as of the date of the Closing, is rendered to Company by Brobeck, Phleger & Harrison LLP, counsel to Parent.

    SECTION 8.03  Conditions to the Obligations of Parent

    The obligations of Parent to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

        (a) each of the representations and warranties of Company contained in this Agreement shall be true, complete and correct in all respects both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be so true, complete and correct as of such certain date), except for any failures to be true, complete and correct which do not, in the aggregate, have a Company Material Adverse Effect, and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company to such effect;

        (b) Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company to that effect;

        (c) Brobeck, Phleger & Harrison LLP, special counsel to Parent, shall have issued its opinion, such opinion dated on the date of the Closing, addressed to Parent, and reasonably satisfactory to it, based upon customary representations of Company and Parent and customary assumptions, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect;

        (d) Parent shall have been advised in writing by PricewaterhouseCoopers LLP--New York, NY as of the date upon which the Effective Time is to occur, in a form and in substance reasonably acceptable to Parent, that the Merger can properly be accounted for as a "pooling of interests" business combination in accordance with U.S. GAAP and the accounting standards of the SEC; Company shall have been advised in writing by PricewaterhouseCoopers LLP--Broomfield, CO as of the date upon which the Effective Time is to occur that such firm concurs with the management of the Company that no conditions exist that would preclude Company from being a party to a merger for which the pooling of interests method of accounting would be available;

        (e) There shall have been no Company Material Adverse Effect since the date of this Agreement;

        (f) All consents of third parties required pursuant to the terms of any Material Contract as a result of the Merger shall have been obtained; and

        (g) the employees of Company set forth on Schedule 8.03(g) shall have accepted employment with Parent and shall have entered into employment and non-competition agreements substantially in the form attached hereto as Annex E.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.01  Termination

    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

        (a) by mutual written consent duly authorized by the boards of directors of each of Parent and Company;

        (b) by either Parent or Company, if the Effective Time shall not have occurred on or before December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have principally caused, or resulted in, the failure of the Effective Time to occur on or before such date;

        (c) by either Parent or Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

        (d) by Parent, if (i) the board of directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders, (ii) the board of directors of Company shall have recommended to the stockholders of Company a Competing Transaction, (iii) the Company fails to comply in all material respects with
    Section 6.04, (iv) a Competing Transaction shall have been announced or otherwise publicly known and the board of directors of Company shall have
    (A) failed to recommend against acceptance of such by its stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its stockholders of a Competing Transaction involving a tender offer or exchange offer), (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within 5 business days after Parent requests in writing that such recommendation be reconfirmed or
    (C) determined that such Competing Transaction was a Superior Proposal and takes any of the actions allowed by clause (ii) of Section 6.04, or (v) the board of directors of Company resolves to take any of the actions described above;

        (e) by Parent or Company, if (i) this Agreement and the Merger shall fail to receive the requisite votes for approval at the Company Stockholders' Meeting or any adjournment or postponement thereof or (ii) if the Share Issuance shall fail to receive the requisite votes for approval at the Parent Shareholders' Meeting or any adjournment or postponement thereof;

        (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section
    8.03 would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by Company through the exercise of its reasonable efforts within 20 days and for so long as Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.01(f); and provided, further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01; or

        (g) by Company, upon breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a "Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 20 days and for so long as Parent continues to exercise such reasonable efforts, Company may not terminate this Agreement under this Section 9.01(g); and provided, further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01.

        (h) The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

    SECTION 9.02  Effect of Termination

    Except as provided in Section 9.05, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement. No termination of this Agreement shall affect the obligation of the parties contained in the Confidentiality Agreements, which shall survive termination of this Agreement and remain in full force and effect in accordance with their terms.

    SECTION 9.03  Amendment

    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of Company, no amendment may be made that changes the amount or type of consideration into which Company common stock will be converted pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 9.04  Waiver

    At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 9.05  Termination Fee; Expenses

    (a) Except as set forth in this Section 9.05, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that Parent and Company each shall pay one-half of all Expenses (other than attorney's and accountant's fees and expenses) incurred solely for printing, filing (with the SEC) and mailing the Registration Statement and the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement.

    (b) In the event that (i) Parent shall terminate this Agreement pursuant to
Section 9.01(d) (other than under the circumstances described in Section 9.05(d)), or (ii) this Agreement shall be terminated (x) pursuant to Section 9.01(b) or (y) pursuant to Section 9.01(e)(i) as a result of the failure to obtain the requisite approval of the Company stockholders and, in the case of either (x) or (y), (A) at or prior to such termination, there shall exist or have been proposed a Competing Transaction with respect to Company and (B) within 12 months after such termination, Company shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction involving Company shall be consummated, then, in the case of (i), promptly after such termination, or in the case of (ii), concurrently with the consummation of such Competing Transaction, Company shall (subject to Section 9.05(e)) pay to Parent an amount in cash equal to $30 million (the "Termination Fee") plus Parent's Expenses.

    (c) In the event that Parent shall terminate this Agreement pursuant to
Section 9.01(f), then Company shall promptly reimburse Parent for Parent's Expenses, and if, within twelve months of such termination of this Agreement, Company shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction involving Company shall be consummated concurrently with the consummation of such Competing Transaction, then Company shall (subject to Section 9.05(e)) pay to Parent an amount in cash equal to the Termination Fee.

    (d) In the event that Parent shall terminate this Agreement pursuant to
Section 9.01(d)(i) and (A) prior to such termination there shall have not existed or have been proposed a Competing Transaction with respect to Company and (B) Robertson Stephens has withdrawn the BRS Fairness Opinion, then within 30 days after such termination, Company shall pay to Parent an amount equal to the Termination Fee plus Parent's Expenses; provided, however, that no more than $5,000,000 of the Termination Fee need be paid in cash, any non-cash portion of the Termination Fee to be paid by means of the issue by Company to Parent of that number of shares of Company Common Stock (the "Termination Shares") equal to the quotient of the amount of such non-cash portion and $93.25. Parent and Company agree that the provisions of Section 8 of the Option Agreement shall be applicable to the Termination Shares as if they were issued to Parent pursuant thereto.

    (e) In the event the Termination Fee is payable pursuant to Section 9.05(b)(ii) or Section 9.05 (c) as a result of the impending consummation of a Competing Transaction solely described by clause (iii) of the definition of such term, then Company need not pay the Termination Fee (or, in the case of Section 9.05(b)(ii), reimburse Parent's Expenses) if Company offers Parent, at Company's sole discretion, either (i) the right to also enter into a license, joint venture or other arrangement with Company on the same terms and conditions as such Competing Transaction, subject only to terms and conditions that may be necessary to prevent Parent from having access to data of the party with which Company is consummating such Competing Transaction (the "JV Party") (in which case similar terms preventing the JV Party from having access to Parent's data must be imposed on the JV Party as part of the Competing Transaction) or (ii) a right of first refusal to enter into a license, joint venture or other arrangement with Company, to the exclusion of the JV Party, on the same terms and conditions as such Competing Transaction, either of which rights must be available for exercise by Parent for at least 15 Business days.

    (f) Parent and Company agree that the agreements contained in Section 9.05(b), Section 9.05(c), Section 9.05(d) or Section 9.05(e) above are an integral part of the transaction contemplated by this Agreement and constitute liquidated damages and not a penalty. Accordingly, if Company fails to pay to Parent any amounts due under Section 9.05(b), Section 9.05(c), Section
9.05(d) or Section 9.05(e), Company shall pay interest on such amounts at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

    (g) In the event that Company shall terminate this Agreement pursuant to
Section 9.01(g), then Parent shall promptly reimburse Company for Company's Expenses.

    (h) Neither Company nor Parent shall be entitled to reimbursement for its Expenses hereunder in excess of $2,500,000 in the aggregate.

                                   ARTICLE X
                               GENERAL PROVISIONS

    SECTION 10.01  Non-Survival of Representations and Warranties

    The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 10.02  Notices

    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

        (a) if to Company:

       Abacus Direct Corporation
       8774 Yates Drive
       Westminster, Colorado 80030
       Attention: W. Anthony White
       Telecopier: (212) 698-8855

        with a copy to:

       Kane Kessler, P.C.
       1350 Avenue of the Americas
       New York, New York 10019
       Attention: Robert L. Lawrence, Esq.
       Telecopier: (212) 245-3009

        (b) if to Parent or Merger Sub:

       DoubleClick Inc.
       41 Madison Avenue, 32 Floor
       New York, NY 10010
       Attention: Elizabeth Wang, General Counsel
       Telecopier: (212) 889-0029
        with a copy to:

       Brobeck, Phleger & Harrison LLP
       1633 Broadway, 47th Floor
       New York, NY 10019
       Attention: Alexander D. Lynch, Esq.
       Telecopier: (212) 586-7878

        and

       Brobeck, Phleger & Harrison LLP
       One Market, Spear Street Tower
       San Francisco, CA 94105
       Attention: Steve L. Camahort, Esq.
       Telecopier: (415) 442-1010

    SECTION 10.03  Severability

    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

    SECTION 10.04  Assignment; Binding Effect; Benefit

    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.04, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

    SECTION 10.05  Incorporation of Exhibits

    The Parent Disclosure Schedule, the Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

    SECTION 10.06  Governing Law

    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE. COURTS WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY

SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

    SECTION 10.07  Waiver of Jury Trial

    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

    SECTION 10.08  Headings; Interpretation

    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    SECTION 10.09  Counterparts

    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 10.10  Entire Agreement

    This Agreement (including the Exhibits, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       DOUBLECLICK INC.

                                                       By:  /s/ KEVIN J. O'CONNOR
                                                            -----------------------------------------
                                                            Name: Kevin J. O'Connor
                                                            Title: Chief Executive Officer

                                                       ABACUS DIRECT CORPORATION

                                                       By:  /s/ M. ANTHONY WHITE
                                                            -----------------------------------------
                                                            Name: M. Anthony White
                                                            Title: Chief Executive Officer

                                                       ATLANTA MERGER CORP.

                                                       By:  /s/ KEVIN J. O'CONNOR
                                                            -----------------------------------------
                                                            Name: Kevin J. O'Connor
                                                            Title: Chief Executive Officer

                                                                      APPENDIX B

    STOCK OPTION AGREEMENT (the "Agreement"), dated as of June 13, 1999, by and between, DoubleClick Inc., a Delaware corporation ("Parent"), and Abacus Direct Corporation, a Delaware corporation ("Company"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement referred to below.

    WHEREAS, concurrently with the execution and delivery of this Agreement, Company, Parent and Atlanta Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which, among other things, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Company (the "Merger"), with Company continuing as the surviving corporation; and

    WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has required that Company agree, and Company has agreed, to grant to Parent an option to purchase certain newly issued shares of Company's Common Stock, par value $.001 per share ("Company Common Stock"), upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. GRANT OF OPTION. Company hereby grants to Parent an irrevocable option (the "Company Option") to purchase up to 1,974,516 shares (the "Company Shares") of Company Common Stock in the manner set forth below at a price (the "Exercise Price") of $93.25 per Company Share, payable in cash; provided, however, that the number of shares issuable to Parent pursuant hereto and pursuant to Section 9.05(e) of the Merger Agreement shall not exceed 19.99% of the outstanding shares of Company Common Stock.

    2. EXERCISE OF OPTION. (a) The Company Option may be exercised by Parent, in whole or in part at any time or from time to time after (i) the termination of the Merger Agreement under the conditions described in Section 9.05(b)(i) or 9.05(d) of the Merger Agreement and (ii) immediately prior to the occurrence of any event causing the Termination Fee to become payable pursuant to Section 9.05(b)(ii) or Section 9.05 (c) of the Merger Agreement. In the event Parent wishes to exercise the Company Option, Parent shall deliver to Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase; provided that, if prior notification to or approval of any regulatory or antitrust agency is required in connection with such purchase, Parent shall promptly file the required notice or application for approval, shall promptly notify Company of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Each closing of a purchase of Company Shares (an "Option Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least three business days prior to the date of the Option Closing. The Company Option shall terminate upon the earlier of: (w) the Effective Time; (x) the termination of the Merger Agreement pursuant to Section 9.01 thereof (other than a termination in connection with which Parent is or may be entitled to any payments as specified in Section 9.05(b), 9.05(c) or 9.05 (d) thereof); (y) 90 days following any termination of the Merger Agreement in connection with which Parent is entitled to a payment as specified in Section 9.05(b)(i) or 9.05(d) thereof (or if, at the expiration of such 90 day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, twenty (20) business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal); or (z) 90 days following the occurrence of any event in connection with which Parent has become entitled to payment of the Termination Fee pursuant to Section 9.05(b)(ii) of the Merger Agreement (or (I) if, at the expiration of such 90 day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, twenty (20) business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal and (II) at the expiration of the

12-month period following termination of the Merger Agreement described in
Section 9.05(b)(ii) or 9.05(c) if the event described therein has not occurred).

        (b) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed in the aggregate $50,000,000 and, if it otherwise would exceed such amount Parent, in its sole discretion, shall either (i) reduce the number of Company Shares subject to the Company Option, (ii) pay cash to Company,
    (iii) receive a smaller Termination Fee (as defined in Section 9.05(b)of the Merger Agreement), (iv) deliver to Company for cancellation Company Shares previously purchased by Parent or (v) any combination thereof, so that Parent's actually realized Total Profit shall not exceed in the aggregate $50,000,000 after taking into account the foregoing actions.

        (c) As used herein, the term "Total Profit" shall mean the sum of (i)
    (x)the amount (before taxes but net of reasonable and customary commissions paid or payable in connection with such transaction) received by Parent pursuant to the sale of Company Shares less (y) Parent's purchase price for such Company Shares, (ii) any amounts (before taxes but net of reasonable and customary commissions paid or payable in connection with such transaction) received by Parent on the transfer of the Company Option (or any portion thereof) to any unaffiliated Person(s) (if permitted hereunder) or to Company and (iii) the amount received by Parent pursuant to Section 9.05(b), 9.05(c) and 9.05(d) of the Merger Agreement.

    3. CONDITIONS TO CLOSING. The obligation of Company to issue the Company Shares to Parent hereunder is subject to the conditions that (i) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity or Regulatory Entity if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be; and (ii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

    4. CLOSING. At each Option Closing, (a) Company will deliver to Parent a certificate or certificates in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice, such certificate or certificates to be registered in the name of Parent or its designee and to bear the legend set forth in Section 10, and (b) Parent will deliver to Company the aggregate Exercise Price for the Company Shares so designated by wire transfer of immediately available funds or certified check or bank check. At any Option Closing at which Parent is exercising the Company Option in part, Parent shall present and surrender this Agreement to Company, and Company shall deliver to Parent an executed new agreement with the same terms as this Agreement evidencing the right to purchase the remaining balance of the shares of Company Common Stock purchasable hereunder.

    5. REPRESENTATIONS AND WARRANTIES OF COMPANY. Company represents and warrants to Parent that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and other than obtaining shareholder approval, no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) Company has taken all action necessary to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, that number of unissued Company Shares that are subject to the Company Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Company Shares to Parent upon the exercise of the Company Option, Parent will acquire the Company Shares free and clear of all liens, claims, charges, encumbrances and security interests of any nature whatsoever except those imposed by Parent, (f) except as described in
Section 4.05 of the Merger Agreement and of the Company Disclosure Schedule, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Amended and Restated Certificate of Incorporation or By-laws, each as amended, of Company or (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets, except in the case of clauses (B) and (C) immediately above, for violations which would not, individually or in the aggregate, have a Company Material Adverse Effect and
(g) except as described in Section 4.05 of the Merger Agreement and of the Company Disclosure Schedule, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or Regulatory Entity.

    6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to Company that (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) assuming that the consents, approvals, authorizations, permits, filings and notifications referred to in subsection (e) are obtained or made, as applicable, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, result in any Violation pursuant to, (A) any provision of the Certificate of Incorporation or By-laws, each as amended, of Parent, (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, except in the case of each of clauses (B) and (C) immediately, above, for Violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect, (e) except as described in Section 5.05 of the Merger Agreement and Section 3(a) of this Agreement, and except as may be required under the Exchange Act, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or Regulatory Entity, (f) any Company Shares acquired upon exercise of the Company Option will not be, and the Company Option is not being, acquired by Parent with a view to the public distribution thereof and Parent will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement, (g) the Company Option and any Company Shares acquired upon exercise of the Company Option are being acquired for the account of Parent, (h) it is an "accredited investor" as defined in Regulation D under the Securities Act, and (i) it understands that the Company Shares may not be sold unless such sale is registered under the Securities Act or an exemption from such registration is available.

    7.  PUT.

        (a) Exercise. At any time during which the Company Option is exercisable hereunder (the "Repurchase Period"), upon demand by Parent, Parent shall have the right to sell to Company (or any successor entity thereof) and Company (or such successor entity) shall be obligated to repurchase from Parent (the "Put"), all or any portion of the Company Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below, and/or all or any portion of the Company Shares purchased by Parent pursuant thereto, at a price set forth in subparagraph (ii) below:

           (i) the difference between the "Market/Tender Offer Price" for shares of Company Common Stock as of the date (the "Notice Date") notice of exercise of the Put is given to the other party (defined as the greater of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the average of the closing prices of shares of Company Common Stock on the Nasdaq National Market for the ten (10) trading days immediately preceding the Notice Date (the "Market Price")), and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Parent is exercising its rights under this Section 7), but only if the Market/Tender Offer Price is greater than the Exercise Price;

           (ii) the Exercise Price paid by Parent for the Company Shares acquired pursuant to the Company Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Company Shares so purchased;

        (b) Payment and Redelivery of Company Option or Shares. In the event Parent exercises its rights under this Section 7, Company shall, within ten business days of the Notice Date, pay the required amount (the "Repurchase Price") to Parent in immediately available funds and Parent shall surrender to Company the Company Option or the certificates evidencing the Company Shares purchased by Parent pursuant thereto, and Parent shall represent and warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, other than any of the same created by Company or its affiliates.

        (c) Payment Restrictions. To the extent that Company is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Company Option and /or Shares in full, Company shall immediately so notify Parent and thereafter deliver or cause to be delivered, from time to time, to Parent the portion of the Repurchase Price that it is no longer prohibited from delivering, within five business days after the date on which Company is no longer so prohibited; provided that, if Company at any time after delivery of a notice of repurchase pursuant to
    Section 7(a) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Parent the Repurchase Price in full (and Company hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Parent may revoke its notice of the Put whether in whole or to the extent of the prohibition, whereupon, in the latter case, Company shall promptly (1) deliver to Parent that portion of the Repurchase Price that Company is not prohibited from delivering and
    (2) deliver to Parent as appropriate, (A) a new Agreement evidencing the right of Parent to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Repurchase Price less the portion thereof theretofore delivered to Parent and the denominator of which is the Repurchase Price, and/or (B) to Parent, a certificate for the Company Shares it is then so prohibited from repurchasing.

    8.  REGISTRATION RIGHTS.

        (a) Following any exercise of the Company Option, Parent may by written notice (the "Registration Notice") to Company request Company to register under the Securities Act all or any part of the shares of Company Common Stock acquired pursuant to this Agreement, including any voting securities issued by way of dividend, distribution or otherwise in respect thereof (the "Restricted Shares"), beneficially owned by Parent (the "Registrable Securities") in order to permit the sale or other distribution of such Registrable Securities, including pursuant to a firm commitment underwritten public offering; provided, however, that any such Registration Notice must relate to a number of shares equal to at least 4% of the outstanding shares of Company Common Stock and that any rights to require registration hereunder shall terminate with respect to any Shares that may be sold in any 90-day period pursuant to Rule 144 under the Securities Act. The Registration Notice shall include a certificate executed by Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing and reasonably acceptable to Company (the "Manager"), stating that Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 70% of the Fair Market Value of such shares. For purposes of this Section 8, the term "Fair Market Value" shall mean the per share average of the closing sale prices of Company's Common Stock on the Nasdaq National Market for the twenty (20) trading days immediately preceding the date of the Registration Notice.

        (b) Company shall use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Parent shall not be entitled to more than two effective registration statements hereunder and (ii) Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses
    (B) and (C) below) when (A) Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based on consultation with counsel to Company, such information would have to be disclosed if a registration statement were filed at that time; (B) Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Company determines, in its reasonable good faith judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Company or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement, then such registration shall not be taken into account as an effective registration for purposes of clause (i) above. Company shall use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

        (c) The registration rights set forth in this Section 8 are subject to the condition that Parent shall provide Company with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for Company, is necessary to enable Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

        (d) If Company securities of the same type as the Registrable Securities are then authorized for quotation or trading or listing on the New York Stock Exchange, the Nasdaq National Market, or any other securities exchange or automated quotations system, Company, upon the request of Parent, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable best efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

        (e) A registration effected under this Section 8 shall be effected at Company's expense, except for underwriting discounts and commissions and fees and expenses of counsel to Parent, and Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary for transactions of the type contemplated hereby with the Manager and the other underwriters participating in such offering.

    9.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

        (a) In the event of any change in Company Common Stock by reason of stock dividends, splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the Exercise Price per share, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Company Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Common Stock if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable. If additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 9(a)), the number of shares of Company Common Stock subject to the Company Option will be adjusted so that it equals 19.99% of the number of shares of Company Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Company Option.

        (b) In the event that Company shall enter in an agreement: (i) to consolidate with or merge into any person, other than Parent or any of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into Company and Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property or the outstanding shares of Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or any of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Parent shall receive for each Company Share with respect to which the Company Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Company Option is then exercisable).

    10. RESTRICTIVE LEGENDS. Each certificate representing shares of Company Common Stock issued to Parent hereunder shall, to the extent applicable, include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED

OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JUNE 13, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

    11. BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by Parent in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, and any transferee of such shares shall not be entitled to the rights of Parent. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in
Section 10.

    12. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

    13. ENTIRE AGREEMENT. This Agreement and the Merger Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule relating thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

    14. FURTHER ASSURANCE. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

    16. NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

    B. if to Parent or Merger Sub, to:

       DoubleClick Inc.
       41 Madison Avenue
       New York, NY 10010
       Attention: General Counsel
       Facsimile No.:(212) 889-0029

       with a copy to:

       Brobeck, Phleger & Harrison LLP
       1633 Broadway, 47th Floor
       New York, NY 10019
       Attention: Alexander D. Lynch, Esq.
       Facsimile No.: (212) 586-7878

       and

       Brobeck, Phleger & Harrison LLP
       Spear Street Tower
       One Market
       San Francisco, CA 94105
       Attention: Steve L. Camahort, Esq.
       Facsimile No.: (415) 442-1010

    C. if to Company, to:

       Abacus Direct Corporation
       8774 Yates Drive
       Westminster, CO 80030
       Attention: M. Anthony White
       Facsimile No.: (212) 698-8855

       with a copy to:

       Kane Kessler, P.C.
       1350 Avenue of the Americas
       New York, NY 10019
       Attention: Robert L. Lawrence, Esq.
       Facsimile No.: (212) 245-3009

    17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

    18. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

    20. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    21. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                                       DOUBLECLICK INC.

                                                       By:            /s/ KEVIN J. O'CONNOR
                                                            -----------------------------------------
                                                                     Name: Kevin J. O'Connor
                                                                  Title: CHIEF EXECUTIVE OFFICER

                                                       ABACUS DIRECT CORPORATION

                                                       By:             /s/ M. ANTHONY WHITE
                                                            -----------------------------------------
                                                                      Name: M. Anthony White
                                                                  Title: CHIEF EXECUTIVE OFFICER

                       SIGNATURE PAGE TO OPTION AGREEMENT

                                                                      APPENDIX C

    This STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of June 13, 1999 between DoubleClick, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Abacus Direct Corporation, a Delaware corporation ("Company"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

                                    RECITALS

    WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization dated as of June 13, 1999 by and among Parent, Atlanta Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and Company (such agreement as it may be amended is hereinafter referred to as the "Merger Agreement"). Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company (the "Merger"), in which each outstanding share of capital stock of Company (the "Company Capital Stock") will be converted into shares of common stock of Parent (the "Parent Shares") at the exchange rate set forth in the Merger Agreement (the "Transaction");

    WHEREAS, in order to induce Parent to enter into the Merger Agreement and consummate the Transaction, Company has agreed to use its reasonable best efforts to cause each stockholder of Company who is an affiliate of Company to execute and deliver to Parent a Stockholder Agreement upon the terms set forth herein; and

    WHEREAS, Stockholder is or may become the registered and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of capital stock of Company (the "Shares").

    NOW, THEREFORE, the parties agree as follows:

    1. TRANSFER AND ENCUMBRANCE. Stockholder is the beneficial owner of the Shares. The Shares constitute the only shares of capital stock and voting securities of Company beneficially owned by Stockholder. To Stockholder's knowledge, the Shares are, and will be at all times up until the Expiration Date, free and clear of any liens, claims, options, charges or other encumbrances except as disclosed on the signature page hereto. Stockholder's principal residence or place of business is accurately set forth on the signature page hereto.

    1.2 NEW SHARES. Stockholder agrees that any shares of capital stock or voting securities of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

    2. AGREEMENT TO VOTE SHARES. Prior to the Expiration Date, at every meeting of the stockholders of Company at which any of the following is considered or voted upon, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares in favor of approval and adoption of the Merger Agreement and of the Transaction.

    3. IRREVOCABLE PROXY. Stockholder hereby agrees to timely deliver to Parent a duly executed proxy in the form attached hereto as Exhibit I (the "Proxy"), such Proxy to cover the Shares and all New Shares in respect of which Stockholder is entitled to vote at each meeting of the stockholders of Company (including, without limitation, each written consent in lieu of a meeting). In the event that Stockholder is unable to provide any such Proxy in a timely manner, Stockholder hereby grants Parent a power of attorney to execute and deliver such Proxy for and on behalf of Stockholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of Stockholder. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the Shares until after the Expiration Date.

    4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER. Stockholder hereby represents, warrants and covenants to Parent as follows:

        (a) Stockholder has full power and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. To Stockholder's knowledge, the execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder's obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

        (b) Until the Expiration Date, Stockholder will not (and will use Stockholder's reasonable best efforts to cause Company, its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Stockholder, Company or any of the same, not to, except to the extent otherwise permitted under Section 6.04 of the Merger Agreement): (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of Company, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate Company or otherwise distribute to the stockholders of Company all or any substantial part of the business, properties or capital stock of Company (each, an "Acquisition Proposal"); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning Company's business, properties or assets to any corporation, partnership, person or other entity or group (other than Parent, or any associate, agent or representative of Parent) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal. In the event Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Stockholder shall promptly inform Parent as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Stockholder is a party or violating its fiduciary duties. Notwithstanding the foregoing, the provisions of this Section 4(b) shall not be operative for any non-executive director of Company for so long as such director serves on Company's board of directors.

        (c) Stockholder understands and agrees that if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Company shall not, and Stockholder hereby unconditionally and irrevocably instructs Company to not, permit any such transfer on its books and records, issue a new certificate representing any of the Shares or record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

    5. ADDITIONAL DOCUMENTS. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, reasonably necessary and desirable, to carry out the purpose and intent of this Agreement.

    6. TERMINATION. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

    7.  MISCELLANEOUS.

    7.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    7.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder solely as a securityholder of Company only with respect to the specific matters set forth herein.

    7.3 AMENDMENT AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

    7.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

    7.5 NOTICES. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, or sent by facsimile transmission, as follows:

        (a) If to Stockholder, at the address set forth below Stockholder's signature at the end hereof.

        (b) if to Parent, to:

           DoubleClick Inc.
           41 Madison Avenue
           New York, NY 10010
           Attention: General Counsel
           Facsimile No.: (212) 889-0029

           with a copy to:

           Brobeck, Phleger & Harrison LLP
           1633 Broadway, 47th Floor
           New York, NY 10019
           Attention: Alexander D. Lynch, Esq.
           Facsimile No.: (212) 581-1600
           Telephone No.: (212) 586-7878

           Brobeck, Phleger & Harrison LLP
           Spear Street Tower
           One Market
           San Francisco, CA 94105
           Attention: Steve L. Camahort, Esq.
           Facsimile No.: (415) 442-1010
           Telephone No.: (415) 442-0900

or to such other address as any party hereto or any Indemnified Person may designate for itself by notice given as herein provided.

    9.6 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

    9.7 ENTIRE AGREEMENT. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

    9.8 COUNTERPART. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    9.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Stockholder Agreement to be executed as of the date first above written.

DOUBLECLICK INC.                                                            STOCKHOLDER

By:
             -------------------------------------------       -------------------------------------
                                                                            (Signature)
Name:
             -------------------------------------------

Title:
             -------------------------------------------       -------------------------------------
                                                                       (Signature of Spouse)
                                                               -------------------------------------
                                                                    (Print Name of Stockholder)

                                                               -------------------------------------
                                                                       (Print Street Address)

                                                               -------------------------------------
                                                                    (Print City, State and Zip)

                                                               -------------------------------------
                                                                      (Print Telephone Number)

                                                               -------------------------------------
                                                                (Social Security or Tax I.D. Number)

                    SIGNATURE PAGE TO STOCKHOLDER AGREEMENT

                                                                       EXHIBIT I

                               IRREVOCABLE PROXY
                                TO VOTE STOCK OF
                           ABACUS DIRECT CORPORATION

    The undersigned stockholder of Abacus Direct Corporation, a Delaware corporation ("Company"), hereby irrevocably (to the full extent permitted by the Delaware General Corporation Law) appoints the members of the Board of Directors of DoubleClick Inc., a Delaware corporation ("Parent"), and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

    This Irrevocable Proxy is irrevocable (to the extent provided in the Delaware General Corporation Law), is coupled with an interest, including, but not limited to, that certain Company Affiliate Agreement dated as of even date herewith by and among Parent, and the undersigned, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement") by and among Parent and Atlanta Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Company which Merger Agreement provides for the merger of Merger Sub with and into Company (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

    The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting:

       in favor of approval and adoption of the Merger Agreement and of the transaction contemplated thereby.

    The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

    All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

    This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated: June 13, 1999

 -------------------------------------------------------------------------------
                                    (Signature of Stockholder)

 -------------------------------------------------------------------------------
                                    (Print Name of Stockholder)

                                    Shares beneficially owned:

                                    ___ shares of Company Common Stock

                      SIGNATURE PAGE TO IRREVOCABLE PROXY

                                                                      APPENDIX D

Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004
Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL

June 13, 1999

Board of Directors
DoubleClick Inc.
41 Madison Avenue
New York, NY 10010

Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to DoubleClick Inc. (the "Company") of the exchange ratio of 1.05 shares of Common Stock, par value $0.001 per share (the "Company Shares"), of the Company to be paid for each share (the "Exchange Ratio") of Common Stock, par value $0.001 per share (the "Abacus Shares"), of Abacus Direct Corporation ("Abacus") pursuant to the Agreement and Plan of Merger, dated as of June 13, 1999, between the Company, Atlanta Merger Corp., a wholly-owned subsidiary of the Company, and Abacus (the "Agreement").

    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as managing underwriter of the initial public offering of Company Shares in February 1998 and a subsequent public offering of Company Shares in December 1998, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Abacus for its own account and for the accounts of customers.

    In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-1 relating to the initial public offering of the Company Shares, including the Prospectus therein dated
February 20, 1998; Annual Reports to Stockholders and Annual Reports on
Form 10-K of Abacus and the Company for the three years and one year, respectively, ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Abacus and the Company; certain other communications from Abacus and the Company to their respective stockholders; and certain internal financial analyses and forecasts for Abacus and the Company prepared by their respective managements, including certain operating synergies projected by the managements of Abacus and the Company to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior management of Abacus and the Company regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Abacus Shares and the Company Shares, compared certain financial and stock market information for Abacus and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Internet and direct marketing industries

Board of Directors
DoubleClick Inc.
June 13, 1999
Page Two

specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

    We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Abacus or the Company or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,
/s/ GOLDMAN, SACHS & CO.
--------------------------------------

(Goldman, Sachs & Co.)

                                                                      APPENDIX E

BancBoston Robertson Stephens Inc.
Suite 2600
555 California Street
San Francisco, CA 94104
415-781-9700

                                                                          [LOGO]

                                 June 13, 1999

Board of Directors
Abacus Direct Corporation
11101 West 120th Avenue
Broomfield, CO 80021

Members of the Board:

    We understand that Abacus Direct Corporation ("Abacus"), DoubleClick Inc. ("DoubleClick") Atlanta Merger Corp. (a wholly owned subsidiary of DoubleClick, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger and Reorganization (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into Abacus. Upon consummation of the Merger, Abacus will become a wholly owned subsidiary of DoubleClick. Under the terms set forth in a draft of the Agreement dated June 9, 1999 (the "Draft Agreement"), at the effective time of the Merger, the outstanding shares of common stock of Abacus, par value $.001 per share ("Abacus Common Stock"), other than certain shares to be canceled pursuant to the Agreement, will be converted into the right to receive 1.05 shares (the "Exchange Ratio") of the common stock of DoubleClick, par value $.001 par share ("DoubleClick Common Stock"). The terms and conditions of the Merger are set out more fully in the Agreement.

    You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to the "Holders of Abacus Common Stock". The "Holders of Abacus Common Stock" shall be defined as all holders of Abacus Common Stock other than DoubleClick, Merger Sub or any affiliates of DoubleClick or Merger Sub.

    For purposes of this opinion we have, among other things:

    (i) reviewed certain publicly available financial statements and other business and financial information of Abacus and DoubleClick, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning Abacus and DoubleClick prepared by the managements of Abacus and DoubleClick, respectively;

   (iii) reviewed certain financial forecasts and other forward looking financial information relating to Abacus and DoubleClick prepared by the managements of Abacus and DoubleClick, respectively. In addition, we reviewed with Abacus and DoubleClick the publicly available consensus estimates of research analysts relating to Abacus and DoubleClick, respectively;

    (iv) held discussions with the respective managements of Abacus and DoubleClick concerning the businesses, past and current operations, financial condition and future prospects of both Abacus and DoubleClick, independently and combined, including discussions with the managements of

Board of Directors
Abacus Corporation
June 13, 1999
Page 2

        Abacus and DoubleClick concerning cost savings and other synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

    (v) reviewed the financial terms and conditions set forth in the Draft Agreement;

    (vi) reviewed the stock price and trading history of Abacus and DoubleClick;

   (vii) compared the financial performance of Abacus and DoubleClick and the prices and trading activity of Abacus Common Stock and DoubleClick Common Stock with that of certain other publicly traded companies comparable with Abacus and DoubleClick, respectively;

  (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

    (ix) reviewed the pro forma impact of the Merger on DoubleClick's net revenue per share;

    (x) reviewed and considered in the analysis, information prepared by members of management of Abacus and DoubleClick relating to the relative contributions of Abacus and DoubleClick to the combined company;

    (xi) prepared a discounted cash flow analysis of Abacus;

   (xii) participated in discussions and negotiations among representatives of Abacus and DoubleClick and their financial and legal advisors; and

  (xiii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

    In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by management of Abacus and DoubleClick) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of management of Abacus and DoubleClick that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Abacus or DoubleClick, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor, including synergies related to the Merger) for each of Abacus and DoubleClick that we have reviewed, upon the advice of the managements of Abacus and DoubleClick, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of Abacus and DoubleClick, respectively, and we have further assumed that such projections and forecasts (including synergies) will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of Abacus and DoubleClick face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of Abacus and DoubleClick with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of Abacus and DoubleClick reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

Board of Directors
Abacus Corporation
June 13, 1999
Page 3

    This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Abacus Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of DoubleClick Common Stock will be when issued to Abacus stockholders pursuant to the Merger or the price at which the shares of DoubleClick Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that Abacus' Board of Directors has considered or may be considering, nor does it address the decision of the Abacus Board of Directors to proceed with the Merger.

    We are acting as financial advisor to Abacus in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, Abacus has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to Abacus for which we have been paid fees, including acting as lead manager for Abacus' initial public offering. We maintain a market in the shares of Abacus Common Stock and DoubleClick Common Stock. In the ordinary course of business, we may trade in Abacus' securities and DoubleClick's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Abacus' securities or DoubleClick's securities.

    Our opinion expressed herein is provided for the information of the Board of Directors of Abacus in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Abacus or DoubleClick as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

    Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of Abacus Common Stock from a financial point of view.

                                          Very truly yours,
                                          /s/ BANCBOSTON ROBERTSON STEPHENS
                                          INC.
                                          --------------------------------------
                                          BancBoston Robertson Stephens Inc.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of the director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise. The Registrant's certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to, any threatened, pending or completed action, suite or proceeding (whether civil, criminal, administrative of investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Registrant's certificate of incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS

    The following is a list of Exhibits filed as part of the Registration Statement or incorporated by reference herein:

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
          2.1           Agreement and Plan of Merger and Reorganization dated as of
                        June 13, 1999, by and among the Registrant, Atlanta Merger
                        Corp. and Abacus Direct Corporation (attached as Appendix A to the joint proxy statement/prospectus contained in this
                        registration statement).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
          3.1           Registrant's Amended and Restated Certificate of
                        Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-1 (File
                        No. 333-67459)).
          3.2           Registrant's Amended and Restated Bylaws (incorporated by
                        reference to Exhibit 3.5 of the Registrant's Registration
                        Statement on Form S-1 (File No. 333-42323)).
          4.1           Indenture, dated as of March 22, 1999, between the
                        Registrant and the Bank of New York, as trustee, including the form of 4.75% Convertible Subordinated Notes due 2006
                        attached as Exhibit A thereto (incorporated by reference to
                        Exhibit 6.1 of the Registrant's Quarterly Report on Form
                        10-Q for the quarter ended March 31, 1999).
          4.2           Registration Agreement, dated as of March 22, 1999, by and among The Registrant and the Initial Purchasers
                        (incorporated by reference to Exhibit 6.2 of The
                        Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).
          5.1           Opinion of Brobeck, Phleger & Harrison LLP regarding the
                        legality of the securities being issued.
          8.1           Opinion of Parker Chapin Flattau & Klimpl LLP regarding
                        certain tax matters.
         10.1           Proposed DoubleClick Inc. Employee Stock Purchase Plan.
         23.1           Consent of Brobeck, Phleger & Harrison, included in Exhibit
                        5.1.
         23.2           Consent of Parker Chapin Flattau & Klimpl LLP, included in
                        Exhibit 8.1.
         23.3           Consent of PricewaterhouseCoopers LLP.
         23.4           Consent of PricewaterhouseCoopers LLP.
         23.5           Consent of KPMG LLP.
         23.6           Consent of Goldman, Sachs & Co.
         23.7           Consent of BancBoston Robertson Stephens Inc.
         24.1           Power of Attorney, included on the signature page of this
                        Registration Statement.
         99.1           Form of DoubleClick Proxy Card.
         99.2           Form of Abacus Proxy Card.

        (b) FINANCIAL STATEMENT SCHEDULES

        None.

        (c) Opinion of Goldman, Sachs & Co., attached as Annex D to the joint proxy statement/ prospectus which is part of this registration statement. Opinion of BancBoston Robertson Stephens Inc., attached as Annex E to the joint proxy statement/prospectus which is part of this registration statement.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (5) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (6) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this

Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

    (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on this 20th day of October, 1999.

                                                       DOUBLECLICK INC.

                                                       By:            /s/ KEVIN J. O'CONNOR
                                                            -----------------------------------------
                                                                        Kevin J. O'Connor
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned directors and/or officers of DoubleClick Inc. (the "Company"), hereby severally constitute and appoint Kevin J. O'Connor, Chief Executive Officer, and Stephen E. Collins, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and purposes as each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement to be signed by the following persons in the capacities indicated on October 20, 1999:

                        NAME                                               TITLE
                        ----                                               -----
                /s/ KEVIN J. O'CONNOR                  Chief Executive Officer and Chairman of the
     -------------------------------------------         Board of Directors (Principal Executive
                  Kevin J. O'Connor                      Officer)

               /s/ STEPHEN R. COLLINS
     -------------------------------------------       Chief Financial Officer (Principal Financial
                 Stephen R. Collins                      and Accounting Officer)

     -------------------------------------------       Chief Technology Officer and Director
                 Dwight A. Merriman

                 /s/ DAVID N. STROHM
     -------------------------------------------       Director
                   David N. Strohm

                /s/ MARK E. NUNNELLY
     -------------------------------------------       Director
                  Mark E. Nunnelly

                /s/ W. GRANT GREGORY
     -------------------------------------------       Director
                  W. Grant Gregory

                 /s/ DONALD PEPPERS
     -------------------------------------------       Director
                   Donald Peppers

                /s/ THOMAS S. MURPHY
     -------------------------------------------       Director
                  Thomas S. Murphy

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
          2.1           Agreement and Plan of Merger and Reorganization dated as of
                        June 13, 1999, by and among the Registrant, Atlanta Merger
                        Corp. and Abacus Direct Corporation (attached as Appendix A to the proxy statement/prospectus contained in this
                        registration statement).

          3.1           Registrant's Amended and Restated Certificate of
                        Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-1 (File
                        No. 333-67459)).

          3.2 Registrant's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.5 of the Registrant's Registration
                        Statement on Form S-1 (File No. 333-42323)).

          4.1           Indenture, dated as of March 22, 1999, between the
                        Registrant and the Bank of New York, as trustee, including the form of 4.75% Convertible Subordinated Notes due 2006
                        attached as Exhibit A thereto (incorporated by reference to
                        Exhibit 6.1 of the Registrant's Quarterly Report on Form
                        10-Q for the quarter ended March 31, 1999).

          4.2 Registration Agreement, dated as of March 22, 1999, by and among The Registrant and the Initial Purchasers
                        (incorporated by reference to Exhibit 6.2 of The
                        Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

          5.1 Opinion of Brobeck, Phleger & Harrison LLP regarding the legality of the securities being issued.

          8.1 Opinion of Parker Chapin Flattau & Klimpl LLP regarding certain tax matters.

         10.1           Proposed DoubleClick Inc. Employee Stock Purchase Plan.

         23.1           Consent of Brobeck, Phleger & Harrison, included in Exhibit
                        5.1.

         23.2           Consent of Parker Chapin Flattau & Klimpl LLP, included in
                        Exhibit 8.1.

         23.3           Consent of PricewaterhouseCoopers LLP.

         23.4           Consent of PricewaterhouseCoopers LLP.

         23.5           Consent of KPMG LLP.

         23.6           Consent of Goldman, Sachs & Co.

         23.7           Consent of BancBoston Robertson Stephens Inc.

         24.1 Power of Attorney, included on the signature page of this Registration Statement.

         99.1           Form of DoubleClick Proxy Card.

         99.2           Form of Abacus Proxy Card.